      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999



                                                      REGISTRATION NO. 333-76899

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             HEALTHGATE DATA CORP.
             (Exact name of registrant as specified in its charter)
                         ------------------------------

            DELAWARE                            7379                           04-3220927
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
      of incorporation or           Classification Code Number)           Identification No.)
         organization)             25 CORPORATE DRIVE, SUITE 310
                                  BURLINGTON, MASSACHUSETTS 01803
                                           (781) 685-4000

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                WILLIAM S. REECE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             HEALTHGATE DATA CORP.
                         25 CORPORATE DRIVE, SUITE 310
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 685-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

            STEPHEN M. KANE, ESQ.                           DANIELLE CARBONE, ESQ.
     RICH, MAY, BILODEAU & FLAHERTY, P.C.                    SHEARMAN & STERLING
            294 WASHINGTON STREET                            599 LEXINGTON AVENUE
         BOSTON, MASSACHUSETTS 02108                       NEW YORK, NEW YORK 10022
                (617) 482-1360                                  (212) 848-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF EACH CLASS OF                AMOUNT TO BE    OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION
          SECURITIES TO BE REGISTERED             REGISTERED (1)       SHARE (2)             PRICE               FEE
Common Stock, $.01 par value....................     5,290,000           $12.00           $63,480,000        $17,648(3)



(1) Includes 690,000 shares which the underwriters have an option to purchase from HealthGate Data Corp. to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.



(3) Includes $14,387 previously paid in connection with the initial filing and $3,261 which is being paid in connection with Amendment No. 1.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

              SUBJECT TO COMPLETION, DATED                 , 1999

PROSPECTUS


                                4,600,000 Shares


                                     [LOGO]

                                  Common Stock


    This is an initial public offering of shares of common stock of HealthGate Data Corp. HealthGate expects that the public offering price will be between $10.00 and $12.00 per share.


    We have applied for admission for trading and quotation of our common stock on the Nasdaq National Market under the symbol "HGAT."


    Our business involves significant risks. These risks are described under the caption "Risk Factors" beginning on page 9.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                                  Per Share     Total
Public offering price...........................................  $             $
Underwriting discounts and commissions..........................  $             $
Proceeds, before expenses, to HealthGate........................  $             $


    The underwriters may also purchase up to an additional 690,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.


    The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.

                             ---------------------

SG COWEN


            BANC OF AMERICA SECURITIES LLC


                                                    VOLPE BROWN WHELAN & COMPANY

            , 1999

[The inside cover contains pictures of our healthgate.com Web site and a co-branded CHOICE Web site and other pages displaying our content, technology and advertising and sponsorship opportunities.]

TABLE OF CONTENTS


                                                     Page                                                          Page

Prospectus Summary...............................          5  Management.......................................         56
Risk Factors.....................................          9  Certain Transactions.............................         63
Use of Proceeds..................................         23  Principal Stockholders...........................         64
Dividend Policy..................................         23  Description of Capital Stock.....................         66
Capitalization...................................         24  Shares Eligible for Future Sale..................         69
Dilution.........................................         25  Underwriting.....................................         72
Selected Consolidated Financial Data.............         26  Legal Matters....................................         73
Management's Discussion and Analysis of                       Experts..........................................         73
  Financial Condition and Results of                          Where You Can Find More Information..............         74
  Operations.....................................         29  Consolidated Financial Statements................        F-1
Business.........................................         38


                             ---------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                             ---------------------

    UNTIL             , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    WE HAVE REGISTERED THE TRADEMARKS "HEALTHGATE," "HEALTHGATE DATA," "MEDGATE" AND "READER" IN THE UNITED STATES AND HAVE FILED TRADEMARK REGISTRATION APPLICATIONS FOR "CHOICE," "ACTIVEPRESS" AND THE HEALTHGATE LOGO IN THE UNITED STATES. ALL OTHER TRADEMARKS, SERVICE MARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY


    THE FOLLOWING IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS." UNLESS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES: (1) THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK INTO 8,666,019 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING; (2) THE DECLARATION AND EFFECTIVENESS OF A 4.564 -FOR-1 STOCK SPLIT BEFORE THE EFFECTIVENESS OF THIS OFFERING; AND (3) NO EXERCISE BY THE UNDERWRITERS OF THE OVER-ALLOTMENT OPTION.


                                  THE COMPANY


    HealthGate is a leading Internet provider of reliable, objective, comprehensive and up-to-date healthcare information helping physicians and other healthcare professionals, patients and health-conscious consumers make better informed healthcare decisions. We have aggregated and developed what we believe are the most extensive health and medical libraries of any online provider, currently totaling approximately 27 million different pages of health and medical information from over 190 sources representing 27 independent content providers. In March 1999, our users viewed approximately 3.76 million content pages on our own Web sites.



    Given the depth and breadth of our content, we provide healthcare information to a wide range of online users. Our online library targeted to physicians and other healthcare professionals includes internationally recognized journals such as the NEW ENGLAND JOURNAL OF MEDICINE, bibliographic databases such as MEDLINE, handbooks such as the Drug Information Handbook, decision support materials such as the Poisoning and Toxicology Compendium and Continuing Medical Education programs from the Boston University School of Medicine and Professional Postgraduate Services. Our patient focused online library includes patient education materials such as a series of over 3,000 patient education brochures published by the Clinical Reference Systems division of Access Health. We have also created a proprietary series of industry recognized consumer health Webzines, which are magazines distributed exclusively through the Web, and have developed Wellness Centers, which are compilations of selected information for consumers from our online libraries, on 100 of the most prevalent illnesses, diseases and medical conditions.



    We adapt and integrate this diverse content through our internally developed software programs, which include our proprietary ReADER-Registered Trademark-natural language searching software, designed to facilitate the search and retrieval of relevant information in response to each user's searching needs. In addition, our activePress-TM- service uses our technology to provide text conversion and Web site hosting services for traditional print publishers.



    We distribute our content through a network of proprietary and affiliated Web sites that comprise the HealthGate Network. The HealthGate Network includes:


    (1) our own Web sites, www.healthgate.com in the United States and www.healthgate.co.uk in the United Kingdom;


    (2) customized, co-branded CHOICE-TM- Web sites developed for hospitals and other enterprises which carry both HealthGate's and the enterprise customer's names; and



    (3) other third party Web sites to which we syndicate our proprietary and licensed content.



    Subject specific Web sites dedicated to healthcare are one of the most popular segments of the Internet. According to Cyber Dialogue, Inc., an industry research firm, during the 12-month period ended July 1998, approximately 17 million adults in the United States searched online for health and medical information, a number which Cyber Dialogue estimates will grow to approximately 33 million in 2000. We believe that with our extensive content libraries and distribution network we are positioned to capture a leading share of the online health audience as this industry continues to grow.



    Key elements of our growth strategy include:


    - providing comprehensive healthcare content and technology by continually expanding our health and medical content libraries and integrating this content with technology in order to enhance the online user experience;


    - expanding the HealthGate Network by increasing the number of co-branded CHOICE Web sites through expanded marketing efforts and by continuing to syndicate our content libraries to other health related Web sites;



    - continuing to build awareness of the HealthGate brand in order to attract additional users, advertisers and strategic affiliates;


    - broadening the range of offered products and services to better serve existing users, attract new users and keep users on the HealthGate Network for longer periods of time, as well as to more fully leverage multiple revenue opportunities provided by the HealthGate Network;

    - pursuing an acquisition and affiliation strategy focusing on proprietary content and complementary technologies and services; and

    - continuing to grow internationally by establishing additional HealthGate country-specific Web sites and by syndicating portions of our content libraries to online providers in foreign markets.

    We generate revenue from the following activities:

    (1) developing co-branded CHOICE Web sites for enterprise clients and distributing content through these CHOICE Web sites;


    (2) offering banner advertising and sponsorship of discrete portions of our content libraries to pharmaceutical companies, other healthcare advertisers and other businesses and organizations;



    (3) providing our activePress Web publishing services to traditional print publishers;



    (4) syndicating content to third party Web sites; and



    (5) participating in electronic commerce opportunities, also known as e-commerce.


    We are incorporated under the laws of the State of Delaware and our executive offices are located at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803. Our telephone number is (781) 685-4000.

                                  THE OFFERING


Common stock we are offering......................  4,600,000 shares
Common stock to be outstanding after this
offering..........................................  18,500,444 shares
Underwriters' over-allotment option...............  690,000 shares
Use of proceeds...................................  To fund operating losses and to expand our sales and marketing efforts, to
                                                    repay outstanding indebtedness and for
                                                    general corporate purposes, including
                                                    content development and licensing,
                                                    advertising and brand promotion, working
                                                    capital and acquisitions or investments.
                                                    See "Use of Proceeds."
Proposed Nasdaq National Market symbol............  HGAT



    The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding on May 10, 1999. This number does not take into account 2,395,497 shares of our common stock subject to options outstanding under our stock option plans or other option agreements at May 10, 1999. This number also does not take into account outstanding warrants to purchase 549,551 shares of our common stock at May 10, 1999.



                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.


                                                                                          THREE MONTHS ENDED MARCH
                                                             YEAR ENDED DECEMBER 31,                31,
                                                         -------------------------------  ------------------------
                                                           1996       1997       1998        1998         1999
                                                         ---------  ---------  ---------  -----------  -----------
                                                                                                (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenue........................................  $     408  $   1,285  $   2,434   $     626    $     615
  Total costs and expenses.............................      3,120      3,820      4,975         944        2,077
  Loss from operations.................................     (2,712)    (2,535)    (2,541)       (318)      (1,462)
  Net loss.............................................     (2,726)    (2,541)    (2,878)       (335)      (1,620)
  Preferred stock dividends and accretion of preferred
    stock to redemption value..........................        264        540        594         149          149
  Net loss attributable to common stockholders.........     (2,990)    (3,081)    (3,472)       (484)      (1,769)
  Basic and diluted net loss per share attributable to
    common stockholders................................  $    (.57) $    (.59) $    (.66)  $    (.09)   $    (.34)
  Shares used in computing basic and diluted net loss
    per share attributable to common stockholders......      5,228      5,229      5,233       5,229        5,234
  Unaudited pro forma basic and diluted net loss per
    share..............................................         --         --  $    (.27)               $    (.15)
  Shares used in computing unaudited pro forma basic
    and diluted net loss per share.....................         --         --     10,610                   10,611

    The following table contains a summary of our balance sheet:


    - on an actual basis at March 31, 1999;



    - on a pro forma basis to reflect the issuance of 720,757 shares of Series E preferred stock and conversion of a $2,000,000 note payable; and



    - on a pro forma as adjusted basis at March 31, 1999 to reflect (a) the sale of 4,600,000 shares of common offered hereby at an assumed initial public offering price per share of $11.00, (b) the conversion of all outstanding shares of redeemable convertible preferred stock into 8,666,019 shares of common stock, and (c) the repayment of a long-term note payable of $1,453,000 with proceeds from the offering.


                                                                                         (UNAUDITED)
                                                                                         -----------
                                                                                       MARCH 31, 1999
                                                                            -------------------------------------

                                                                                                       PRO FORMA
                                                                              ACTUAL      PRO FORMA   AS ADJUSTED
                                                                            -----------  -----------  -----------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents...............................................   $     102    $   5,852    $  49,852
  Working capital (deficit)...............................................      (1,810)       3,940       47,940
  Total assets............................................................       2,219        7,969       51,969
  Long-term debt and capital lease obligations............................       3,698        1,698          245
  Redeemable convertible preferred stock..................................       7,038       14,788           --
  Common stock and other stockholders' equity (deficit)...................     (11,381)     (11,181)      49,060

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY.



    THIS PROSPECTUS ALSO CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


                         RISKS RELATED TO OUR BUSINESS


WE HAVE A LIMITED OPERATING HISTORY AND HAVE RECENTLY INTRODUCED NEW SERVICES WHICH MAKES AN EVALUATION OF OUR BUSINESS BASED ON PAST OPERATING RESULTS DIFFICULT.



    We have been in business since February 1994, but we did not generate revenue until January 1996. Through December 31, 1996, the majority of our activities were related to development of products and services, exploration of different sales and marketing channels, the build-up of hardware and software infrastructure to support our healthgate.com Web site and the establishment of the business, operations and financing of our company. Since 1997, we have introduced new services and experienced significant growth in our operating revenue relative to prior periods. Therefore, our historical financial information is of limited value in evaluating our future operating results. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by companies in the early stages of development, especially companies in a rapidly changing market like the market for Internet services.



WE HAVE A HISTORY OF LOSSES AND WE EXPECT THAT LOSSES WILL CONTINUE THROUGH AT LEAST 2000.



    We have lost money in every period since we started our business, and as of December 31, 1998, we had an accumulated deficit of approximately $10.5 million. We plan to invest heavily to continue to develop and expand our content libraries, to market our CHOICE Web sites, to attract traffic to our Web sites at www.healthgate.com and www.healthgate.co.uk, to increase our customer base, to upgrade our technology, to expand internationally and to continue to build the HealthGate brand. As a result, we expect to continue to lose money through at least 2000. We can not assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.



OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY WHICH MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


    We expect our quarterly revenue, expenses and operating results to fluctuate significantly in the future, which could affect the market price of our common stock in a manner unrelated to our long-term operating performance. Quarterly fluctuations could result from a number of factors, including:

    - the amount and timing of our capital expenditures and other costs of expanding our operations;

    - the introduction of new products or services by us or our competitors;


    - addition of new content providers or changes in our relationships with our most important content providers, which may require expenditures weighted toward the early stages of these relationships;



    - the level of usage of the HealthGate Network and the Internet generally, which could impact, among other things, recognition of revenue in connection with advertising and sponsorship sales;

    - changes in the demand for and pricing of online healthcare information and Internet advertising;

    - seasonality of spending by the advertising industry, which is generally lower in the first and third calendar quarters;

    - technical difficulties or systems downtime affecting the Internet generally or our ability to deliver products and services online; and

    - our ability to successfully integrate operations and technologies from acquisitions, joint ventures or other business combinations or investments.


    We expect to increase the level of activity and spending in our operations, particularly in sales and marketing and research and development. We base our expense levels in part upon our expectations concerning future revenue and these expense levels are predominantly fixed in the short-term. If we have lower revenue than expected, we may not be able to reduce our spending in the short-term in response. Any shortfall in revenue would have a direct impact on our results of operations. In this event, the price of our common stock may fall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



OUR BUSINESS PROSPECTS WILL SUFFER IF WE ARE NOT ABLE TO SUCCESSFULLY BUILD RECOGNITION FOR THE HEALTHGATE BRAND.



    We believe that increasing awareness of the HealthGate brand is important to our ability to attract additional users, customers, advertisers, sponsors and strategic partners. We believe the importance of brand recognition will increase in the future as the number of Web sites providing healthcare information products and services increases. We plan to allocate significant resources to develop and build brand recognition by expanding the reach of the HealthGate Network, primarily through increasing the number of CHOICE Web sites and promoting our own Web sites. However, we can not assure you that our efforts to build brand awareness will be successful.



WE FACE INTENSE COMPETITION IN PROVIDING OUR INTERNET-BASED HEALTHCARE INFORMATION PRODUCTS AND SERVICES.


    The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990s, the number of Web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry. There are more than 15,000 Web sites offering users healthcare content, products and services, and we expect that competition will continue to grow. We compete, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following types of companies:

    - publishers and distributors of traditional print media targeted to healthcare professionals, patients and health-conscious consumers, many of which have established or may establish their own Web sites;

    - large healthcare information systems companies, such as McKesson HBOC and Shared Medical Systems;

    - online services or Web sites targeted to the healthcare industry generally, such as WebMD, Medscape, Inteli-health, OnHealth and drkoop.com;

    - public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships, such as the National Library of Medicine and the American Medical Association;

    - Web sites, such as Yahoo!, America Online and Lycos, which provide access to healthcare related information and services; and


    - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.

Many of our competitors enjoy significant competitive advantages including: greater resources that can be devoted to the development, promotion and sale of their products and services; longer operating histories; greater brand recognition; and larger customer bases.


    We also compete with other Web sites, traditional print media and other sources of healthcare information for a share of total advertising budgets. If advertisers perceive the Internet or the HealthGate Network to be limited or ineffective advertising media, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on the HealthGate Network. See "Business--Competition."



OUR BUSINESS IS EXPANDING RAPIDLY AND OUR BUSINESS PROSPECTS MAY SUFFER IF OUR MANAGEMENT IS NOT ABLE TO MANAGE OUR GROWTH.


    Since we began our business in 1994, we have significantly expanded our operations over a short period of time. We have grown from three employees at the end of 1994 to 54 full-time employees as of March 31, 1999, and we expect to add a significant number of additional personnel in the near future. We also expect to increase our spending on technology to continue to expand and upgrade our existing systems. Future growth may place substantial strain on our management, operational and financial resources and systems. Our future success will depend in large part on our ability to implement, improve and effectively utilize our operational, management, marketing and financial systems and train and manage our employees. We believe the successful integration of our senior management will be critical to our ability to effectively address these needs. Several members of our senior management joined us during 1998 or early 1999, including Mary B. Miller, our Chief Financial Officer, and Hamid Tabatabaie, our Vice President of Sales and Marketing. We can not guarantee that our management team will be able to effectively manage the growth of our operations or that our systems, procedures and controls will be adequate to support our expanding operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY


    We expect to make acquisitions of, or significant investments in, complementary companies, products or technologies to increase our content libraries, technological capabilities and customer base. To date, we have not made any major acquisitions or investments. To be successful, we will need to identify content sources, technologies and businesses that are complementary to ours, integrate disparate technologies and corporate cultures and possibly manage a geographically dispersed company. Integrating newly acquired organizations and technologies into our company could be expensive, time consuming and may strain our resources. In addition, we may also lose key employees while integrating any new companies. For these reasons, we may not be successful in integrating any acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. If this occurs, our business, results of operations and the market price of our common stock could be adversely affected.



    In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially harm our results of operations and, in turn, the market price of our common stock.

COMPETITION FOR HIGHLY-SKILLED PERSONNEL IS INTENSE AND THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.



    Our performance depends on the continued services and performance of our executive officers and key employees, including William S. Reece, our President, Chief Executive Officer and Chairman of the Board, Mary B. Miller, our Chief Financial Officer and Treasurer, Mark A. Israel, our Chief Technology Officer, Hamid Tabatabaie, our Vice President of Sales and Marketing and Rick Lawson, our Vice President of Content and Secretary. We maintain key person life insurance payable to us on Mr. Reece in the amount of $1 million. We do not maintain key person life insurance policies on any other officers or employees. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, editorial, marketing and customer service personnel. Competition for highly-skilled personnel is intense. In particular, skilled technical employees are highly sought after in the Boston area, and we can not guarantee that we will be able to attract or retain these employees.



THE SUCCESS OF OUR BUSINESS WILL DEPEND ON OUR ABILITY TO SELL ADVERTISING ON THE HEALTHGATE NETWORK.



    In the quarter ended March 31, 1999, we derived approximately 13% of our revenue from the sale of general and targeted banner advertising on the HealthGate Network and sponsorships of discrete topic areas on the HealthGate Network. Under our sponsorship arrangements, a sponsor's name or a message selected by the sponsor is included on each page of the topic area together with a click-through link to the sponsor's Web site. Our future success depends on our ability to generate and increase revenue from advertising and sponsorship which will depend on a number of factors, including:


    - the development of the Internet as an advertising medium;

    - the amount of traffic on the HealthGate Network and the number of registered and unique users of our content; and

    - our ability to achieve and demonstrate registered and unique user demographic characteristics that are attractive to sponsors and advertisers.


    Most of our advertisements to date have been sold on the basis of the number of impressions, or times that an advertisement appears in page views downloaded by users, rather than on the number of click-throughs, or user requests for additional information made by clicking on the advertisement. We can not guarantee that our advertising customers will accept our internal and third party measurements of these impressions received by advertisements on the HealthGate Network, or that these measurements will be free from errors. If we are unable to accurately measure these impressions or have our advertising customers accept these measurements, advertisers may not be willing to buy advertising space from us. In addition, there are currently a variety of pricing models for selling advertising on the Internet. It is difficult to predict which model, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenue that we may generate from advertising.



THE PERFORMANCE OF OUR WEB SITES AND COMPUTER SYSTEMS IS CRITICAL TO OUR BUSINESS AND OUR BUSINESS WILL SUFFER IF WE EXPERIENCE SYSTEM FAILURES.



    The performance of our Web sites and computer systems is critical to our reputation and ability to attract and retain users, customers, advertisers and subscribers. We provide products and services based on sophisticated computer and telecommunications software and systems, which often experience development delays and may contain undetected errors or failures when introduced into our existing systems. Although we have only experienced one minor unscheduled service interruption since the beginning of 1998, we can not guarantee that we will not experience more significant service interruptions in the future. We are also dependent upon Web browsers and Internet service providers to provide Internet users access to our Web sites. Each of them has experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures. We also depend on certain information providers to deliver information and data feeds to us on a timely basis. Our Web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. System errors or failures that cause a significant interruption in the availability of our content or an increase in response time on our Web sites could cause us to lose potential or existing users, customers, advertisers or subscribers and could result in damage to our reputation and brand name or a decline in our stock price.


    Given our reliance on our own and third party computer and telecommunications software and systems, any of the following occurrences could cause response time delays or system failures on our Web sites:

    - a sudden and significant increase in the number of users of our Web sites;

    - any failure or delay in the transmission or receipt of downloads from our content providers;


    - any disruption in our Internet access through our third party Internet service providers;



    - any failure of our third party Internet service providers to handle higher volumes of users; and


    - fire, hurricanes, power loss, break-ins, computer viruses and other events beyond our control.


    In March 1999, we entered into a one year Internet Data Center Services Agreement with Exodus Communications, Inc. to house all of our central computer facility servers at Exodus's Internet Data Center in Waltham, Massachusetts. We do not presently maintain fully redundant systems at separate locations, so our operations depend on Exodus's ability to protect the systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar events. Although Exodus provides comprehensive facilities management services, including human and technical monitoring of all production servers, Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have also developed a disaster recovery plan to respond to system failures. We can not guarantee that our disaster recovery plan is capable of being implemented successfully, if at all. Finally, we maintain property insurance for our equipment, but do not maintain business interruption insurance. We can not guarantee that our insurance will be adequate to compensate us for all losses that may occur as a result of any system failure.



WE RETAIN CONFIDENTIAL CUSTOMER INFORMATION IN OUR DATABASE AND IF WE FAIL TO PROTECT SUCH INFORMATION AGAINST SECURITY BREACHES OUR BUSINESS MAY SUFFER.



    We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and that they are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us, either of which could adversely affect our business, results of operations, financial condition and, in turn, the market price of our common stock.



WE MAY NEED TO OBTAIN ADDITIONAL FUNDS IN THE FUTURE TO SUPPORT OUR GROWTH.



    We expect that the net proceeds from this offering, combined with our current cash resources, will be sufficient to meet our requirements for at least the next 24 months. However, we may need to raise additional financing to support expansion, develop new or enhanced products and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated business opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed. Any additional equity financing may cause investors to experience dilution, and any additional debt financing may result in restrictions on our operations or our ability to pay dividends in the future.



OUR BUSINESS PROSPECTS MAY SUFFER IF WE ARE NOT ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN THE INTERNET INDUSTRY.



    The Internet industry is characterized by rapid technological developments, evolving industry standards, changes in user and customer requirements and frequent new service and product introductions and enhancements. The introduction of new technology or the emergence of new industry standards and practices could render our systems and proprietary technology obsolete and unmarketable or require us to make significant unanticipated investments in research and development. To be successful, we must continue to license or develop leading technology, enhance our existing products and services and respond to emerging industry standards and practices on a timely and cost-effective basis. If we are unable to successfully respond to these developments, our business, results of operations, financial condition and, in turn, the market price of our common stock could be adversely affected.



THE YEAR 2000 PROBLEM COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS, CAUSING A DECLINE IN CASH FLOW AND REVENUE AND OTHER DIFFICULTIES.


    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these Year 2000 requirements. Our business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems.

    We have made preliminary assessments of our Year 2000 readiness, with emphasis on our operating and administrative systems and the proprietary software systems and third party software and hardware we use to deliver services to our customers. We plan to have completed our assessments and remediation plans and expect to complete any necessary changes to our internal systems and proprietary software by the end of June 1999. Many of our vendors of material software, hardware and services have indicated that the products we use are currently Year 2000 compliant. We are not currently aware of any internal Year 2000 compliance problems that we expect to have a material adverse effect on our business, without taking into account our efforts to avoid or fix these problems. However, we can not guarantee that we have identified or will identify all Year 2000 compliance problems in our infrastructure that may require substantial revisions and fixes. Also, despite our testing and reviews, we may experience Year 2000 problems related to the third party software, hardware or other systems on which we are reliant, and any of these problems may be time consuming or expensive to fix.

    We believe that the most reasonably likely worst case scenario would result in a prolonged Internet, telecommunications or electrical failure which would affect our ability to meet our commitments to our customers or decrease the use of the Internet, thus preventing our users from accessing our services. We have given a warranty in our activePress agreement with Blackwell Science that our applications and services are Year 2000 compliant. If our applications and services fail to be Year 2000 compliant, this agreement could be terminated or we could be liable for damages, either of which could have a material adverse effect on our business. In addition, the purchasing patterns of customers or potential customers may be affected by Year 2000 questions, and any significant delays in purchasing decisions could also affect us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance Readiness Disclosure."

OUR BUSINESS WOULD SUFFER IF WE WERE HELD LIABLE FOR INFORMATION RETRIEVED FROM OUR WEB SITE.



    As a publisher and distributor of online information, we may be subject to third party claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of information supplied on our Web sites. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against online service providers in the past. We could be subject to liability with respect to content that may be accessible through our Web sites or third party Web sites linked from our Web sites. For example, claims could be made against us if material deemed inappropriate for viewing by children could be accessed through our Web sites or if a professional, patient or consumer relies on healthcare information accessed through our Web sites to their detriment. Even if any of the kinds of claims described above do not result in liability to us, we could incur significant costs in investigating and defending against them and in implementing measures to reduce our exposure to this kind of liability. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.



WE DEPEND ON OUR CONTENT PROVIDERS, AS THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO PROVIDE A COMPREHENSIVE LIBRARY OF HEALTHCARE INFORMATION.



    With the exception of our Healthy Living series of Webzines, we license all of our content from third parties. With a few exceptions, these licenses are generally non-exclusive, have an initial term of one year and are renewable. In addition, a significant number of these licenses permit cancellation by the content provider upon 30 to 90 days notice. We can not guarantee that we will be able to continue to license our present content or sufficient additional content to provide a diverse and comprehensive library. In the future, we may not be able to license content at reasonable cost. In addition, one or more of our publishers or other content providers may grant one of our competitors an exclusive arrangement with respect to a significant database or periodical, or elect to compete directly against us by making its content exclusively available through its own Web site. Presently, we believe it would be difficult to replace the NEW ENGLAND JOURNAL OF MEDICINE and the journals made available by Blackwell Science with other journals of the same reputation. These sources are committed to us through February 2000 and April 2001, respectively, but if either of them chooses not to renew the agreements they have with us, our business could be adversely affected.



WE RELY ON OUR WEB-BASED MAGAZINES TO INCREASE TRAFFIC ON OUR WEB SITES.



    A key element of our strategy involves our continued development of our Healthy Living series of consumer oriented Webzines. Articles for our Webzines are written by freelance medical writers who we engage to write specific articles. If these medical writers and our editorial board are not successful in producing articles for our Webzines that are topical, informative and timely, we may fail to attract a significant number of users to our Web sites. Without substantial traffic on our Web sites, we will be severely hindered in selling advertising on our Web pages and in building the brand name recognition we believe is necessary to be competitive.



THE MAJORITY OF OUR REVENUE HAS HISTORICALLY BEEN DERIVED FROM A FEW CUSTOMERS AND THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS.



    Historically, we have generated a substantial portion of our revenue from a few customers. For the year ended December 31, 1998, two customers, Blackwell Science, one of our largest stockholders, and WebMD accounted for 44% and 18%, respectively of our total revenue. We expect to continue to generate a substantial portion of our revenue in the near future from these customers and the loss of either could adversely affect our business.

OUR DEALINGS WITH AND RELIANCE ON OUR AFFILIATES MAY GIVE RISE TO CONFLICTS OF INTEREST.



    Blackwell Science and its affiliates are collectively our largest customer, accounting for approximately 44% of 1998 revenues. We are not certain that Blackwell Science or its affiliates will continue to transact business with us or that their ownership of our common stock will not influence the terms on which they transact business with us in the future.



    Because Blackwell Science and one of its affiliates hold significant amounts of common stock, our relationship with these entities could give rise to conflicts of interest.



OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.



    We regard our trademarks, service marks, copyrights, trade secrets and similar intellectual property as important to our business, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, strategic partners and others to protect our rights in this property. We have registered our "HealthGate," "HealthGate Data," "MedGate" and "ReADER" trademarks in the U.S. and we have pending U.S. applications for our HealthGate logo, "CHOICE" and "activePress" trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which our products and services are distributed or made available through the Internet. Therefore, we can not guarantee that the steps we have taken to protect our proprietary rights will be adequate to prevent infringement or misappropriation by third parties or will be adequate under the laws of some foreign countries which may not protect HealthGate's proprietary rights to the same extent as do the laws of the United States.


    It is possible that other businesses will adopt product or service names similar to ours. This may hinder our ability to build brand identity and possibly lead to customer confusion. In the future, we may have to litigate against these businesses and others to enforce and protect our trademarks, service marks, trade secrets, copyrights and other intellectual property rights. Any enforcement litigation would divert management resources and be expensive and may not effectively protect our intellectual property.

    Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated a patent or infringed a copyright, trademark or other proprietary rights belonging to them. These claims, even if they are without merit, could result in our spending a significant amount of time and money to dispose of them.

    We license almost all of our content from third parties. Under most of our license agreements, the licensor has agreed to defend and indemnify us for losses with respect to third-party claims that the licensed content infringes third party proprietary rights. However, we can not assure you that these provisions will be adequate to protect us from infringement claims.


OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO CONTINUE TO LICENSE SOFTWARE THAT IS NECESSARY FOR THE DEVELOPMENT OF PRODUCT AND SERVICE ENHANCEMENTS.



    We rely on a variety of technologies that are licensed from third parties, including our database software and Internet server software, which is used in our Web sites to perform key functions. These third party licenses may not be available to us on commercially reasonable terms in the future. The loss of or inability to maintain any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology could be licensed or developed.

                         RISKS RELATED TO OUR INDUSTRY


OUR BUSINESS PROSPECTS DEPEND ON THE CONTINUED GROWTH IN USE OF THE INTERNET.


    We believe that our future success will require the continued development and widespread acceptance of the Internet and online services as a medium for obtaining and distributing healthcare and medical information. Internet use is at an early stage of development and may be inhibited by a number of factors, such as:

    - Internet infrastructure which is not able to support the demands placed on it, or its performance and reliability declining as usage increases;

    - security concerns with respect to transmission over the Internet of confidential information, such as credit card numbers;

    - privacy concerns; and

    - governmental regulation.


OUR BUSINESS PROSPECTS ARE UNCERTAIN, AS THE MARKET FOR ONLINE HEALTHCARE INFORMATION AND SERVICES IS STILL DEVELOPING.


    The online healthcare information market is in the early stages of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced competing products and services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Therefore, it is difficult to predict with any assurance the size of the market for online healthcare information or its growth rate. We can not guarantee that physicians, hospitals and other healthcare providers and consumers will view obtaining healthcare information through the Internet as an acceptable way to address their healthcare information needs.


OUR BUSINESS PROSPECTS DEPEND ON THE USE OF THE INTERNET AS AN ADVERTISING
MEDIUM.


    Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. Therefore, it is too early to know whether advertisers or advertising agencies will be persuaded to allocate portions of their budgets to Internet-based advertising or, if so persuaded, whether they will find Internet-based advertising to be an effective means of promoting their products and services relative to traditional print and broadcast media. Acceptance of the Internet among advertisers and advertising agencies will depend, to a large extent, on the level of use of the Internet by consumers and upon growth in the commercial use of the Internet, neither of which has yet been proven.


    There is intense competition for advertising revenue on high-traffic Web sites, which has resulted in significant price competition. Currently, there are a variety of pricing models for selling advertising on the Internet. Several of the most popular pricing models are based on the number of impressions or click-throughs, the duration over which an advertisement is displayed or the number of keywords to which the advertisement will be linked. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenue that we may generate from advertising. In addition, filter software programs that limit or prevent advertising from being delivered to a Web users' computers are available. It is unclear whether this type of software will become widely accepted. However, if it does, it would negatively affect Internet-based advertising, as advertisers will be less likely to advertise on the Internet if they have no assurance they will reach their desired audience.

GOVERNMENT REGULATION OF THE INTERNET MIGHT RESULT IN THE IMPOSITION OF ACCESS FEES WHICH COULD ADVERSELY AFFECT OUR BUSINESS.



    Currently, there are a number of laws that regulate communications or commerce on the Internet. Several telecommunications carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Regulation of this type, if imposed, could substantially increase the cost of communicating on the Internet, and, in turn, adversely affect our business, results of operations and the market price of our common stock.



PRIVACY RELATED REGULATION OF THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS.


    Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission and government agencies in some states and countries have been investigating certain Internet companies regarding their use of personal information. Any regulations imposed to protect the privacy of Internet users may affect the way in which we currently collect and use personal information.

    The European Union (EU) has adopted a directive that imposes restrictions on the collection and use of personal data, guaranteeing citizens of EU member states certain rights, including the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. We can not assure you that this directive will not adversely affect our activities in EU member states.

    As is typical with most Web sites, our Web sites place certain information (cookies) on a user's hard drive without the user's knowledge or consent. This technology enables Web site operators to target specific users with a particular advertisement and to limit the frequency with which a user is shown a particular advertisement. Some currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. If this technology is reduced or limited, the Internet may become less attractive to advertisers and sponsors.

    A feature of our own Web sites includes the retention of personal information about our users. We have a stringent privacy policy covering this information. However, if third parties were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant financial resources. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if any regulator chooses to investigate our privacy practices.

NEW TAX TREATMENT OF COMPANIES ENGAGED IN INTERNET COMMERCE MAY ADVERSELY AFFECT THE INTERNET INDUSTRY AND OUR COMPANY.



    Tax authorities on the federal, state, and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, income and other taxes. A recently passed federal law places a temporary moratorium on certain types of taxation on Internet commerce. We can not predict the effect of current attempts at taxing or regulating commerce over the Internet. It is also possible that the governments of other states and foreign countries also might attempt to regulate our transmission of content on our Web sites and throughout the rest of the HealthGate Network. Any new legislation, regulation or application or interpretation of existing laws would likely increase our cost of doing business and may adversely affect our results of operations and, in turn, the market price of our common stock.



GOVERNMENTAL OR OTHER LICENSING BODIES MAY FILE CLAIMS AGAINST US BASED ON THE MEDICAL NATURE OF THE CONTENT WE MAKE AVAILABLE TO PATIENTS AND OTHER CONSUMERS.



    States and other licensing and accrediting authorities prohibit the unlicensed practice of medicine. We do not believe that our publication and distribution of healthcare information online comprises practicing medicine. However, we can not guarantee that one or more states or other governmental bodies will not assert claims contrary to our belief. Any claims of this nature could result in our spending a significant amount of time and money to defend and dispose of them.


                         RISKS RELATED TO THIS OFFERING


IT IS POSSIBLE THAT NO ACTIVE TRADING MARKET FOR OUR COMMON STOCK DEVELOPS.



    Prior to this offering there was no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market might become.



OUR COMMON STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.



    The stock market in general, and the market for technology and Internet related companies in particular, has experienced extreme price and volume fluctuations, in particular over the last 12 months. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the market. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:



    - changes in the market valuations of other Internet or online service companies;



    - actual or anticipated quarterly fluctuations in our operating results;



    - changes in expectations of future financial performance or changes in estimates of securities analysts;



    - announcements of technological innovations;



    - announcements relating to strategic relationships;



    - customer relationship developments; and



    - conditions affecting the Internet or healthcare industries.

VOLATILITY OF OUR COMMON STOCK PRICE MAY EXPOSE US TO SECURITIES LITIGATION.



    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to HealthGate, litigation would be expensive and would divert management's attention from then-existing business operations. In addition, any litigation that resulted in liability against HealthGate could have a materially adverse effect on our business, financial condition and, in turn, the market price of our common stock.



OUR MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF PROCEEDS OF THIS OFFERING AND OUR COMMON STOCK PRICE MAY SUFFER IF SUCH PROCEEDS ARE NOT USED IN A MANNER THAT LEADS TO THE GROWTH OF OUR BUSINESS.



    We estimate that the net proceeds from the sale of common stock offered by us will be approximately $45 million. We intend to use approximately $2 million of the net proceeds to repay outstanding indebtedness under a subordinated term loan. We intend to use the remainder of the net proceeds to fund operating losses and the expansion of our sales and marketing efforts and for general corporate purposes, including content development and licensing, advertising and brand promotion and working capital. We may also use a portion of the proceeds for the acquisition of or investment in companies, technologies or assets that complement our business. However, we have not determined the amounts we plan to expend in any of these areas or the timing of these expenditures. Consequently, our board of directors and management will have significant flexibility in using the net proceeds of this offering. In the event our board of directors and management decide to use these proceeds in a manner that does not lead to the growth of our business, the market price of our common stock may decline. See "Use of Proceeds."



INVESTORS WILL INCUR IMMEDIATE DILUTION.



    The initial offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. Assuming an initial public offering price of $11.00 per share, you will experience a net tangible book value dilution per share of $8.35. We also have a large number of outstanding stock options and warrants to purchase the common stock with exercise prices significantly below the estimated initial public offering price of the common stock. To the extent that these options and warrants are exercised, there will be further dilution. See "Dilution."



OUR OFFICERS, DIRECTORS AND THEIR AFFILIATED ENTITIES WILL HAVE SIGNIFICANT CONTROL OF HEALTHGATE AFTER THIS OFFERING.



    After this offering, our officers and directors will own approximately 22% of our outstanding common stock. In addition, entities with which our outside directors are affiliated will own approximately 24% of our outstanding common stock. If our officers, directors and their affiliated entities act together, they will be able to significantly influence the management and affairs of HealthGate and will have the ability to control most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of HealthGate and may adversely affect the market price of our common stock. See "Principal Stockholders."

OUR CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE ANTI-TAKEOVER PROVISIONS WHICH MAY DETER OR PREVENT A TAKEOVER ATTEMPT.



    Some provisions of our certificate of incorporation and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock. See "Description of Capital Stock--Anti-takeover Effects of Provisions of the Restated Charter and Restated Bylaws." These provisions include:



    STAGGERED BOARD OF DIRECTORS. Our board of directors is divided into three classes serving terms currently expiring in 2000, 2001 and 2002. These staggered terms may limit the ability of holders of common stock to complete a change of control, by delaying the appointment of new directors.



    STOCKHOLDER PROPOSALS. Our stockholders must give advance notice, generally 60 days prior to the relevant meeting, for stockholder nominations of candidates for our board of directors and for certain other business to be conducted at any stockholders' meeting. This limitation on stockholder proposals could inhibit a change of control by delaying action on any proposed change in control until the annual meeting of stockholders.



    PREFERRED STOCK.  Our certificate of incorporation authorizes our board of
directors to issue up to             shares of preferred stock having such
rights as may be designated by our board of directors, without shareholder approval. This issuance of preferred stock could inhibit a change in control by making it more difficult to acquire the majority of our voting stock.


    DELAWARE ANTITAKEOVER STATUTE. The Delaware corporation law restricts certain business combinations with interested stockholders upon their acquiring 15% or more of our common stock. This law may have the effect of inhibiting a non-negotiated merger or other business combination.


FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.



    The market price for our common stock could fall substantially if our stockholders sell large amounts of our common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity related securities if we need to do so in the future to address then-existing financing needs. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law requiring the registration or exemption from registration in connection with the sale of securities. In addition, sales of our common stock are restricted by lock-up agreements that we, our directors and officers and most of our existing stockholders have entered into with the underwriters. The lock-up agreements restrict us, our directors and officers and substantially all of our existing stockholders, from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen Securities Corporation. SG Cowen Securities Corporation may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.



    After this offering, we will have 18,500,444 outstanding shares of common stock. These shares will become eligible for sale in the public market as follows:



NUMBER OF SHARES             DATE ELIGIBLE FOR PUBLIC RESALE
---------------------------  ----------------------------------------------------------------
                             Date of this prospectus (includes the 4,600,000 shares sold in this offering)

                             180 days after the date of this prospectus

                             At various times thereafter through                .

    We intend to file one or more registration statements to register shares of common stock subject to outstanding stock options and common stock reserved for issuance under our stock option plan after the expiration of the 180-day lockup. We expect the additional registration statement to become effective immediately upon filing. In addition, upon completion of this offering and the conversion of our outstanding preferred stock into common stock, which will happen upon the completion of this offering, the holders of approximately 8,666,019 shares of our common stock will have the right to require us to register their shares for sale to the public. If these holders cause a large number of shares to be registered and sold in the public market, our stock price could fall. See "Shares Eligible for Future Sale."



WE HAVE NO INTENTION TO PAY DIVIDENDS.


    We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings to finance the expansion of our business.

                                USE OF PROCEEDS


    We estimate that the net proceeds to us from the sale of the 4,600,000 shares of common stock in this offering will be approximately $45 million ($52 million if the underwriters' over-allotment is exercised in full), assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us. The primary purposes of this offering are to provide working capital, to create a public market for our common stock and to facilitate our future access to public capital markets.



    We expect to use $1,453,000 of the net proceeds of this offering to repay all of the indebtedness outstanding under a subordinated note. This note bears interest at the fixed rate of 13% per year and is scheduled to mature on March 26, 2003.



    We expect to use the remainder of the net proceeds of this offering to finance operations while we continue to incur operating losses, to expand our sales and marketing efforts and for general corporate purposes, including content development and licensing, advertising and brand promotion and working capital. We may also use a portion of the proceeds for the acquisition of or investment in companies, technologies or assets that complement our business. We have not determined the amounts we plan to spend on any of these areas or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds of this offering in short term, investment grade, interest bearing instruments.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings to finance the expansion of our business and, therefore, do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of HealthGate as of March 31, 1999 (1) on an actual basis at March 31, 1999, (2) on a pro forma basis at March 31, 1999 to reflect the issuance of 720,757 shares of Series E preferred stock and conversion of a $2,000,000 note payable, and (3) on a pro forma as adjusted basis at March 31, 1999 to reflect (a) the sale of 4,600,000 shares of common stock offered hereby at an assumed initial public offering price per share of $11.00, (b) the conversion of all outstanding shares of redeemable convertible preferred stock into 8,666,019 shares of common stock, and (c) the repayment of a long-term note payable of $1,453,000 with proceeds from this offering. This information should be read in conjunction with HealthGate's financial statements and related notes appearing elsewhere in this prospectus.



                                                                                    (UNAUDITED)
                                                                                   MARCH 31, 1999
                                                                   ----------------------------------------------
                                                                                                     PRO FORMA
                                                                       ACTUAL        PRO FORMA      AS ADJUSTED
                                                                   --------------  --------------  --------------
Long-term portion of capital lease obligations...................  $      244,803  $      244,803  $      244,803
Note payable to related party....................................       2,000,000              --              --
Long-term note payable...........................................       1,453,395       1,453,395              --
                                                                   --------------  --------------  --------------
    Total notes payable and long-term capital lease
      obligations................................................       3,698,198       1,698,198         244,803
                                                                   --------------  --------------  --------------
Redeemable convertible preferred stock, $.01 par value:
    Series A--1,000 shares authorized, issued and outstanding
      actual; none issued or outstanding pro forma as adjusted...         682,665         682,665              --
    Series B--1,000 shares authorized, issued and outstanding
      actual; none issued or outstanding pro forma as adjusted...       2,096,059       2,096,059              --
    Series C--1,000 shares authorized, issued and outstanding
      actual; none issued or outstanding pro forma as adjusted...       1,256,396       1,256,396              --
    Series D--1,667 shares authorized, issued and outstanding
      actual; none issued or outstanding pro forma as adjusted...       3,003,018       3,003,018              --
    Series E--720,757 shares authorized, issued and outstanding
      actual; none issued or outstanding pro forma as adjusted...              --       7,750,000              --
                                                                   --------------  --------------  --------------
      Total redeemable convertible preferred stock...............       7,038,138      14,788,138              --
                                                                   --------------  --------------  --------------

Common stock and other stockholders' equity (deficit):
    Common stock, $.01 par value: 20,000,000 shares authorized actual, and 20,000,000 shares authorized pro forma as
      adjusted; 5,234,425 shares issued and outstanding actual,
      and 18,500,444 shares issued and outstanding pro forma as
      adjusted...................................................          52,344          52,344         185,004

Additional paid-in capital.......................................       2,653,930      10,603,930      70,712,803
Accumulated deficit..............................................     (12,230,404)    (19,980,404)    (19,980,404)
Deferred compensation............................................      (1,857,050)     (1,857,050)     (1,857,050)
                                                                   --------------  --------------  --------------
      Total common stock and other stockholders' equity
        (deficit)................................................     (11,381,180)    (11,181,180)     49,060,353
                                                                   --------------  --------------  --------------
      Total capitalization.......................................  $     (644,844) $    5,305,156  $   49,305,156
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                    DILUTION


    The pro forma net tangible book value of HealthGate as of March 31, 1999 was $3.6 million, or $.26 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to:



    - the issuance of 720,757 shares of Series E preferred stock and conversion of a $2,000,000 note payable and



    - the conversion of all outstanding preferred stock into 8,666,019 shares of common stock upon the closing of the offering.



    After giving effect to the sale of 4,600,000 shares of common stock we are offering at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, HealthGate's pro forma net tangible book value as of March 31, 1999 would have been approximately $49.1 million, or $2.65 per share. This represents an immediate increase in pro forma net tangible book value of $2.39 per share to existing stockholders and an immediate dilution of $8.35 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution:



Assumed initial public offering price per share................................................             $   11.00
  Pro forma net tangible book value per share at March 31, 1999................................  $     .26
  Increase attributable to the offering........................................................       2.39
                                                                                                 ---------
Pro forma net tangible book value per share after the offering.................................                  2.65
                                                                                                            ---------
Net tangible book value dilution per share to new investors in the offering....................             $    8.35
                                                                                                            ---------
                                                                                                            ---------



    The following table summarizes, as of March 31, 1999, on the pro forma basis described above, the total number of shares and consideration paid to HealthGate and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $11.00 per share.



                                                            SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                        -------------------------  --------------------------     PRICE
                                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing Stockholders.................................    13,900,444        75.1%  $   6,896,237        12.0%   $     .50
New Investors.........................................     4,600,000        24.9%     50,600,000        88.0%       11.00
                                                        ------------       -----   -------------       -----   -----------
      Totals..........................................    18,500,444       100.0%  $  57,496,237       100.0%   $    3.11
                                                        ------------       -----   -------------       -----   -----------
                                                        ------------       -----   -------------       -----   -----------



    This discussion and table assumes no exercise of options outstanding under HealthGate's stock option plans. As of March 31, 1999, there were options outstanding to purchase a total of 2,209,797 shares of common stock at a weighted average exercise price of $.84 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data set forth below should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from, and qualified by reference to, our audited financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the period from inception (February 8, 1994) through December 31, 1994 and for year ended December 31, 1995, and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our audited financial statements that do not appear in this prospectus. The selected financial data as of March 31, 1999, and for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results are not necessarily indicative of the operating results to be expected in the future.


    Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                           PERIOD FROM
                                            INCEPTION
                                          (FEBRUARY 8,
                                              1994)                                                          (UNAUDITED)
                                             THROUGH                                                   THREE MONTHS ENDED MARCH
                                          DECEMBER 31,              YEAR ENDED DECEMBER 31,                      31,
                                        -----------------  ------------------------------------------  ------------------------
                                              1994           1995       1996       1997       1998        1998         1999
                                        -----------------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Total revenue.......................      $      --      $       1  $     408  $   1,285  $   2,434   $     626    $     615
  Cost and expenses:
    Cost of revenue...................             --             15        492        912      1,181         255          363
    Research and development..........             12            447        980        891      1,450         231          753
    Sales and marketing...............             --             98      1,080      1,496      1,414         301          552
    General and administrative........             27            252        568        521        930         157          409
                                               ------      ---------  ---------  ---------  ---------  -----------  -----------
      Total costs and expenses........             39            812      3,120      3,820      4,975         944        2,077
  Loss from operations................            (39)          (811)    (2,712)    (2,535)    (2,541)       (318)      (1,462)
                                               ------      ---------  ---------  ---------  ---------  -----------  -----------
  Net loss............................            (39)          (815)    (2,726)    (2,541)    (2,878)       (335)      (1,620)
  Preferred stock dividends and
    accretion of preferred stock to
    redemption value..................             --             65        264        540        594         149          149
                                               ------      ---------  ---------  ---------  ---------  -----------  -----------

  Net loss attributable to common
    stockholders......................            (39)          (880)    (2,990)    (3,081)    (3,472)       (484)      (1,769)
                                               ------      ---------  ---------  ---------  ---------  -----------  -----------
                                               ------      ---------  ---------  ---------  ---------  -----------  -----------

  Basic and diluted net loss per share
    attributable to common
    stockholders......................      $   (0.01)     $   (0.18) $   (0.57) $   (0.59) $   (0.66)  $   (0.09)   $   (0.34)

  Shares used in computing basic and
    diluted net loss per share
    attributable to common
    stockholders......................          4,616          4,948      5,228      5,229      5,233       5,229        5,234

  Unaudited pro forma basic and
    diluted net loss per share........                                                      $   (0.27)               $   (0.15)

  Shares used in computing unaudited
    pro forma basic and diluted net
    loss per share....................                                                         10,610                   10,611

    The following table contains a summary of our balance sheet:


    - on an actual basis at December 31, 1994, 1995, 1996, 1997 and 1998 and March 31, 1999;



    - on a pro forma as adjusted basis at March 31, 1999 to reflect (a) the issuance of 720,757 shares of Series E preferred stock and conversion of a $2,000,000 note payable, (b) the sale of 4,600,000 shares of common stock offered hereby at an assumed initial public offering price per share of $11.00, (c) the conversion of all outstanding shares of redeemable convertible preferred stock into 8,666,019 shares of common stock, and (d) the repayment of a long-term note payable of $1,453,000 with proceeds from this offering.



                                                                                                            (UNAUDITED)
                                                                                                          MARCH 31, 1999
                                                             DECEMBER 31,                       -----------------------------------
                                         -----------------------------------------------------                           PROFORMA
                                           1994       1995       1996       1997       1998       ACTUAL     PROFORMA   AS ADJUSTED
                                         ---------  ---------  ---------  ---------  ---------  ----------  ----------  -----------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............  $       4  $     105  $   1,156  $      29  $     961  $      102       5,852   $  49,852
  Working capital (deficit)............         (2)      (216)       585       (867)        --      (1,810)      3,940      47,940
  Total assets.........................          4        612      1,791        781      2,371       2,219       7,969      51,969
  Long-term debt and capital lease
    obligations........................         --        172         79         17      3,655       3,698       1,698         245
  Redeemable convertible preferred
    stock..............................         --        845      4,763      6,295      6,889       7,038      14,788          --
  Common stock and other stockholders'
    equity (deficit)...................         (2)      (757)    (3,740)    (6,821)    (9,735)    (11,381)    (11,181)     49,060

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY UNDER THE HEADING "RISK FACTORS."

OVERVIEW


    HealthGate is a leading Internet provider of reliable, objective, comprehensive and up-to-date healthcare information helping physicians and other healthcare professionals, patients and health-conscious consumers make better informed healthcare decisions. We have aggregated and developed what we believe are the most extensive health and medical libraries of any online provider, currently totaling approximately 27 million different pages of health and medical information from over 190 sources. This content includes internationally recognized journals, authoritative government sources and extensive bibliographic databases representing 27 independent content providers. We adapt and integrate this diverse content through our internally developed software programs, which includes our proprietary ReADER-Registered Trademark- natural language searching software, in order to facilitate search and retrieval of relevant information. In addition, we use our technology to provide text conversion and Web site hosting services for traditional print publishers, thereby increasing the online healthcare resources accessible through our content libraries.



    We distribute our content through a network of proprietary and affiliated Web sites that comprise the HealthGate Network. The HealthGate Network includes
(1) our own Web sites, www.healthgate.com in the United States and www.healthgate.co.uk in the United Kingdom; (2) customized, co-branded CHOICE Web sites developed for hospitals and other enterprises; and (3) other third party Web sites to which we syndicate content. With our extensive online content libraries and broad distribution network, we believe we are a leading source for healthcare information on the Internet.


    We derive revenue primarily from (1) services and (2) online advertising, sponsorship and e-commerce.

    To date, services revenue has been derived principally from development, implementation and hosting fees associated with our activePress service and, to a lesser extent, from syndicating our content to third party Web sites. Revenue from activePress services and content syndication is recognized ratably over the terms of the agreements which generally range from one to two years. Beginning in 1999, we expect to derive increased services revenue through the introduction of CHOICE Web site development, implementation and hosting.


    Advertising and sponsorship revenue includes revenue from banner advertising and sponsorship of discrete portions of our content libraries. Advertising revenue is derived principally from short-term advertising contracts in which we typically guarantee a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising revenue is recognized in the period in which the advertisement is displayed at the lesser of the ratio of impressions delivered over total guaranteed impressions or on a straight line basis over the term of the contract, provided that we do not have any significant obligations remaining. To the extent that minimum guaranteed impressions are not met, we defer recognition of the corresponding revenue until the guaranteed impressions are delivered. We use NetGravity's AdServer software to track banner advertising impressions and issue a NetGravity Traffic Report weekly to our advertisers. Our advertising statistics are audited to assure accuracy by the Audit Bureau of Circulation Interactive, an independent audit bureau in the advertising industry. Sponsorship revenue is derived principally from contracts ranging from one to six months. Sponsorships are designed to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. Sponsorship revenue is generally recognized ratably over the terms of the applicable agreements.


    Advertising and sponsorship revenue also includes barter revenue, which represents an exchange by us of advertising space on our own Web sites for reciprocal advertising space on other Web sites. Revenue from barter transactions is recognized during the period in which we display the advertisements. Barter transactions are recorded at the estimated fair value of the advertisements provided, unless the fair value of the advertising services received is more evident. Barter expenses are recognized when our advertisements are run on the reciprocal Web sites, which is typically in the same period during which the advertisements are run on our own Web sites. Barter expenses are included in sales and marketing expenses. These barter transactions have no impact on our cash flows and, typically, no significant impact on our results of operations. We anticipate that barter revenue will continue to decrease as a percentage of total revenue in the future as we continue to focus on providing services in exchange for cash.


    E-commerce revenue has been derived principally from individual user online subscriptions and from transaction fees for fee-based access to portions of our own Web sites. Revenue from user subscriptions is recognized ratably over the subscription period, and revenue from transaction-based fees is recognized when the related service is provided. We expect that transactional fees associated with our providing full-text journal articles from our activePress clients will result in increased e-commerce revenue. Additionally, we are exploring other e-commerce opportunities to offer products and services to our users.


    Our business model is still in an emerging stage, and revenue and income potential from our business is unproven. Our limited operating history makes an evaluation of our business and our prospects difficult. Investors should not use our past results as a basis to predict future performance. We have incurred net losses since inception and had an accumulated deficit of $10,462,000 as of December 31, 1998. We intend to significantly increase our sales and marketing efforts and expenditures. We also intend to continue to invest in content development and licensing and advertising and brand promotion. As a result, we expect to incur additional losses through 2000, and we can not assure investors that we will ever achieve significant revenue or profitability or, if either significant revenue or profitability is achieved, that we will be able to sustain them. See "Risk Factors--We have a limited operating history" and "Risk Factors--We have a history of losses and we expect that losses will continue through at least 2000."



    We recorded deferred compensation of $1,980,000 in the three months ended March 31, 1999, representing the difference between the exercise price of stock options granted and the fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the applicable options, typically three years. Of the total deferred compensation amount, $123,000 had been amortized as of March 31, 1999. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the following remaining amounts of deferred compensation as of March 31, 1999 in the periods indicated:



April 1, 1999--December 31, 1999..................................  $ 497,000
January 1, 2000--December 31, 2000................................    660,000
January 1, 2001--December 31, 2001................................    660,000
January 1, 2002--March 31, 2002...................................     40,000


RESULTS OF OPERATIONS

    Through December 31, 1996, we were a development stage company, and the majority of our activities were related to development of products and services, exploration of different sales and marketing channels, the build-up of hardware and software infrastructure to support our healthgate.com Web site and the establishment of the business, operations and financing of our company. In 1997, 1998 and the three months ended March 31, 1999, we experienced growth in our business and introduced new services. Therefore, while comparisons are drawn below, in many instances meaningful conclusions cannot be drawn from them.



COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1999 WITH THE THREE MONTHS ENDED MARCH 31, 1998



REVENUE



    Total revenue was $615,000 for the three months ended March 31, 1999 compared to $626,000 for the three months ended March 31, 1998, a decrease of $11,000 or 2%. Services revenue for the three months ended March 31, 1999 increased to $469,000 from $350,000 for the three months ended March 31, 1998, due primarily to an increase in the revenue derived from CHOICE Web site development, implementation and hosting. Sponsorship, advertising and e-commerce revenue decreased to $146,000 in the three months ended March 31, 1999 from $275,000 in the three months ended March 31, 1998, due primarily to a decrease in barter advertising, which resulted from our continued reduction in emphasis on barter arrangements and increased focus on providing services in exchange for cash. In the three months ended March 31, 1999, three customers represented 60% of total revenue, Blackwell Science (36%), Data General (13%) and WebMD (11%). In the three months ended March 31, 1998, three customers represented 70% of total revenue, Blackwell Science (40%), WebMD (19%), and Lycos (11%). To date, substantially all of our revenue has been denominated in U.S. dollars.



COSTS AND EXPENSES



    COST OF REVENUE. Cost of revenue consists primarily of salaries and related costs for personnel directly involved with providing our Web services, royalties associated with licensed content, and related equipment and software costs. Cost of revenue increased 42% to $363,000 in the three months ended March 31, 1999 from $255,000 in the three months ended March 31, 1998, due primarily to higher royalty expenses for licensed content. We expect that these expenses will continue to increase in absolute dollars for the foreseeable future as we continue to make additional investments in content development and licensing.



    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related costs associated with the development and support of our Web-based service offerings. Research and development expenses increased 226% to $752,000 in the three months ended March 31, 1999 from $231,000 in the three months ended March 31, 1998, due primarily to salaries and related costs from the addition of technical and development personnel. We expect that research and development expenses will continue to increase in absolute dollars for the foreseeable future as we hire additional personnel and increase expenditures to support our Web-based service offerings.



    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and related costs for sales and marketing personnel, as well as the cost of advertising, marketing and promotional activities. Sales and marketing expenses increased 83% to $552,000 in the three months ended March 31, 1999 from $301,000 in the three months ended March 31, 1998. This increase was primarily due to salaries and related costs associated with newly hired sales and marketing personnel. We expect that our sales and marketing expenses will continue to increase in absolute dollars as we hire additional sales and marketing personnel and increase expenditures for advertising, brand promotion, public relations and other marketing activities.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related costs for executive and administrative personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 159% to $409,000 in the three months ended March 31, 1999 from $158,000 in the three months ended March 31, 1998. This increase was due primarily to salaries and related costs for newly hired administrative personnel, higher salaries and related costs for existing personnel and increased professional service fees. In addition, we recorded deferred compensation of $1,980,000 in the three months ended March 31, 1999 and amortized $123,000 of the total deferred compensation as an expense in the three months ended March 31, 1999. The remaining total deferred compensation is being amortized over the vesting period of the individual options. We expect that we will incur additional general and administrative expenses as we continue to hire additional personnel and incur incremental costs related to the growth of the business, compliance with public company obligations, including directors' and officers' liability insurance, investor relation programs and fees for professional services. Accordingly, we anticipate that general and administrative expense will continue to increase in absolute dollars in future periods.



INTEREST EXPENSE, NET



    Interest expense, net of interest income, increased to $158,000 in the three months ended March 31, 1999 from $17,000 in the three months ended March 31, 1998. The increase was due primarily to interest incurred on a $2,000,000 convertible note payable to Blackwell Science and a $2,000,000 subordinated note, both of which were not outstanding for the entire three months ended March 31, 1998, and an increase in interest expense associated with capital leases. Interest expense for the three months ended March 31, 1999 also includes debt discount and issuance cost amortization totaling $24,000 related to the subordinated note.



INCOME TAXES



    We incurred significant losses for all periods from inception through March 31, 1999. As of March 31, 1999, we had a net operating loss carryforward of approximately $10 million for financial reporting purposes. Certain future changes in the share ownership of HealthGate, as defined in the Tax Reform Act of 1996, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the utilization of the asset due to HealthGate's lack of earnings history.


COMPARISON OF YEAR ENDED DECEMBER 31, 1998 WITH YEAR ENDED DECEMBER 31, 1997

REVENUE


    Total revenue was $2,434,000 in 1998 compared to $1,285,000 in 1997, an increase of $1,149,000 or 89%. Services revenue in 1998 was $1,486,000, which was comprised primarily of revenue from our activePress arrangement with Blackwell Science, one of our stockholders, and revenue from content syndication arrangements. The service arrangement with Blackwell expires in February 2000. Services revenue in 1997 was not significant. Sponsorship, advertising and e-commerce revenue decreased to $948,000 in 1998 from $1,196,000 in 1997, due primarily to a decrease in revenue under barter advertising arrangements to $436,000 in 1998 from $607,000 in 1997. During 1998, we began to place less emphasis on barter arrangements and focus more on providing services in exchange for cash. We anticipate that barter revenue will continue to decrease as a percentage of total revenue in the future. In 1998, two customers represented 62% of total revenue, Blackwell Science (44%) and WebMD (18%). In 1997, two customers represented 37% of total revenue, Lycos (19%) and Blackwell Science (18%).


COSTS AND EXPENSES

    COST OF REVENUE. Cost of revenue consists primarily of salaries and related costs for personnel directly involved with providing our Web services, royalties associated with licensed content, and related equipment and software costs. Cost of revenue increased 29% to $1,181,000 in 1998 from $912,000 in 1997. The increase was primarily attributable to higher royalty expenses for licensed content.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related costs associated with the development and support of our Web-based service offerings. Research and development expenses increased 63% to $1,450,000 in 1998 from $891,000 in 1997, due primarily

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to salaries associated with newly hired development personnel and related recruiting costs. We anticipate that research and development expenses will continue to increase as HealthGate develops and enhances its Web-based service offerings, and hires additional technical and development personnel.



    SALES AND MARKETING. Sales and marketing expenses consist primarily of employee salaries, commissions and related costs, as well as the cost of advertising, marketing and promotional activities. Sales and marketing expenses decreased 5% to $1,414,000 in 1998 from $1,496,000 in 1997, due primarily to a corresponding decrease in expenses under barter advertising arrangements to $418,000 in 1998 from $617,000 in 1997. The decrease in barter advertising expenses was the result of our entering fewer barter advertising arrangements in 1998. The decrease in barter advertising expenses was partially offset by increased salaries and related costs associated with newly hired sales and marketing staff. We expect that sales and marketing expenses will increase as we continue to expand our sales, marketing and advertising activities and hire additional personnel for our sales and marketing force.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related costs for executive and administrative personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 78% to $929,000 in 1998 from $521,000 in 1997. The increase was due primarily to salaries and related costs associated with newly hired administrative personnel, higher salaries and related costs attributable to existing personnel and increased fees for professional services. We expect that general and administrative expenses will continue to grow as we increase our staffing to support expanded operations and facilities, and incur expenses related to being a public company.

INTEREST EXPENSE, NET

    Interest expense, net of interest income, increased to $327,000 in 1998 from $6,000 in 1997. The increase was due primarily to interest incurred on a $2,000,000 convertible note payable to Blackwell Science and a $2,000,000 subordinated note, both issued in 1998, and to an increase in interest expense associated with capital leases. Interest expense in 1998 includes debt discount and debt issuance cost amortization totaling $54,000 related to the subordinated note.

INCOME TAXES


    As of December 31, 1998, HealthGate generated a net operating loss carryforward of $8,492,000. HealthGate's net operating loss carryforwards expire beginning in 2010. Certain future changes in the share ownership of HealthGate, as defined in the Tax Reform Act of 1996, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the utilization of the asset due to HealthGate's lack of earnings history.


COMPARISON OF YEAR ENDED DECEMBER 31, 1997 WITH YEAR ENDED DECEMBER 31, 1996

REVENUE

    Total revenue was $1,285,000 in 1997 compared to $408,000 in 1996, an increase of $877,000 or 215%. The increase in total revenue was due primarily to growth in advertising and sponsorship revenue, and to a lesser extent, an increase in e-commerce revenue resulting from a higher volume of fee-based transactions on our Web sites. Included in total revenue is revenue from barter advertising transactions, which increased to $607,000 in 1997 from $125,000 in 1996. In 1997, two customers represented 37% of total revenue, Lycos (19%) and Blackwell Science (18%). In 1996, two customers represented 26% of total revenue, Infoseek (15%) and Lycos (11%); additionally, a single research and development arrangement represented 21% of total revenue.

COSTS AND EXPENSES

    COST OF REVENUE. Cost of revenue increased 85% to $912,000 in 1997 from $492,000 in 1996. The increase in cost of revenue resulted primarily from expanding our infrastructure to support increased activity on our Web sites, and included higher salary and related costs, increased royalty costs associated with licensed content and increased costs related to equipment and software.

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased 9% to $891,000 in 1997 from $980,000 in 1996. The decrease was due primarily to a reduction in costs associated with outside engineers and consultants, as we realized cost savings by transitioning most development work to our own employees. This decrease was partially offset by salaries associated with newly hired development personnel and related costs.

    SALES AND MARKETING. Sales and marketing expenses increased 39% to $1,496,000 in 1997 from $1,080,000 in 1996. The increase was due primarily to higher advertising costs, and to salaries and related costs associated with new staff hired to support our expanded sales and marketing efforts. Barter advertising expenses included in total sales and marketing expenses increased to $617,000 in 1997 from $115,000 in 1996, as a result of increased barter advertising arrangements in 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased 8% to $521,000 in 1997 from $568,000 in 1996. This decrease was due primarily to reduced professional services costs, partially offset by increased salaries and related costs associated with administrative personnel.

INTEREST EXPENSE, NET

    Interest expense, net of interest income, decreased to $6,000 in 1997 from $14,000 in 1996, due primarily to increased interest income earned on higher average cash balances invested.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operations primarily by the private placement of debt and equity securities. In the period 1994 through 1997, we received net proceeds of $5,427,000 from the issuance of several series of redeemable convertible preferred stock. During 1998, we received net proceeds of $3,929,000 through the issuance of a $2,000,000 convertible note payable to Blackwell Science and a $2,000,000 subordinated note with detachable warrants. The $2,000,000 subordinated note, which we plan to repay with a portion of the proceeds of this offering, is secured by substantially all of our tangible and intangible assets. We have generally financed computer and related hardware needs through equipment lease financing arrangements. As of March 31, 1999, we had approximately $102,000 of cash and cash equivalents.



    In April 1999, we issued 546,028 shares of newly authorized Series E redeemable convertible preferred stock for gross proceeds of $6,250,000. In connection with the issuance of the Series E preferred stock, we paid $300,000 of fees and expenses to a placement agent, and issued to the placement agent warrants to purchase 24,919 shares of our common stock at an exercise price of $2.51 per share. The placement fee and warrant value will be reflected as a reduction of the proceeds from the Series E preferred stock issuance. An additional 174,729 shares of Series E preferred stock were issued upon conversion of the $2,000,000 convertible note payable to Blackwell Science. The Series E preferred stock ranks senior in liquidation to the other classes of preferred stock, and has certain veto rights. The Series E preferred stock accrues cumulative annual dividends at 7% of its liquidation value (initially $8,250,000). The dividends are compounded annually and, unless paid, are added to the Series E preferred stock liquidation value. The Series E preferred stock is convertible into a number of shares of common stock determined by dividing the liquidation value by a conversion price per share of $2.51. The conversion price is to be adjusted for certain dilutive events.


    At the time of issuance, each share of Series E preferred stock was convertible into one share of common stock, which represents a discount from the fair value of common stock on the date of the Series E issuance. The value attributable to this conversion right represents an incremental yield, or a beneficial conversion feature, which will be recognized as a return to the preferred stockholders. This amount, equal to the proceeds from the Series E offering, will be reported as accretion of preferred stock to redemption value in the consolidated statement of operations in the period the Series E preferred stock was issued, and represents a non-cash charge in the determination of net loss attributable to common stockholders.


    For the three months ended March 31, 1999, the cash used in operations was $598,000. Cash used during this period was primarily due to the net loss of $1,620,000, offset partially by depreciation and amortization of $129,000, a non-cash compensation expense of $123,000, an increase of $253,000 in accounts receivable, an increase of $92,000 in prepaid expenses and other current assets, an increase of $129,000 in other assets, an $617,000 increase in accounts payable, an increase of $140,000 in accrued expenses and an increase of $493,000 in deferred revenue. For the first quarter of 1998, the cash provided by operations was $111,000. Cash provided during this period was primarily due to the net loss of $335,000, offset partially by depreciation and amortization of $81,000, an increase of $203,000 in accounts receivable, an decrease of $76,000 in prepaid expenses and other current assets, an $120,000 increase in accounts payable, an increase of $41,000 in accrued expenses and an increase of $90,000 in deferred revenue. Increases in operating assets and liabilities were primarily due to the growth of business and operations during the first quarters of 1999 and 1998.


    Cash used in operations was $2,484,000 in 1998, $1,757,000 in 1997, and $2,284,000 in 1996. Cash used during these periods was primarily attributable to the net losses incurred during these periods of $2,878,000, $2,541,000, and $2,726,000 respectively, offset in part by depreciation and amortization, increases in accounts receivable, increases in prepaid expenses and other current assets, and increases in accounts payable and accrued expenses. Increases in operating assets and liabilities were primarily the result of the growth of business and operations during these periods.


    Cash used for investing activities consisted primarily of property and equipment purchases of $197,000 in the three months ended March 31, 1999 and $74,000 in the three months ended March 31, 1998. We also entered into capital leases for computer equipment totaling $49,000 and $135,000 for the three months ended March 31, 1998 and 1999, respectively.


    Cash used for investing activities consisted of property and equipment purchases of $278,000 in 1998, $125,000 in 1997 and $153,000 in 1996. We also entered into capital leases for computer equipment totaling $577,000 in 1998, $71,000 in 1997 and $87,000 in 1996.


    At March 31, 1999, we had outstanding commitments under capital leases of $511,000 and under operating leases for equipment and office space of $678,000. In addition, future minimum payments under content license agreements totaled $544,000 at March 31, 1999. We expect our commitments under content licensing to increase as we expand our content libraries.



    We currently anticipate that the net proceeds from the offering, together with our available cash resources, will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements for at least the next 24 months. However, we may need to raise additional funds within the next 24 months to further expand sales and marketing, develop new or enhanced products and services, respond to competitive pressures, acquire or invest in complementary businesses or take advantage of unanticipated opportunities. Our future capital needs will depend upon numerous factors, including the success of our existing and new product and service offerings and competing technological and market developments. We may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We can not guarantee that additional funding, if needed, will be available on terms acceptable to us, or at all.


YEAR 2000 COMPLIANCE READINESS DISCLOSURE

IMPACT OF THE YEAR 2000

    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these Year 2000 requirements. Our business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others: hardware and software systems used by us to deliver services to our customers, including our proprietary software systems as well as hardware and software supplied by third parties; communications networks, such as the Internet and private intranets, which we depend on to provide content to our customers; internal systems of our customers and suppliers; hardware and software we use internally to manage our business; and non-information technology systems and services we use in our business such as the telecommunications and building systems.

STATE OF READINESS


    COSTS. To date, we have not incurred material costs in identifying or evaluating Year 2000 compliance issues, although consideration of the Year 2000 question is an integral part of all our on-going developmental and operational reviews. Most of our expenses to date have related to and are expected to continue to relate to the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance testing generally. We presently anticipate that future expenditures will be less than $200,000. As a young company, we purchased or developed new hardware and software at a time when our suppliers and developers were sensitive to issues surrounding the Year 2000 problem.



    RISKS. We have made preliminary assessments of our Year 2000 readiness with emphasis on our operating and administrative systems and the proprietary software systems and third party software and hardware we use to deliver services to our customers and users. Our assessment plans have consisted of internal testing of our systems, contacting third party vendors of hardware, software and services to us and to our users, assessing and implementing repairs or replacements as required and developing contingency plans in the event of Year 2000 problems arising as the year ends. We plan to have completed our assessments and remediation plans and to have made any necessary changes to our internal systems and proprietary software by the end of June 1999. HealthGate has contacted its major vendors for software, hardware and related services. These vendors have indicated that they are Year 2000 compliant. HealthGate is not anticipating any problems at the present time. We are not currently aware of any internal Year 2000 compliance problems that could reasonably be expected to have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix such problems. However, we can not guarantee that we have identified or will identify all Year 2000 compliance problems in our infrastructure that may require substantial revisions and fixes. Also, despite our testing and reviews, we may experience Year 2000 problems related to the third party software, hardware or other systems on which we are reliant, and any of these problems may be time consuming or expensive to fix. We have given a warranty in our activePress agreement with Blackwell Science that our applications and services are Year 2000 compliant. If our applications and services fail to be Year 2000 compliant, this agreement could be terminated or we could be liable for damages, either of which could have a material adverse effect on our business. In addition, the purchasing patterns of customers or potential customers may be affected by Year 2000 questions, and any significant delays in making purchasing decisions could either directly or indirectly affect us.


    In addition, we cannot be assured that the governmental agencies, utility companies, Internet access companies, third party providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control. We believe that the most reasonably likely worst case scenario would result in a prolonged Internet, telecommunications or electrical failure which would affect our ability to meet our commitments to our customers or prevent our users from accessing our Web sites or services, either of which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

    We have been engaged in an ongoing assessment of our readiness and have developed preliminary contingency plans. The results of our analyses and the responses received from third party vendors and service providers will be taken into account to revise our contingency plans as necessary. It is our goal to finalize our contingency plans by the end of the second calendar quarter of 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    We adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective January 1, 1998. This statement requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. During the years ended December 31, 1996, 1997 and 1998, we had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on our financial statements.

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected segment information in interim and annual financial statements. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for our fiscal year ended December 31, 1998 and had no effect on our financial position or results of operations. We operate in one segment, which is providing healthcare and related information to institutions and individuals through the Internet.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. HealthGate does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

    In February 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SoP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for HealthGate beginning in fiscal 1999, and HealthGate does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

    In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for HealthGate beginning in fiscal 1999, and HealthGate does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

                                    BUSINESS

OVERVIEW


    HealthGate is a leading Internet provider of reliable, objective, comprehensive and up-to-date healthcare information helping physicians and other healthcare professionals, patients and health-conscious consumers make better informed healthcare decisions. We have aggregated and developed what we believe are the most extensive health and medical libraries of any online provider, currently totaling approximately 27 million different pages of health and medical information from over 190 sources. This content includes internationally recognized journals, authoritative government sources and extensive bibliographic databases representing 27 independent content providers. We adapt and integrate this diverse content through our internally developed software programs, which include our proprietary ReADER-Registered Trademark- natural language searching software, designed to facilitate the search and retrieval of relevant information in response to each user's search.



    Given the depth and breadth of our content, we provide healthcare information to a wide range of online users, including physicians and other healthcare professionals, patients and health-conscious consumers. Our online library targeted to physicians and other healthcare professionals includes internationally recognized journals such as the NEW ENGLAND JOURNAL OF MEDICINE, bibliographic databases such as MEDLINE, handbooks such as the Drug Information Handbook, decision support materials such as the Poisoning and Toxicology Compendium and Continuing Medical Education programs from the Boston University School of Medicine and Professional Postgraduate Services. Our patient focused online library includes patient education materials such as a series of over 3,000 patient education brochures published by the Clinical Reference Systems division of Access Health. We have also created a proprietary series of industry recognized consumer health Webzines and have developed Wellness Centers, which are compilations of information we produce for consumers on 100 of the most prevalent illnesses, diseases and medical conditions. In addition, we use our technology to provide text conversion and Web site hosting services for traditional print publishers, thereby increasing the number of online healthcare resources accessible through our content libraries. While we aggregate and develop content with the goal of meeting the specific needs of professionals, patients and health-conscious consumers, we do not restrict access to the target audience, for instance, giving patients and consumers access to more in-depth information like leading medical journals written for medical professionals.



    We distribute this content through a network of proprietary and affiliated Web sites that comprise the HealthGate Network. The HealthGate Network includes
(1) our own Web sites, www.healthgate.com in the United States and www.healthgate.co.uk in the United Kingdom; (2) customized co-branded CHOICE-TM-Web sites developed for hospitals and other enterprises which carry both HealthGate's and the enterprise customer's names; and (3) other third party Web sites to which we syndicate content under license agreements. With our extensive online content libraries and distribution network, we believe we are a leading source for healthcare information on the Internet. In March 1999, our users viewed approximately 3.76 million content pages on our own Web sites.


    We generate revenue from the following activities:

       (1) developing co-branded CHOICE Web sites for enterprise clients and distributing content through these CHOICE Web sites;


       (2) offering banner advertising and sponsorship of discrete portions of our content libraries to pharmaceutical companies, other healthcare advertisers and other businesses and organizations;



       (3) providing our activePress-TM- Web publishing services to traditional print publishers;



       (4) syndicating content to third party Web sites; and



       (5) participating in e-commerce opportunities.

INDUSTRY BACKGROUND


    During the past decade, the Internet has emerged as a significant global communications medium and an effective alternative to many forms of traditional media. The Internet enables consumers to instantly retrieve information, communicate with others and engage in e-commerce. As a result, Internet use is growing rapidly. According to Jupiter Communications, an industry research firm, the number of Internet users in the United States is expected to grow from approximately 63 million in 1998 to approximately 116 million by 2002.



    The rapid growth of the Internet as a tool for communication, entertainment and e-commerce has resulted in a proliferation of Web sites dealing with myriad topics, products and services. Web sites such as America Online and Yahoo! developed in response to Internet users' need for a simple means of navigating the Internet. As the number of Internet users has increased, discrete user groups have developed that share the same interests, such as searchers of health and medical information, world and national news headlines and personal investment information. These groups have, in turn, created a demand for more focused subject specific Web sites. These subject specific Web sites are a growing segment of the Internet. Among the most popular topics of these types of Web sites is healthcare. According to Cyber Dialogue, Inc., an industry research firm, during the 12-month period ended July 1998, approximately 17 million adults in the United States searched online for health and medical information, a number which Cyber Dialogue estimates will grow to approximately 33 million in 2000. Further, Cyber Dialogue research indicates that 70% of adults who seek health and medical information online believe that the availability of this information on the Internet enables them to make better informed healthcare choices.



    This demand for online healthcare content is creating many opportunities for businesses to reach new consumers and expand their relationships with existing customers. According to Cyber Dialogue, people that use the Internet to retrieve online medical information are an attractive audience to businesses, because these individuals are typically older and more affluent than the general online population. The Internet, unlike traditional media sources, allows businesses to effectively target these consumers in an interactive manner. Through banner ads and sponsorships, businesses are able to dynamically market their goods and services in an efficient manner. According to Jupiter Communications, online health and medical advertising in the U.S. is expected to grow from $12.3 million in 1998 to $265.1 million in 2002. In addition to providing a new marketing medium, the Internet has become a new distribution channel for businesses, through which they can sell products to consumers.



    We believe that the company that establishes a clear brand identity as a reliable source of comprehensive online healthcare information and services will have a significant opportunity to capture a leading share of the online health audience as this industry continues to grow.


BUSINESS STRATEGY


    Our objective is to capture a leading share of the online health audience as this industry continues to grow. We plan to achieve this objective by delivering a broad array of healthcare content and related services to healthcare professionals, patients and consumers through the HealthGate Network. Our strategy includes the following key elements:



    PROVIDE LEADING HEALTHCARE CONTENT AND TECHNOLOGY. We seek to continually expand our health and medical content libraries to enable healthcare professionals, patients and consumers to easily satisfy their health-related information needs without leaving the HealthGate Network. We are currently focusing on expanding our content in the areas of prescription and over the counter drugs, mental health, toxicology, decision support, alternative health, geriatrics and continuing education. In addition to continually expanding our content, we intend to continue integrating content with technology in order to enhance the online user experience. We are currently pursuing technology initiatives designed to provide enhanced alert services, more sophisticated database searching capabilities and personalization and content customization for the individual users. Given the diversity of health-related Web sites, and the varying degrees of quality and amount of information available on these Web sites, we believe professionals, patients and consumers have a desire to be able to access reliable, objective, comprehensive and up-to-date information on specific topics in a user-friendly manner. We plan to continue to lead the way in making this information accessible to both healthcare professionals and lay people.



    EXPAND THE HEALTHGATE NETWORK. The HealthGate Network consists of (1) our own Web sites, www.healthgate.com and www.healthgate.co.uk; (2) clients' co-branded CHOICE Web sites; and (3) other third party Web sites including Inteli-Health and WebMD, which carry our syndicated content under individual license agreements. We plan to increase the number of CHOICE Web sites on the HealthGate Network through expanded marketing efforts, using both our in-house sales force and value added resellers, such as Data General Corporation, which resells our products and services together with their complimentary products and services. We intend to further expand the HealthGate Network by continuing to syndicate portions of our content libraries to other health-related Web sites. By expanding the HealthGate Network, we believe we will be able to continue to increase user traffic, thereby enabling us to generate increased revenue from advertising, sponsorships and e-commerce opportunities.



    CONTINUE TO BUILD THE HEALTHGATE BRAND. We believe that increased awareness of the HealthGate brand will be important to our ability to continue to build our user base and to attract additional customers, advertisers, sponsors and strategic affiliates. We plan to allocate significant resources to continue to build brand recognition by expanding the reach of the HealthGate Network. By continuing to increase the number of co-branded CHOICE Web sites, we plan to cost-effectively attract new users and build online communities, linked groups of users with similar health related interests, by leveraging the name recognition of local enterprises, including hospitals and other healthcare organizations, corporations and academic institutions. We build brand awareness on our www.healthgate.com and www.healthgate.co.uk Web sites by offering users free access to a portion of our content libraries. Moreover, we will continue to syndicate content under license agreements that require licensees to display our name prominently on the syndicated content pages. These agreements also require these licensees to enable users to reach our www.healthgate.com Web site from the licensees' sites by clicking on a HealthGate link. In addition, we plan to build recognition of the HealthGate brand through online and traditional media advertising, other promotional activities and marketing initiatives, and through additional strategic affiliations.


    BROADEN THE RANGE OF PRODUCTS AND SERVICES. We believe that broadening the variety of products and services offered through the HealthGate Network will allow us to better serve existing users, attract new users and keep our users on the HealthGate Network for longer periods per visit. We intend to enhance our offering of products and services to provide physician counseling services, clinical trial recruitment and an integrated platform for linking clinical information and patient education materials with electronic medical records. We plan to leverage the HealthGate Network, including our enterprise-based CHOICE accounts, to market these new, predominantly fee-based products and services. We believe that these products and services will also make the HealthGate Network even more attractive to potential advertisers and sponsors seeking a targeted audience. Additionally, we are pursuing e-commerce partners to further leverage revenue opportunities from the HealthGate Network user base.

    PURSUE ACQUISITIONS AND ADDITIONAL STRATEGIC AFFILIATIONS. We intend to pursue an acquisition and affiliation strategy focusing on proprietary content and complementary technologies and services. Acquiring providers of proprietary content will allow us to customize acquired content to better meet the needs of our users and clients, as well as allow us to increase our user base. We also plan to continue to pursue additional strategic affiliations with content providers to expand our libraries, similar to our activePress content affiliations with Blackwell Science and the NEW ENGLAND JOURNAL OF MEDICINE. In addition, we intend to pursue exclusive strategic affiliations with content providers to produce additional unique content, similar to our plan to produce a consumer version of the NEW ENGLAND JOURNAL OF MEDICINE with the Massachusetts Medical Society. We also plan to pursue strategic affiliations with companies that offer complementary technologies and services, such as Web site design and development firms, electronic medical records providers and online prescription information and transaction service companies.


    CONTINUE TO GROW INTERNATIONALLY. Interest in obtaining reliable healthcare information is universal. We believe that a significant opportunity exists to establish HealthGate as the premier supplier of healthcare information over the Internet in markets outside the United States. Building upon the expertise gained from the May 1998 launch of our www.healthgate.co.uk Web site, which was specifically developed for United Kingdom users, we intend to establish additional HealthGate country specific Web sites. Our strategy includes licensing and creating content of specific interest to a particular country's users, in addition to providing internationally recognized English language sources of medical information, such as MEDLINE and customizing and translating the user interface into the local language. In addition, we plan to continue syndicating portions of our content libraries to online providers in foreign markets. For example, we have established relationships with online providers in Italy and Australia who are providing co-branded HealthGate syndicated content as part of their product offerings.

HEALTHGATE CONTENT


    We believe we offer professionals, patients and consumers one of the most reliable, objective, comprehensive and up-to-date collections of health and medical information available on the Internet, with presently over 27 million different pages of healthcare information from over 190 sources. Our content libraries are updated regularly with the latest available health and medical information, on a daily, weekly or monthly basis, or as appropriate. We segment our content libraries into appropriate collections to facilitate access for professionals, patients and consumers. However, content from any collection is available to any type of user under a variety of pricing structures. For example, a patient who might typically access one of our free Healthy Living Webzines for general information about a particular medical condition, illness or disease is also able to access relevant articles in the professionally-oriented NEW ENGLAND JOURNAL OF MEDICINE for a one time transaction fee in order to explore the most recent and authoritative scientific studies of that condition, illness or disease.



    Generally, certain licensed content, including MEDLINE, CANCERLIT and AIDSLINE, is free to users throughout the HealthGate Network. Other licensed content, including PsycINFO, Well Connected and the EMBASE Cardiology Consultant, is accessible for a fee on a transaction specific basis or through subscription plans. In order to meet the needs of their communities of users, CHOICE Web site clients and licensees of our syndicated content pay us to make selected portions of our libraries available to their users.

    We compile our online libraries in three ways: (1) licensing content from healthcare and medical information providers; (2) developing proprietary in-house content; and (3) licensing content from our activePress publishing clients in conjunction with providing these clients with Web site development and hosting services. These categories of content are described in the following table:

CONTENT PROVIDER        DESCRIPTION        REPRESENTATIVE SOURCES    DISTRIBUTION CHANNELS
  Independent     Well known,              - MEDLINE (National      - healthgate.com
  Licensors       authoritative content      Library of Medicine)   - CHOICE Web sites
                  sources licensed from    - Adult Health Advisor   - Syndicated third
                  government agencies,       (Clinical Reference    party Web sites
                  professional               Systems)               - healthgate.co.uk
                  associations, not-for-   - Continuing Medical
                  profit organizations,      Education
                  medical centers,           (Professional
                  publishers and other       Postgraduate
                  third parties.             Services, a division
                                             of Physicians World
                                             Communications Group)
                                           - Reuters Medical News
                                             (Reuters Health)
                                           - EMBASE Cardiology
                                             Consultant (Elsevier
                                             Science B.V.)

  HealthGate      Nine different award     - Healthy Athlete        - healthgate.com
                  winning magazines        - Healthy Eating         - CHOICE Web sites
                  developed by HealthGate  - Healthy Man            - Syndicated third
                  specifically for         - Healthy Mind           party Web sites
                  Web-based distribution.  - Healthy Parenting      - healthgate.co.uk
                  Updated weekly with new  - Healthy Sexuality
                  articles, written or     - Healthy Traveler
                  purchased by             - Healthy Woman
                  HealthGate.              - RxAlert

  activePress     Full-text journals and   - NEW ENGLAND JOURNAL    - nejm.org
  Clients         similar content from     OF MEDICINE              - blackwell-synergy.com
                  traditional print          (Massachusetts         - healthgate.com
                  publishers, converted      Medical Society)       - CHOICE Web sites
                  for Web access and       - Blackwell Science      - Syndicated third
                  hosted by HealthGate's     journals               party Web sites
                  activePress unit for a     (Blackwell Science)    - healthgate.co.uk
                  fee.

LICENSED CONTENT


    This category includes well known, independent and authoritative health and medical content licensed by us for distribution via the HealthGate Network. This content is typically peer-reviewed and many of our licensed content sources are recognized by healthcare professionals and academia for their high quality. Content in this category includes the following types of information and representative sources:


    - bibliographic databases, such as MEDLINE, produced by the National Library of Medicine; CANCERLIT, produced by the National Cancer Institute; and EMBASE Drugs and Pharmacology, produced by Elsevier Science B.V.;

    - patient education and consumer health materials, such as the Merriam Webster Medical Dictionary, the Advisor Series of over 3,000 informational brochures from Clinical Reference Systems and compilations of information that we prepare on 100 of the most prevalent medical conditions, illnesses and diseases and make available through our Wellness Centers;


    - Continuing Medical Education programs, such as those produced by the Boston University School of Medicine;


    - decision support materials, such as the Poisoning and Toxicology Compendium published by Lexi-Comp, Inc.; and

    - newsfeeds, such as Reuters Medical News and the Los Angeles Times
      Syndicate.


    All licensed content must meet certain criteria prior to being added to our content libraries. The criteria used to evaluate the content include the content provider's own review process, comparison with comparable sources and the frequency of updates.


HEALTHGATE PROPRIETARY CONTENT


    This category currently includes nine Web-based consumer health magazines we produce called Healthy Living. The Webzines in the Healthy Living series cover subjects such as men's health, women's health, parenting, nutrition, travel medicine, sexuality, sports medicine, mental health and prescription and over-the-counter drugs. Articles for these publications are written by medical writers, physicians, dentists, dieticians and nurses exclusively for us. These articles discuss current health trends, newly published research findings, health-related lifestyle issues and late breaking topics recommended by the Healthy Living Editorial Board. This Editorial Board is comprised of five physicians affiliated with institutions including the Harvard University School of Medicine, Boston University School of Medicine, Massachusetts General Hospital and Dana Farber Cancer Institute. In order to assure accurate and high quality content, all articles are reviewed prior to publication by medical editors and by our Editorial Board. Several Healthy Living Webzines have been recognized for their quality by the American Medical Writers Association, Tufts University School of Nutrition, Lycos and the Disney Go Network.


ACTIVEPRESS CONTENT


    This category currently includes all medical, scientific and technical journals published by the worldwide publishing units of Blackwell Science and the Massachusetts Medical Society, publisher of the NEW ENGLAND JOURNAL OF MEDICINE. Through our activePress service, we convert these journals for delivery through the Internet and provide access to the converted journals by hosting these publishers' Web sites. In addition to being paid a fee for our activePress development, implementation and hosting services, we receive the right to distribute these journals through our www.healthgate.com and www.healthgate.co.uk Web sites. We are also able to distribute the Blackwell Science journals throughout the rest of the HealthGate Network and to distribute the NEW ENGLAND JOURNAL through our CHOICE Web sites.

STRATEGIC AFFILIATIONS

    We believe that strategic affiliations enable us to acquire content more rapidly, develop and distribute our products and services, generate traffic on our own Web sites and CHOICE Web sites, enhance the HealthGate brand and capitalize on additional revenue opportunities. We have entered into strategic affiliations for healthcare content, related products and services, marketing and online distribution with the following companies:

ACTIVEPRESS CONTENT AFFILIATIONS


    BLACKWELL SCIENCE, LTD. Through our activePress service, we are the exclusive developer on the Web of a collection of 200 full text journals for Blackwell Science. Blackwell Science is the largest publisher of medical societies' journals and one of the world's largest medical publishers. We have converted and currently offer online 66 different peer reviewed journal titles from Blackwell Science's worldwide publishing units, and we have contracted to convert the remaining 134 Blackwell Science titles and we expect to do so as the publisher makes them available to us from time to time during the initial term of the agreement. As part of this service, we link these journals with the MEDLINE bibliographic database and make them available to Blackwell Science's individual and institutional subscribers through the www.blackwell-synergy.com Web site, developed and hosted by us. Our hosting services include storing, maintaining and updating all converted journals on our computer system, providing links between these journals and other relevant databases, providing secure transaction processing through the Web site and managing advertising and sponsorship for the Web site. In addition to the revenue derived from the development and hosting of the www.blackwell-synergy.com Web site, we receive a fee for each online subscriber to a Blackwell journal and a transactional fee for each Blackwell journal article purchased through the HealthGate Network. We have the right to syndicate these journals throughout the HealthGate Network and allocate revenue from syndication with Blackwell Science. The initial term of our activePress agreement with Blackwell Science runs through February 2000. Until September 30, 1999, Blackwell Science has the right to extend the term of the agreement to February 28, 2001. If this right is exercised, Blackwell Science may renew the agreement annually for an additional three years.



    NEW ENGLAND JOURNAL OF MEDICINE. We recently entered into an agreement with the Massachusetts Medical Society, publisher of the NEW ENGLAND JOURNAL OF MEDICINE, the most cited publication in medicine, to be the exclusive developer and host of an enhanced Web site for the JOURNAL using our activePress service. Through this enhanced Web site, developed using our activePress service, the JOURNAL will offer electronic subscriptions and be able to provide individual article delivery and links to the MEDLINE bibliographic database, thereby improving reader access to this important resource. As part of this agreement, when this enhanced Web site is re-launched, we will have the right to distribute the JOURNAL through our own Web sites, through CHOICE Web sites, and, with the prior approval of the publisher, through syndication to third party Web sites. In addition to the revenue derived from the development and hosting of this Web site, we receive a fee for each online subscriber to the JOURNAL and a transactional fee for each JOURNAL article purchased by a non-subscriber. The initial term of our activePress agreement with the Massachusetts Medical Society runs through April 2001 and is renewable annually by mutual agreement.


OTHER CONTENT AFFILIATION


    CONSUMER VERSION OF THE NEW ENGLAND JOURNAL OF MEDICINE. We have signed a term sheet with the Massachusetts Medical Society to create a Web-based consumer version of the NEW ENGLAND JOURNAL OF MEDICINE. The term sheet is not a definitive agreement and the parties are presently negotiating a definitive agreement. If a definitive agreement is reached we will be the exclusive distributor of this unique version of the JOURNAL. We will pay an annual fee for the Society to re-write all original articles appearing each week in the JOURNAL in common, non-technical language. We, in turn, plan to use our technology platform to adapt and integrate this content and to link it to MEDLINE, to drug databases, to other content sources and to relevant sites on the Web. We intend to make the publication available through subscription. We plan to sell both targeted advertising and sponsorship on these pages. We expect to release the consumer version of the NEW ENGLAND JOURNAL OF MEDICINE during 1999.


PRODUCT AND SERVICE AFFILIATIONS


    PHYSICIANS WORLD COMMUNICATIONS GROUP. We have a strategic affiliation with Physicians World Communications Group, an independent medical education company in the United States. Professional Postgraduate Services, a division of Physicians World, is accredited by the Accreditation Council for Continuing Medical Education to offer Category 1 Continuing Medical Education (CME) credit. Physicians World pays us to format original CME programs for the Web to enhance the ease of use and quality of the educational experience by adding interactivity, graphics and audio and video components. We share the revenue with Physicians World generated from physicians purchasing these programs through the HealthGate Network. We are implementing a strategic plan with Physicians World to increase sponsorship funding for the development of new courses to be provided through this relationship. We are Physicians World's exclusive development and distribution partner for CME programs over the Web. Under our agreement with Physicians World, we have agreed, with the exception of CME programs developed by Boston University School of Medicine, to develop CME programs for Web distribution only in conjunction with Physicians World.


    BOSTON UNIVERSITY SCHOOL OF MEDICINE. We have a strategic affiliation with Boston University School of Medicine to distribute Continuing Medical Education programs developed by the School of Medicine through our own Web sites, through our CHOICE Web sites and through licensees of our syndicated content. Boston University is accredited by the Accreditation Council for Continuing Medical Education to offer Category 1 CME credit. We include 23 different CME programs from Boston University in content libraries selected by our CHOICE Web sites. We plan to develop additional programs with Boston University through this relationship.

    Physicians take CME courses in order to: (1) comply with state licensure requirements; (2) qualify for lower insurance premiums; and (3) fulfill membership requirements of professional associations. Generally, Category 1 CME courses are considered by most physicians to be more valuable than other types of CME courses. Approximately 20 hours of Category 1 credit is required annually by most states for physician re-licensure.

MARKETING AFFILIATION


    DATA GENERAL CORPORATION. We have formed a strategic marketing affiliation with Data General Corporation, an information technology products and services company. Data General has a current customer base of approximately 1,200 hospitals and healthcare institutions and a sales and marketing group dedicated to healthcare. Data General's healthcare customer base presents an attractive target market for our CHOICE Web sites. As a value added reseller, Data General will offer our co-branded CHOICE product to complement the suite of products and services that it currently offers to its customers, which products and services include electronic medical records services, imaging and archival software and Web-authoring tools. Data General will distribute our CHOICE product to its customers by purchasing it from us and then reselling it to specific enterprises based on a CHOICE license agreement entered into between HealthGate and the specific enterprise. Data General has agreed that, during the term of the agreement, it will not market any other products or services that are similar to our CHOICE Web site product. Until June 30, 1999, or for an additional six month period if Data General has sold at least 25 CHOICE accounts to its customers, we are not permitted to market directly to Data General's current customer base. The initial term of our reseller agreement with Data General runs through June 2001 and is renewable for one additional year by mutual agreement.

DISTRIBUTION AFFILIATIONS


    We have formed strategic distribution affiliations with five high-traffic, health-related Web sites to distribute portions of our content libraries through licensing agreements. Our present distribution affiliations are with WebMD, Inteli-health, America's Health Network, the American Medical Association and MedCast. In addition to providing licensing fees to us, these agreements, in most cases, provide for sharing advertising and sponsorship revenue generated through these third party Web sites. Through licensed syndication, we are able to leverage the user bases of these HealthGate Network Web sites to drive additional traffic to our content libraries in order to further increase awareness of the HealthGate brand and develop additional advertising and sponsorship and e-commerce revenue opportunities. Our name, embedded with a link to our www.healthgate.com Web site, is displayed on each page viewed by the user accessing our syndicated content through third party Web sites.


HEALTHGATE'S PRODUCTS AND SERVICES

    We have established four distinct product and service offerings: (1) our own Web sites; (2) CHOICE Web sites; (3) content syndication; and (4) activePress services. The target groups for these products and services cover a broad spectrum of customers and users, providing multiple revenue sources, as summarized in the following chart.


                                 TARGET CUSTOMER AND USER
    PRODUCTS AND SERVICES                 GROUPS                     REVENUE SOURCES
  www.healthgate.com           Individuals                    - Advertising and sponsorship
  www.healthgate.co.uk         - Professionals                - E-commerce
                               - Patients
                               - Consumers

  CHOICE Web sites             Enterprises                    - Services
                               - Hospitals                    - Annual hosting fees
                               - Healthcare institutions      - Development fees
                               - Integrated Delivery          - Licensing fees
                               Networks                       - Advertising and sponsorship
                               - Businesses                   - E-commerce
                               - Colleges and universities

  Content Syndication          Third party health             - Services
                               information Web sites          - Annual hosting fees
                               - WebMD                        - Development fees
                               - Inteli-Health                - Licensing fees
                               - America's Health Network     - Advertising and sponsorship
                               - American Medical             - E-commerce
                               Association
                               - MedCast

  activePress service          Publishers                     - Services
                               - Blackwell Science            - Annual hosting fees
                               - Massachusetts Medical        - Development fees
                                 Society                      - E-commerce

THE WWW.HEALTHGATE.COM AND WWW.HEALTHGATE.CO.UK WEB SITES

    We provide healthcare information, products and services through our own Web sites, www.healthgate.com in the United States and www.healthgate.co.uk in the United Kingdom. The healthgate.com Web site, targeted to a wide range of users, was the first to provide free Web access to the complete MEDLINE database. This site provides a range of medical information, from basic background information on general health matters, wellness, illnesses and diseases, to in-depth scientific research on specific medical conditions, from a variety of licensed and proprietary content sources. The content available on this site is divided into collections targeted to professionals, patients or consumers. However, content from all collections is available to any type of user. For example, a patient can access an article on a specific medical condition in the professionally oriented NEW ENGLAND JOURNAL OF MEDICINE. Content sources include patient education and wellness information, bibliographic databases, Continuing Medical Education programs and decision support materials. Presently, our consumer information is accessible through www.healthgate.com and www.bewell.com, our companion consumer Web site. We plan to combine our bewell.com Web site with our www.healthgate.com by the end of 1999.

    The healthgate.co.uk site, launched in May 1998, is our first country-specific Web site. In addition to internationally recognized sources of medical information, such as MEDLINE, this site provides access to content of specific interest to users in the United Kingdom. We use our existing technology platform to provide easy access to the information on this site. We also use our technology platform to conform our content to local cultural and language nuances.


    Users may access portions of our content libraries on our own Web sites for free. Other licensed content, such as PsycINFO, CINAHL, the EMBASE Cardiology Consultant, and articles from the journals we make available, are available for a fee on a transaction specific basis.


CO-BRANDED CHOICE WEB SITES FOR ENTERPRISE CLIENTS

    Our CHOICE Web sites are customized, co-branded Web sites that provide enterprises the ability to offer online healthcare information to their communities of users as part of the HealthGate Network. We market CHOICE Web sites to the following types of enterprises:


    - HEALTHCARE INSTITUTIONS--Healthcare Institutions include hospitals, managed care organizations and physician groups. These institutions may wish to provide online healthcare information to their staff and patients and better market their services to the local community.



    - INTEGRATED DELIVERY NETWORKS--Integrated Delivery Networks are networks of hospitals and clinics. Integrated Delivery Networks can utilize CHOICE Web sites as part of their suite of services to achieve better brand recognition while still maintaining the personalized level of service from each individual component in their network.


    - CORPORATE ENTITIES--Our CHOICE Web sites enable any business to provide its employees health and wellness information through corporate intranets and extranets. By providing information for health and wellness programs, businesses may be able to lower their direct healthcare costs, reduce sick days and increase worker productivity.

    - COLLEGES AND UNIVERSITIES--Students, faculty and staff can use our CHOICE Web sites to access information needed for research papers, theses, dissertations and for information concerning their own health.


    CHOICE Web site clients pay us to provide portions of our content libraries which they select to offer to their users through the co-branded sites we develop and host for them.


    We create a customized Web site to provide healthcare information from our content libraries which is tailored to the needs of the specific enterprise's users. We have developed a number of templates for CHOICE Web site design from which each enterprise client may select a customized combination of health information and related services from the range of content libraries and services we provide. Because we use a standard format for our content and have developed flexible Web site templates, we are generally able to bring CHOICE Web sites online within 10 to 15 business days of signing an agreement with a CHOICE client.

    We have designed our CHOICE offerings with separate modules so that enterprise clients can choose to have all or individual segments of our content libraries available through their own CHOICE Web site. The three basic modules divide our content libraries into: (1) a professional series, which offers clinically oriented content such as MEDLINE; (2) a patient series, which includes 3,000 different condition-specific informational brochures; and (3) a consumer series, featuring general introductory magazine articles from our Healthy Living Webzines.

    We are continually developing additional product and service modules for our CHOICE clients. For example, we recently added the following new module options:

    - PRINTING MODULE FOR PATIENT BROCHURES. Allows printing of customized patient information brochures using content from our content libraries with a signature look and feel unique to the specific CHOICE customer, using customized headers and footers, including organization name, logo, physician name, contact information and other appropriate information.

    - RESOURCE LOCATOR MODULE, WITH CONTENT SENSITIVE LINKS. Allows information retrieval on any of the hospital's physicians, facilities, special services or programs, using the hospital's or independent information databases, such as OneSource, a database of physicians.

    In addition, CHOICE clients can choose to participate in advertising and sponsorship opportunities for their Web sites. The revenue from these opportunities is allocated between the CHOICE client and us.


    As of March 31, 1999, we have established 14 co-branded CHOICE Web sites providing health information to 37 local hospitals, including Swedish Medical Center (Seattle, Washington), St. Joseph's Hospital, a unit of Carondelet Health Systems (Kansas City, Missouri) and Hallmark Health (Malden, Massachusetts) and two universities. We intend to market our CHOICE Web site product to additional target enterprise clients including Integrated Delivery Networks and corporate entities, but have not yet sold a CHOICE Web site to either of these target client groups. The following is an example of Web pages from a CHOICE Web site we developed and host for Hallmark Health.


    [Screen shots of co-branded CHOICE Web site, with the following captions:

        Co-branded CHOICE site designed for Hallmark Health, Malden, Massachusetts.

        Professionals can access databases, reference materials, the latest news and CME courses to assist in patient care and in research.

        Patients can search 3,000 different brochures for information on specific diseases, illnesses and conditions.

        Health-conscious consumers can access Wellness Centers, reference materials for lay persons and our award-winning Healthy Living Webzines to help them lead a healthier lifestyle.]

CONTENT SYNDICATION


    We selectively syndicate portions of our content libraries to other high-traffic, health-related Web sites pursuant to licensing agreements. Through syndication, we are able to drive additional traffic to the HealthGate Network in order to further increase awareness of the HealthGate brand and develop additional advertising, sponsorship and e-commerce revenue opportunities. Our name, embedded with a link to our www.healthgate.com Web site, is displayed on each page viewed by the user accessing our syndicated content through third party Web sites. In addition to generating licensing fees, most of these syndication arrangements provide for sharing advertising and sponsorship revenue generated through these Web sites. To date, we have not recognized any revenue from advertising and sponsorship on these Web sites. Presently, we have syndication affiliations with WebMD, Inteli-health, America's Health Network, the American Medical Association and MedCast.


ACTIVEPRESS SERVICE FOR PUBLISHERS


    Our activePress service, which was launched in 1998, provides a full service Web-based solution to publishers and other parties that wish to offer Web-based access to print materials or databases. Through this service, healthcare publishers can reach an Internet audience through Web sites we host. The activePress service utilizes our existing technology platform and expertise to develop and host Web sites, convert the publisher's information for the Internet and link the published information with relevant databases, such as MEDLINE, enabling the publisher to deliver an enhanced electronic version of the print publication to subscribers, institutions and authorized third parties. As a result of these relationships, we also hold Web hosting rights to these publications, requiring anyone seeking an online article from one of these journals to access the publication either through the activePress enabled site or through the HealthGate Network.



    activePress service revenue includes fees for converting, hosting and storing information and providing support and maintenance. Additionally, transactional revenue is derived from fees associated with users' access to the publisher's content. These fees, which may be paid by the user or the publisher, are derived on a per subscriber, per page or per article basis.


    Blackwell Science and Massachusetts Medical Society, the publisher of THE NEW ENGLAND JOURNAL OF MEDICINE, are currently clients of our activePress service. See "Strategic Affiliations."

ADVERTISING AND SPONSORSHIP

    The depth and breadth of our content and the variety of our distribution channels developed for specific audiences of healthcare consumers offer advertisers and sponsors opportunities to target their messages to particular user groups. Advertisers may target groups by demographics such as gender and geographic location or advertise more broadly to the general population of health information users. The HealthGate Network's underlying technology platform recognizes a wide range of information about individual users. This, in turn, allows us to selectively target banner advertisements to users viewing specific topics or content sources. For example, we can place a banner advertisement for Tylenol on all users' screens searching our content for information on headaches. We also intend to offer advertisers the opportunity to employ one-to-one advertising or niche marketing. This type of advertising allows advertisers to target individual users based on registration details, both through banner advertising and through e-mail.

    We track banner advertising impressions and click-through rates for these advertisements and issue a NetGravity Traffic Report weekly to our advertisers. Statistics provided to both potential and current advertisers about our traffic patterns are audited by Audit Bureau of Circulation Interactive to assure accuracy.

    Recent advertisers on the HealthGate Network have included the following pharmaceutical companies, manufacturers of consumer and health goods, providers of health information and others.


    - Pharmaceutical companies, including American Home Products (Enbrel), Johnson & Johnson (Tylenol and Procrit), Pfizer (Zithromax and Zyrtec), Schering Plough (Claritin) and Biogen (Avonex);

    - Consumer health goods, including HealthShop.com (vitamins and supplements) and SelfCare (health aids);

    - Providers of health information, including McGraw-Hill (books), MD Consult (their Web site) and W.B. Saunders (books); and

    - Others, including CondeNet, Entrepreneur Magazine, the U.S. Air Force, the U.S. Navy and the WALL STREET JOURNAL.

    We offer sponsorship opportunities, including exclusive arrangements, to companies that wish to target specific topics, content sources or CHOICE Web sites. Sponsorships are designed to support broad marketing objectives, including branding and product introductions, generally on an exclusive basis. For example, sponsorships allow businesses to have their name, message or products appear together with a link to their own Web site in every page of a Healthy Living Webzine, a CHOICE Web site or a condition specific Wellness Center. Sponsorships are sold for specific periods of time and portions of the Web site.

    The following screen illustrates opportunities for advertising and sponsorship on a Wellness Center within a co-branded CHOICE Web site:

   [Screen shot of a co-branded CHOICE Web site, with lines indicating logo, advertising, sponsorship and additional feature areas of the page.]

E-COMMERCE

    Currently, we use e-commerce to provide portions of our licensed content, including PsycINFO, Well Connected, the EMBASE Cardiology Consultant and full text journals via the activePress service on a pay per view or transaction fee basis. In addition, we provide users the opportunity to purchase medical textbooks and other print products from MedBookStore, a Web-based medical bookstore from Medsite Publishing, and photocopies of articles not available from our collection of full-text journals from Infotrieve, a document delivery service. Also, users can subscribe to certain fee-based content sources on a monthly basis.

    We believe that significant opportunities exist to provide healthcare related products to professionals, patients and consumers using our technology platform and the HealthGate Network. In order to pursue these opportunities, we are exploring options for expanding the products and services currently offered using e-commerce.

SALES AND MARKETING


    We sell our products and services through our own direct sales force and through value added resellers. Our direct sales force consists of two teams: (1) CHOICE Web site sales; and (2) advertising and sponsorship sales. We divide the United States and Canada into seven direct sales regions for CHOICE Web site sales and assign direct sales representatives to each region. Our CHOICE Web site sales team consists of two groups, outside sales and inside sales. The outside sales group is responsible for delivering focused and targeted marketing for CHOICE Web sites, content syndication customers and other customers, increasing consumer awareness of the HealthGate brand and establishing campaigns to develop brand loyalty. Our inside sales group is responsible for facilitating the entire sales process, identifying leads through telemarketing and supporting our customers. The inside sales group's support functions include maintenance of customer and prospect databases, online demonstration sessions, preparation of presentations and proposals and development of relationships with current and future clients. Our advertising and sponsorship sales efforts are conducted from our headquarters in Burlington, Massachusetts.



    In addition to our direct sales force, we have established a value added reseller relationship with Data General. Through this relationship, we leverage the cross selling opportunities offered by Data General's worldwide healthcare sales force in their sales calls on their customer base of approximately 1,200 hospitals. See "--Strategic Affiliations."


    In Europe, our sales efforts are coordinated through our subsidiary, HealthGate Europe, Limited, based in London. HealthGate Europe concentrates its efforts on licensing our syndicated content to third parties and developing additional activePress relationships.

    We presently market our products and services through traditional means, including direct mail, print advertising and telemarketing. In addition, we also use Web-based banner advertising and sponsorship on our own Web sites, portions of the HealthGate Network and other third-party sites, targeted linking on the HealthGate Network and e-mail alerts to registered users of our own Web sites. We are considering adding radio and television advertising to our marketing efforts.

    We expect to use portions of the net proceeds of this offering to expand our sales and marketing efforts. See "Use of Proceeds."

CUSTOMER SERVICE


    We are committed to providing a high level of service and support to our clients and users. We believe that customer service is important to our ability to attract and retain clients and users. We provide service and support via a toll-free telephone number, e-mail and, on the Web site itself, through help screens and Frequently Asked Questions (FAQ) areas. The customer service staff includes medical librarians who are experienced in medical information retrieval. We intend to add additional staff in the third quarter of 1999 in order to extend customer service coverage into evening hours and weekends.


TECHNOLOGY PLATFORM


    Our technology, consisting of internally developed and commercially available software programs, is designed to leverage the benefits of modular components so that all elements of our various content libraries and other databases can be channeled into one unified platform. From this platform, we can quickly and easily adapt all of this content and other data for numerous online applications, such as: (1) standardizing the appearance of disparate content sources; (2) integrating advertising and sponsorship; and (3) facilitating information retrieval for our customers and users. In addition, the modular composition of our technology platform enables us to reuse, update, scale, extend and replace components as needed. As content is added to our technology platform and moves through the various modules during processing, each individual module adds specific and unique features and functionality to the content.


    There are three specific groups of modules: (1) Content Standardization; (2) Content Enhancement; and (3) Content Delivery. Unless otherwise noted, all modules are either available through the HealthGate Network or through our activePress service. We plan to integrate modules presently available only through our activePress service into the HealthGate Network.

CONTENT STANDARDIZATION


    CONTENT NORMALIZATION. The content normalization module converts original content, regardless of format supplied by the content provider, into a single, consistent Extensible Markup Language (XML) format. XML is a markup language used to identify structures and their roles within a document. For example, words within a document are classified as structures. The specific words in the document's footnotes are indicative of the role these words, or structures, have in the document. Meta-information, or information describing the content supplied by the provider, is retained. However, this module adds additional tagging to the provider-supplied meta-information for use in the searching, topics and dynamic formatting modules. The use of XML in the content normalization module enables us to offer, through other modules, multiple product offerings with different features, while using the same content from the same repository.


    CONTENT ANALYSIS. The content analysis module attaches value-added information to content. For example, footnotes, endnotes or bibliographies from journal articles are linked to abstracts or more detailed information found in other content sources such as MEDLINE. Features under development include the linking of drug trade names to a pharmaceutical source, identifying company names and providing appropriate links to other sources and associating content with various conditions, illnesses or related topics.

    CONTENT MATCHING. The content matching module integrates three separate databases enabling them to interact and relay information to each other as a user moves through our various content sources. The different databases are Users, Content Sources and Usage. The content matching module tracks individual users (Users) through the HealthGate Network, recording what content they use (Content Source), and recording the transaction for later use (Usage).

CONTENT ENHANCEMENT


    AUTHENTICATION, ACCESS CONTROL AND E-COMMERCE. The authentication, access control and e-commerce module confirms a user's identity, allows the user access to the various content sources and records any transaction or usage for that user. This module is analogous to a content store, offering access to content on a fee per use basis. These sales can be via a one-time credit card transaction or through institutional access. This module allows us to package content through different methods to different user groups using various pricing models. For example, information from a particular journal can be sold to the user by year, by the issue, by the article, or even by the page.



    SEARCHING. The searching module, using our ReADER search software that provides a natural language searching tool, enables professionals, patients and consumers access to content without regard for the level of their expertise, knowledge of medical terms, or knowledge of specific database searching commands. For example, if a user searches the MEDLINE database for the common concept "CAT Scan," the ReADER tool would translate that phrase into a search for the medical term "Tomography, X-Ray Computed" yielding more relevant results.


    TOPICS. The topics module creates topic hierarchies or organizes specific content for the professionals, patients, or consumers according to pre-defined algorithms. Topics are created using both searching and keyword technologies. Patient and consumer topics are organized by medical condition. Professional topics are organized by medical specialty. Topics allow for quick access to the latest information without requiring the user to search multiple content sources.

    ADVERTISING. The advertising module enables us to target specific advertisements to individuals or groups based on demographic information, user registration, or specific content sources. For example, a user searching for information on headaches could be shown an advertisement for Tylenol. This module also handles scheduling of advertisements, reporting of results to advertisers and the placement and screening of advertisements.

    PERSONALIZATION. The personalization module enables content to be customized for the individual user. Among the features provided through this module are user-managed subscriptions and commerce, e-mail updates and saved searches. A new feature under development will allow a user to create a customized Web page displaying only information based upon a user provided profile. Personalization is currently available through our activePress service and is being integrated into the HealthGate Network.

    RELEVANT INFORMATION LINKING. The relevant information linking module enables dynamic cross-referencing or linking among related content and features. For example, content targeted for the physician can be linked to corresponding patient education materials, enabling the physician to produce a customized brochure handout, written specifically for the patient, without accessing multiple content sources.

    COMMUNITY BUILDING. Currently under development, the community building module will enable users to interact and establish relationships with other users possessing similar health-oriented interests. For example, discussion groups can be formed around specific conditions, individual journal articles, or treatment options. An option currently available called "Send to a Friend" enables users to send e-mail, with a link to a specific article from content available from HealthGate, to friends or colleagues.

    ADAPTIVE PROFILING. Currently under development, the adaptive profiling module modifies what a user sees or is alerted to based upon the user's behavior, usage of a particular content source and navigation by the user through the site.

CONTENT DELIVERY

    DYNAMIC FORMATTING. The dynamic formatting module allows for active layout of content for presentation to the user. Formatting can be based upon a specific user's registration information, the type of content the user is viewing, the CHOICE Web site and access point. The utilization of Extensible Style Language
(XSL) allows for quick and efficient formatting modifications. For example, XSL converts or transforms information stored in XML into other data formats, such as Hypertext Markup Language (HTML), used to construct most Web pages. This module gives us the option of having multiple product offerings with different features, while using the same content from the same repository.

COMPETITION


    The market for Internet services and products is relatively new, intensely competitive and rapidly changing. With no substantial barriers to entry, over 15,000 Web sites presently offer users healthcare content and products and services, and we expect that competition will continue to grow. We compete, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with a variety of companies from traditional healthcare print publishers and distributors, to health focused and general Web sites, to large healthcare information systems companies.



    Many of our competitors enjoy significant competitive advantages including: greater resources that can be devoted to the development, promotion and sale of their products and services; longer operating histories; greater brand recognition; and larger customer bases.



    We believe that the principal competitive factors in our target markets are comprehensiveness of content, integration with existing technologies, brand name recognition, performance, ease of use, pricing, features and quality of support. We also believe that we are the only provider among our competitors to serve all of our target markets and that the combination of the depth and breadth of our content libraries and the flexibility of our technology platform allows us to compete favorably in each of our target markets. See "Risk Factors--We face intense competition in providing our Internet-based healthcare information products and services."


GOVERNMENTAL REGULATION

    Currently, there are a number of laws that regulate communications or commerce on the Internet. Federal, state, local and foreign governments and agencies are considering laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services. In addition, several telecommunications carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Regulation of this type, if imposed, could substantially increase the cost of communicating on the Internet.


    Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission and government agencies in some states and countries have been investigating certain Internet companies regarding their use of personal information. Any regulations imposed to protect the privacy of Internet users may affect the way in which we currently collect and use personal information.



    As is typical with most Web sites, our Web sites place "cookies" on a user's hard drive without the user's knowledge or consent. This technology enables Web site operators to target specific users with a particular advertisement and to limit the frequency with which a user is shown a particular advertisement. Certain currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives. If this technology is reduced or limited, the Internet may become less attractive to advertisers and sponsors.



    It may take years to determine the extent to which existing laws related to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet and for new laws to be adopted. Any new laws or regulations relating to the Internet, or the application or interpretation of existing laws, could slow the growth in the use of the Internet, decrease demand for our Web sites or otherwise materially adversely affect our business. See "Risk Factors--Government regulation of the Internet might result in the imposition of access fees which could adversely affect our business," "--Privacy related regulation of the Internet could adversely affect our business," "--New tax treatment of companies engaged in Internet commerce may adversely affect the Internet industry and our company" and "--Governmental or other licensing bodies may file claims against us based on the medical nature of the content we make available to patients and other consumers."


INTELLECTUAL PROPERTY


    We regard our intellectual property as important to our business, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, strategic partners and others to protect our rights in this property. Effective trademark, copyright and trade secret protection may not be available in every country in which our products and media properties are distributed or made available through the Internet. Therefore, we can not guarantee that the steps we have taken to protect our proprietary rights will be adequate to prevent infringement or misappropriation by third parties or will be adequate under the laws of some foreign countries which may not protect our proprietary rights to the same extent as do the laws of the United States.


    We license almost all of our content from third parties. Although under most of our license agreements, the licensor has agreed to defend and indemnify us for losses with respect to third-party claims that the licensed content infringes third-party proprietary rights, we can not assure you that these provisions will be adequate to protect us from infringement claims.


    We also rely on a variety of technologies that are licensed from third parties, including our database and Internet server software, which is used for our Web sites to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future. The loss of or inability to maintain any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology can be licensed or developed. See "Risk Factors--Our business may suffer if we are not able to effectively protect our intellectual property rights."


EMPLOYEES

    As of March 31, 1999, we had a total of 54 full-time employees. Of these employees, 31 serve in research and development, 5 serve in administration and 18 serve in sales and marketing. None of our employees is represented by a labor union. We consider our relations with employees to be good.

FACILITIES

    Our principal executive offices are located in Burlington, Massachusetts, in approximately 20,600 square feet of space occupied under a lease which expires on June 30, 2000. We have an option to lease the space for an additional five year term. In addition to the Burlington space, our central computer facility is located at an Exodus Communications, Inc. Internet Data Center in Waltham, Massachusetts. We believe that current space is adequate and that additional space is available for expansion if needed.

LEGAL PROCEEDINGS

    We are not currently a party to or aware of any material legal proceedings involving us.

                                   MANAGEMENT

    The following table sets forth certain information regarding our executive officers, key employees and directors as of March 31, 1999:

                         NAME                              AGE                          POSITION
------------------------------------------------------     ---     ---------------------------------------------------
William S. Reece......................................         33  Chairman of the Board of Directors, President and
                                                                   Chief Executive Officer

Mary B. Miller........................................         41  Chief Financial Officer and Treasurer

Mark A. Israel........................................         30  Chief Technology Officer

Hamid Tabatabaie......................................         37  Vice President of Sales and Marketing

Rick Lawson...........................................         39  Vice President of Content and Secretary

Tina M. H. Blair, M.D. (1)............................         51  Director

Jonathan J. G. Conibear (1)...........................         47  Director

Edson D. de Castro (2)................................         60  Director

David Friend (2)......................................         51  Director

Chris H. Horgen (1), (2)..............................         52  Director

------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    WILLIAM S. REECE is a founder of HealthGate and has served as a member of our board of directors and our President and Chief Executive Officer since our inception in 1994. Mr. Reece has served as the Chairman of our board of directors since December 1994. From June 1988 to May 1994, Mr. Reece served in several positions, including Vice President, Sales and Marketing, Manager of U.S. Sales and Marketing Representative at PaperChase, a medical literature retrieval software company owned by Beth Israel Hospital in Boston.

    MARY B. MILLER has served as our Chief Financial Officer and Treasurer since April 1999. From 1998 to 1999, Ms. Miller was self-employed as a financial consultant for small and medium sized high technology firms. From 1996 to 1998, Ms. Miller was Vice President of Finance and Chief Financial Officer of Multilink, Inc., a communications company. From 1988 to 1996, Ms. Miller held several positions at Progress Software Corporation, a publicly-traded computer software company, including Director of Finance and Administration and Chief Accounting Officer, U.S. Controller and Assistant Controller. Ms. Miller is a Certified Public Accountant.

    MARK A. ISRAEL has served as our Chief Technology Officer since July 1997. From September 1995 to July 1997, Mr. Israel served as a system architect and director at Individual Inc., an Internet news company. From September 1992 to September 1995, Mr. Israel served as a Senior Consultant at Fusion Systems Group, a software consulting firm. From 1991 to September 1992, Mr. Israel served as a Consultant at Cambridge Technology Partners, a software consulting firm.

    HAMID TABATABAIE has served as our Vice President of Sales and Marketing since April 1998. From January 1998 to April 1998, Mr. Tabatabaie served as the Chief Executive Officer of System Architects Inc., a patient educational interaction and entertainment company he founded. From 1993 to 1997, Mr. Tabatabaie was Chief Executive Officer of System Concepts Associates, a health care information systems consulting and integration company that later merged with Multimedia Medical Systems. From 1990 to 1993, Mr. Tabatabaie served as national health care sales director for Data General Corporation.

    RICK LAWSON is a founder of HealthGate and has served as our Vice President of Content and Secretary since November 1994. From November 1987 to November 1994, Mr. Lawson served in several positions, including Vice President, Account Services/Operations, Director of User Services and Manager of Customer Service at PaperChase, a medical literature retrieval software company owned by Beth Israel Hospital in Boston.

    TINA M. H. BLAIR, M.D. has served as a member of our board of directors since March 1995. Since 1995, Dr. Blair has served as a partner and Director of Emergency Medicine for Emergency Medical Associates of New Jersey, based at Mountainside Hospital in Montclair, New Jersey. From 1992 to 1995, Dr. Blair served as a physician on the staff at Addison Gilbert Hospital in Gloucester, Massachusetts.

    JONATHAN J. G. CONIBEAR has served as a member of our board of directors since December 1996. Since 1986, Mr. Conibear has served as Executive Director of Blackwell Science, Ltd., the largest publisher of medical societies' journals and one of the world's largest medical publishers, with headquarters in Oxford, UK. From 1985 to 1997, Mr. Conibear had other responsibilities with Blackwell Science, including President, Blackwell Science Inc., Blackwell's U.S. subsidiary, Chair, Blackwell's Asian subsidiary, and Sales Director. From 1974 to 1985, Mr. Conibear served in various positions with Oxford University Press.

    EDSON D. DE CASTRO has served as a member of our board of directors since February 1995. Since 1997, Mr. de Castro has been a self-employed business consultant. From 1992 to 1997, Mr. de Castro was Chairman of Xenometrics Corp., a biotech company. From 1989 to 1990 Mr. de Castro was Chairman of the Board of Directors of Data General Corporation. From 1968 to 1989, Mr. de Castro served as President and Chief Executive Officer of Data General. Mr. de Castro is a director of Boston Life Sciences, Inc., a biotechnology company, AVAX Technologies, Inc., a biopharmaceutical company, and of UOL Publishing Inc., a publisher of educational courseware for Internet training programs. Mr. de Castro is also a trustee of Boston University and a Member of the Visiting Committee of Clark University School of Management. Mr. de Castro is also a Member of the Corporation of Partners Healthcare System Inc.

    DAVID FRIEND has served as a member of our board of directors since March 1995. Since 1995, Mr. Friend has also served as Chairman of the Board of Directors of FaxNet Corp., a provider of messaging services to the telecommunications industry. During 1994 and 1995, Mr. Friend served as a lecturer at Massachusetts Institute of Technology. From 1983 to 1994, Mr. Friend served as Chairman of the board of directors of Pilot Software, an international software firm. Mr. Friend is also a Director of Nichols Research Corporation, a publicly-traded information technology company.

    CHRIS H. HORGEN has served as a member of our board of directors since October 1995. Since 1991, Mr. Horgen has served as Chairman of the Board of Directors and Chief Executive Officer of Nichols Research Corporation, a publicly-traded information technology company. From 1976 to 1997, Mr. Horgen also served in a number of other positions with Nichols Research, including Chief Executive Officer, Co-Chairman of the board of directors, and Executive Vice President. Mr. Horgen is also a Director of South Trust Bank of Alabama, N.A.

    Executive officers of HealthGate are elected by the board of directors on an annual basis and serve at the pleasure of the board of directors. There are no family relationships among any of our executive officers or directors.

    Pursuant to an amended and restated stockholders agreement, which will terminate upon the closing of this offering, stockholders owning a majority of our outstanding shares have agreed to elect as directors (1) a designee of GE Capital Equity Investments, (2) two designees of our founders, William S. Reece, Rick Lawson and Barry Manuel, (3) two designees of the holders of Series A preferred stock, and (4) one designee of the holders of Series B preferred stock. Mr. Reece and

Mr. de Castro are the founders' designees; Mr. Friend and Dr. Blair are the Series A holders' designees and Mr. Horgen is the Series B holders' designee. To date, GE Equity Capital Investments has not designated a person to serve as a director.

    In connection with its purchase of shares of our Series E preferred stock, GE Capital Equity Investments, Inc. obtained the right, which it has not exercised, to appoint a director to our board of directors. Additionally, we have agreed that effective upon a public offering of our common stock, unless waived by GE Capital Equity Investments, we will nominate and recommend for election as a director a designee of GE Capital Equity Investments.

CLASSIFIED BOARD OF DIRECTORS


    Our amended and restated certificate of incorporation and bylaws provide that the size of the board shall be determined by resolution of the board. The board is currently composed of six members.



    Our stockholders have approved an amended and restated certificate of incorporation that will take effect upon the closing of this offering and will include a provision to establish a classified board of directors. Upon the closing of this offering, our board of directors will be divided into three classes. One class of directors will be elected each year at the annual meeting of stockholders for a term of three years. Dr. Blair and Mr. Friend will serve in the class whose term expires at the annual meeting of stockholders in 2000; Mr. Horgen and Mr. Conibear will serve in the class whose term expires at the annual meeting of stockholders in 2001; and Mr. Reece and Mr. de Castro will serve in the class whose term expires at the annual meeting of stockholders in 2002. All directors will hold office until their successors have been duly elected and qualified.


BOARD COMMITTEES

    We have established an Audit Committee and a Compensation Committee.

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. de Castro, Friend and Horgen. The Audit Committee's primary responsibilities are to assist the board of directors by making recommendations to the board regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by our independent auditors, and reviewing our balance sheet, statement of operations and cash flows.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Dr. Blair and Messrs. Conibear and Horgen. The Compensation Committee makes recommendations to the board concerning salaries and incentive compensation for our employees and consultants, including all executive officers and the Chief Executive Officer.

DIRECTOR COMPENSATION


    Directors of HealthGate who are also our employees will not receive additional compensation for serving as directors. As compensation for their services in 1996 through 1998, in December 1996, each of our non-employee directors was granted stock options for the purchase of 34,230 shares of our common stock under our 1994 Stock Option Plan. These options have an exercise price of $1.01 per share, vested in three equal annual installments in 1996, 1997, and 1998 and expire in December 2001.



    As compensation for their services in 1999 through 2001, in January 1999, each of our non-employee directors was granted stock options for the purchase of 11,410 shares of our common stock under our 1994 Stock Option Plan. These options have an exercise price of $0.77 per share, vest in three equal annual installments in January 1998, 1999, and 2000, based on continuing service as a director through each applicable period and expire in January 2004.

    In addition, Mr. de Castro was granted options to purchase an additional 11,410 shares of our common stock in November 1997 for consulting services he rendered to us after the option grant date and prior to December 31, 1998. This option has an exercise price of $0.43 per share, fully vested during 1998 and expires in November 2002.



    Our directors do not receive cash remuneration for their services as directors. We currently reimburse our non-employee directors for the out-of-pocket expenses they incur in connection with rendering services as directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. Our Compensation Committee currently consists of Dr. Blair and Messrs. Conibear and Horgen, none of whom has ever been an officer or employee of HealthGate.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned during the year ending December 31, 1998 by our Chief Executive Officer and our two other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus exceeded $100,000 for services rendered to HealthGate in all capacities during 1998. No executive officer who would otherwise have been included in such table on the basis of salary and bonus earned for fiscal year 1998 has resigned or otherwise been terminated as of the date of this prospectus.

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM COMPENSATION
                                                                                   --------------------------------
                                                      ANNUAL COMPENSATION          SECURITIES
                                              -----------------------------------  UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR     SALARY ($)    BONUS ($)   OPTIONS (#)   COMPENSATION ($)
--------------------------------------------  ---------  -----------  -----------  -----------  -------------------
William S. Reece............................       1998     138,583       66,500(1)    296,660(2)             --
  President and Chief
  Executive Officer
Mark A. Israel..............................       1998     126,000       32,000(1)    136,920              --
  Chief Technology Officer
Hamid Tabatabaie(3).........................       1998     151,846           --      187,124               --
  Vice President of Sales and Marketing


------------------------

(1) Represents amounts awarded in January 1999 for bonuses earned in 1998.


(2) Excludes a non-incentive stock option granted in January 1998 for 45,640 shares of our common stock, awarded as a bonus for services rendered in 1996 and 1997.


(3) Mr. Tabatabaie was elected by the board of directors to serve as Vice President of Sales and Marketing on May 22, 1998. Mr. Tabatabaie's 1998 salary includes commissions and reflects compensation earned from April through December 1998.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

    The following table sets forth information concerning the individual grants of stock options to each of the Named Executive Officers during the fiscal year ending December 31, 1998. All options were granted under our 1994 Stock Option Plan.


                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                   INDIVIDUAL GRANTS                                                    ANNUAL
                      --------------------------------------------                               RATES OF STOCK PRICE
                           NUMBER OF          PERCENT OF TOTAL                                     APPRECIATION FOR
                          SECURITIES         OPTIONS GRANTED TO                                    OPTION TERM (1)
                      UNDERLYING OPTIONS     EMPLOYEES IN FISCAL      EXERCISE     EXPIRATION   ----------------------
        NAME              GRANTED (#)            YEAR(%)(2)          PRICE($/SH)      DATE        5%($)       10%($)
--------------------  -------------------  -----------------------  -------------  -----------  ----------  ----------
William S. Reece....         342,300(3)                36.0               1.635       1/23/03   $  154,466  $  341,953
Mark A. Israel......         136,920                   14.4               1.635       1/23/03   $   61,787  $  136,781
Hamid Tabatabaie....         187,124                   19.7               0.657       5/22/03   $   33,932  $   75,117


------------------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.


(2) In 1998, we granted options to employees to purchase an aggregate of 951,594 shares of common stock.



(3) Includes a non-qualified option for 45,640 shares fully vested upon grant and an incentive stock option for 296,660 shares, 1/3 of which vested on January 23, 1999, 1/3 of which will vest on January 23, 2000, and the remaining 1/3 of which will vest on January 23, 2001, subject to Mr. Reece's continuing employment with HealthGate.


                      AGGREGATED OPTION EXERCISES IN 1998
                        AND 1998 YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the number and value of unexercised options held by the Named Executive Officers on December 31, 1998. None of the Named Executive Officers exercised stock options in 1998.


                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS             IN-THE-MONEY OPTIONS AT
                                                              AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)(1)
                                                            --------------------------  --------------------------
                           NAME                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
William S. Reece..........................................      45,640        296,660    $ 427,419    $ 2,778,221
Mark A. Israel............................................      47,465        232,080    $ 444,510    $ 2,173,429
Hamid Tabatabaie..........................................           0        187,124           --    $ 1,935,424


------------------------


(1) There was no public trading market for the common stock on December 31, 1998. Accordingly, for purposes of this table, the values in these columns have been calculated assuming an initial public offering price of $11.00 per share (rather than a determination of the fair market value of the common stock on December 31, 1998), less the aggregate exercise price of the options.

EMPLOYEE BENEFIT PLANS

    1994 STOCK OPTION PLAN. Our 1994 Stock Option Plan was adopted by the board of directors and approved by the stockholders in June 1994. The 1994 Stock Option Plan provides for the grant of "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code and stock options that do not so qualify. The granting of incentive stock options is subject to the limitations set forth in the 1994 Stock Option Plan. Our directors, officers, employees and consultants are eligible to receive grants under the 1994 Stock Option Plan. The purpose of the 1994 Stock Option Plan is to promote the interests of HealthGate and our stockholders by encouraging and enabling eligible employees and other persons affiliated with HealthGate to acquire stock in HealthGate. We believe that the granting of options will stimulate the efforts of these persons, strengthen their desire to remain with HealthGate, provide them with more aligned interests in HealthGate's success and assure a closer identification between them and HealthGate.


    The 1994 Stock Option Plan is administered by our board of directors, which, subject to the limitations on incentive stock options discussed above, has authority to determine the optionees, the number of shares covered by an option, the option exercise price, the term of the option, the vesting schedule and other terms and conditions. The 1994 Stock Option Plan provides for the grant of options covering up to 2,966,600 shares of common stock. If an option expires, terminates or is forfeited for any reason during the term of the 1994 Stock Option Plan without having been exercised in full, the shares subject to the unexercised portion of such option will again be available for grant pursuant to the 1994 Stock Option Plan.



    As of May 10, 1999, options for a total of 2,141,739 shares of common stock are outstanding under the 1994 Stock Option Plan. In addition, 6,138 shares of common stock have been purchased pursuant to exercises of options. A total of 818,723 shares remain available for issuance under the 1994 Stock Option Plan.


    401(K) PLAN. We have established a tax-qualified employee savings and retirement plan, or the 401(k) Plan, which covers all of our full-time employees who have completed three months of service. Under the 401(k) Plan, eligible employees may defer up to 15% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by us on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the board of directors. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions, if any, will be deductible by us when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

EMPLOYMENT AGREEMENT

    Under an employment agreement dated October 1, 1995, HealthGate agreed to employ Mr. Reece as Chairman of the Board, President and Chief Executive Officer of HealthGate for a period of three years beginning on October 1, 1995, to be automatically renewed on an annual basis, unless either party does not wish to extend the employment agreement, in which case the agreement will terminate three years from the applicable renewal date. Under the agreement, Mr. Reece's minimum base salary is $110,000 per annum, subject to annual review by the board of directors. Mr. Reece is also eligible to participate in any bonus programs we adopt. Mr. Reece's 1998 annual base salary was $142,000, plus a bonus of $66,500, as determined by the board of directors. Mr. Reece's 1999 annual base salary is $200,000, and, pursuant to his employment agreement, he is eligible for additional bonuses to be determined by the board of directors.

    We may terminate Mr. Reece's employment for malfeasance, nonfeasance or breach of the employment agreement, as determined by 75% of the board of directors. If we terminate Mr. Reece's employment for malfeasance, nonfeasance or breach of the employment agreement, Mr. Reece will be entitled to receive a lump sum severance payment equal to 12 months' compensation at his then-current base salary, the amount of any bonus paid to him in the previous contract year, and any accrued bonus through the date of termination, plus any benefits to which he is entitled for 12 months following the date of termination. We may also terminate Mr. Reece's employment if Mr. Reece is convicted of a felony involving HealthGate. If we terminate Mr. Reece's employment for conviction of a felony involving HealthGate, Mr. Reece will not be entitled to any further compensation under the employment agreement, except as may be required by applicable law.

    In addition, Mr. Reece may elect to terminate the employment agreement for good reason or following a change-in-control of HealthGate. In the event of an election for good reason or change-in-control, Mr. Reece will be entitled to a lump sum severance payment equal to 12 months' compensation at his then-current base salary, any accrued bonus through the date of election, plus any benefits to which he is entitled for 12 months following the date of election.

    We do not have employment agreements with any of our other employees or executive officers.

                              CERTAIN TRANSACTIONS


    Pursuant to the terms of various leases, ranging in terms from at-will to two years, in 1996, 1997 and 1998, we leased our main offices in Malden, Massachusetts from Leonard School Associates, Inc., the owner of these offices until December 1998. Pursuant to these leases, in 1996 we paid rent of approximately $58,000, in 1997 we paid rent of approximately $84,000 and in 1998 we paid rent of approximately $89,000. Leonard School Associates is owned in part by Barry M. Manuel, M.D. Dr. Manuel holds options to purchase 25,558 shares of our common stock, and holds, for himself and through trusts for which he is the trustee and has sole voting power, an aggregate of 1,369,200 shares of our common stock. Dr. Manuel is also the father-in-law of William S. Reece, our Chairman, President and Chief Executive Officer.


    In March 1998, we entered into an Electronic Journal Software Development and Management Agreement with Blackwell Science. Blackwell Science is the holder, together with Blackwell Wissenshafts-Verlag GmbH, a wholly-owned subsidiary of Blackwell Science, of all of our issued and outstanding Series D Convertible Preferred Stock, and Jonathan Conibear, one of our directors, is an Executive Director of Blackwell Science. Pursuant to this agreement, we have agreed to develop and host through February 28, 2000, a Web site for Blackwell Science's journals and other publications. We completed the development of this Web site in 1998. Blackwell Science has paid a total of $1,050,000 for the development and hosting of the Web site. Total fees payable to us for continued hosting and management of the Blackwell Science Web site during the initial term of the agreement are expected to be approximately $350,000. During 1998 and 1997, our revenue from Blackwell Science represented 44% and 18% of our total revenue for those respective years. In addition, pursuant to the terms of a Stock Purchase Agreement dated as of December 20, 1996 between HealthGate and Blackwell Science, in the event we attempt to expand into Europe or Asia, we have agreed to negotiate in good faith with Blackwell Science to determine in what manner Blackwell Science may serve as our primary strategic alliance partner in connection with such expansion.

    In May 1998, we purchased certain of the assets, principally computer hardware and software and office furnishings, of Systems Architects, Inc. for $70,000 in cash. Systems Architects, Inc. was a company owned by Hamid Tabatabaie, our Vice President of Sales and Marketing.

    In September 1998, we received a $2,000,000 convertible bridge loan from Blackwell Science. The loan accrued interest at a rate of 12% per year. The principal amount of this loan was converted into 174,729 Series E preferred stock in April 1999 concurrently with, and at the same per share price as, the private placement of Series E preferred stock to GE Capital Equity Investments, Inc. Upon conversion, all accrued and unpaid interest due on this loan was paid to Blackwell Science in cash.

    In connection with the sale of Series B preferred stock to Nichols Research Corporation in 1996, we agreed to use certain consulting services of Nichols Research. In 1996, we paid Nichols Research approximately $203,000 for these consulting services. Additionally in 1996, we paid Nichols Research approximately $90,900 under a capital lease arrangement for computer equipment. Nichols Research is one of our stockholders and Chris Horgen, one of our directors, is Chairman of the Board of Directors of Nichols Research.


    In April 1999, pursuant to the terms of a Stock Purchase Agreement, we issued and sold 546,028 shares of our Series E preferred stock to GE Capital Equal Investments for an aggregate consideration of $6,250,000 in cash.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of April 21, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by: (a) each person who we know owns beneficially more than 5% of our common stock; (b) each of our directors; (c) each of the Named Executive Officers; and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the mailing address for each person and business entity listed below is c/o HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, MA 01803.


                                                                                              PERCENT BENEFICIALLY OWNED
                                                                                                         (1)
                                                                                   SHARES     --------------------------
                                                                                 BENEFICIALLY  BEFORE THE     AFTER THE
BENEFICIAL OWNER                                                                    OWNED       OFFERING      OFFERING
-------------------------------------------------------------------------------  -----------  -------------  -----------
GE Capital Equity Investments, Inc.............................................   2,492,071          17.9%         13.5%
  120 Long Ridge Road
  Stamford, CT 06927
William S. Reece (2)...........................................................   2,403,630          17.1          12.9
Blackwell Science, Ltd. (3)....................................................   2,364,877          17.0          12.8
  Oxney Mead, Oxford
  OX2 0EL, United Kingdom
Jonathan J. G. Conibear (4)....................................................   2,364,877          17.0          12.7
Chris H. Horgen (5)............................................................   2,145,349          15.4          11.6
Nichols Research Corporation...................................................   2,107,317          15.2          11.4
  4040 Memorial Parkway, S.
  Huntsville, AL 35802
Barry M. Manuel, M.D. (6)......................................................   1,394,758          10.0           7.5
  65 Wellesley Road
  Belmont, MA 02478
Rick Lawson (7)................................................................     958,440           6.9           5.2
David Friend (8)...............................................................     494,116           3.5           2.7
Tina M. H. Blair, M.D. (8).....................................................     397,533           2.9           2.1
Edson D. de Castro (9).........................................................     150,078           1.1             *
Mark A. Israel (10)............................................................      93,105             *
Hamid Tabatabaie...............................................................          --             *
Executive officers and directors as a group (8 persons) (11)...................   8,048,688          55.9%         42.3%


------------------------

*   Less than one percent of outstanding shares.


(1) Percentage ownership is based on 13,900,444 shares outstanding as of May 10, 1999. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 15, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.



(2) Includes 144,450 shares of common stock issuable upon the exercise of stock options.



(3) Includes 38,031 shares of common stock issuable upon the exercise of stock options and 67,140 shares owned by Blackwell Wissenschafts-Verlag GmbH, a wholly-owned subsidiary of Blackwell Science.



(4) Includes 38,031 shares of common stock issuable to Blackwell Science upon the exercise of stock options, 2,020,418 shares of common stock owned by Blackwell Science and 304,626 shares owned by Blackwell Wissenschafts-Verlag GmbH. Mr. Conibear is Executive Director of Blackwell Science. Mr. Conibear disclaims beneficial ownership of all shares issuable to or owned, directly or indirectly, by Blackwell Science.

(5) Includes 38,031 shares of common stock issuable to Mr. Horgen, individually, upon exercise of stock options and 2,107,317 shares of common stock owned by Nichols Research Corporation. Mr. Horgen is Chairman of the board of directors of Nichols Research Corporation. Mr. Horgen disclaims beneficial ownership of shares owned by Nichols Research.



(6) Includes 1,026,900 shares owned by Dr. Manuel, 342,300 shares held in trusts for which Dr. Manuel serves as trustee for the benefit of his children and grandchildren and 25,558 shares issuable to Dr. Manuel upon the exercise of stock options. Dr. Manuel disclaims beneficial ownership of the 342,300 shares held in trust for the benefit of his children and grandchildren.



(7) Includes 45,640 shares of common stock issuable upon exercise of stock options.



(8) Includes 38,031 shares of common stock issuable upon exercise of stock options.



(9) Includes 111,055 shares of common stock issuable upon exercise of stock options.



(10) Includes 93,105 shares of common stock issuable upon exercise of stock options.



(11) Includes 508,347 shares of common stock issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK



    The authorized capital stock of HealthGate consists of:



    - 20,000,000 shares of common stock, $0.01 par value per share;



    - 1,000 shares of Series A Convertible Preferred Stock, par value $0.01;



    - 1,000 shares of Series B Convertible Preferred Stock, par value $0.01;



    - 1,000 shares of Series C Convertible Preferred Stock, par value $0.01;



    - 1,667 shares of Series D Convertible Preferred Stock, par value $0.01; and



    - 829,962 shares of Series E Convertible Preferred Stock, par value $0.01.



    As of April 30, 1999, there were outstanding:



    - 1,146,895 shares of common stock, held by 16 holders of record;



    - 1,000 shares of Series A Stock, held by 16 holders of record;



    - 1,000 shares of Series B Stock, held by one holder of record;



    - 1,000 shares of Series C Stock, held by 22 holders of record;



    - 1,667 shares of Series D Stock, held by two holders of record; and



    - 720,757 shares of Series E Stock, held by two holders of record.



    Effective upon the closing of this offering, the Series Stock will convert into 8,666,019 shares of common stock.



    Immediately after the closing of this offering, we will have 18,500,444 shares of common stock outstanding, assuming no exercise of options to acquire 690,000 additional shares of common stock or warrants to purchase 549,551 additional shares of common stock that are outstanding as of the date of this prospectus.



    Our amended and restated charter and our amended and restated bylaws will each become effective upon the closing of this offering. Upon the effectiveness of the amended and restated charter, our authorized capital stock will consist
of             shares of common stock, $.01 par value per share, and
            shares of preferred stock, $.01 par value per share.



    The description set forth below gives effect to the filing of the amended and restated charter and the adoption of the amended and restated bylaws. The following summary is qualified in its entirety by reference to our amended and restated charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.


COMMON STOCK

    Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive dividends as may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of common stock have no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

PREFERRED STOCK


    The board is authorized to issue, subject to any limitations prescribed by Delaware law, preferred stock in one or more series. At the time of issuance, and without further vote or action by the stockholders, the board can:



    - establish the number of shares to be included in each series;



    - fix the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series; and



    - increase or decrease the number of shares of any series, subject to the existing number of authorized shares of preferred stock.



    The board is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. Therefore, although we have no current plans to issue shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of HealthGate.


WARRANTS


    HealthGate has issued warrants to purchase an aggregate of 549,551 shares of common stock, subject to certain antidilution adjustments. Warrants to purchase 524,632 shares have an exercise price of $0.00004 per share and expire in March 2008. Warrants to purchase 24,919 shares have an exercise price of $ 2.51 per share and expire in April 21, 2002. All warrants are fully vested and can be exercised at any time. Holders of warrants to purchase 524,632 shares of common stock are entitled to registration rights covering the shares of common stock issuable upon exercise of these warrants. See "Shares Eligible for Future Sale--Registration Rights."


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CHARTER AND BYLAWS


    The amended and restated charter and the amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change HealthGate's management. The amended and restated charter authorizes the board to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, preferences and rights and the qualifications, limitations and restrictions of those shares. Although we have no current plans to issue preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.



    The amended and restated charter also provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms and for removal of directors only for cause. The classification of the board of directors and the limitation on removal of directors only for cause could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of HealthGate. The amended and restated charter further provides that stockholders may act only at stockholders' meetings and not by written consent in lieu of a stockholders' meeting. The amended and restated bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies HealthGate of its intentions a specified number of days, generally 60, in advance of the meeting and furnishes to HealthGate certain information regarding itself and the intended nominee. These provisions could delay any stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for HealthGate's common stock, because that person or entity, even if it acquired a majority of the outstanding common stock could only take action at a duly called stockholders' meeting and not by written consent. The amended and restated bylaws also provide that special meetings of stockholders may be called only by the Chief Executive Officer or a majority of the directors. In addition, a stockholder wishing to bring business before any annual or special meeting of stockholders must give advance notice to the corporation, generally 60 days prior to the meeting, describing the proposal and providing information regarding all stockholders known to be supporting the proposal, including any material interest the supporting stockholders may have in the proposal.


LIMITATION OF LIABILITY


    The amended and restated charter provides that no director will be personally liable to HealthGate or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for:



    (1) any breach of the director's duty of loyalty to a company or its stockholders;



    (2) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



    (3) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or



    (4) any transaction from which the director derived an improper personal benefit.



    A principal effect of this provision of the amended and restated charter is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (1) through (4) above. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.



    The amended and restated charter and the amended and restated bylaws further provide for the indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. HealthGate has entered into indemnification agreements with each of its directors and officers, pursuant to which HealthGate has agreed to indemnify such directors to the fullest extent permitted by law for amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, we will have 18,500,444 shares of common stock outstanding, including 8,666,019 shares of common stock issuable upon conversion of our outstanding preferred stock. Of these shares, the 4,600,000 shares we are offering will be freely tradable in the public market without restriction or further registration under the Securities Act of 1933. However, any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 13,900,444 shares of common stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.


SALES OF RESTRICTED SECURITIES


    Upon the expiration of the lock-up agreements entered into by us, our officers and directors and most of our stockholders in connection with this
offering,             of the restricted securities may be sold pursuant to Rules
144 or 701, subject in some cases to the volume and other limitations imposed by
those rules. The remaining             shares will be eligible for sale upon the
expiration of a one-year holding period, subject to the restrictions and conditions of Rule 144.



    In general, under Rule 144 as currently in effect, a person, including any affiliate of HealthGate who has beneficially owned shares for at least one year, will be entitled to sell in "brokers' transactions" or directly to market makers within any three-month period commencing 90 days after the date of this prospectus, a number of restricted securities that does not exceed the greater of (1) 1% of the class of such shares then outstanding (approximately 185,004 shares immediately after this offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the sale. In addition, a person who is not an affiliate of HealthGate at any time during the three months preceding any sale by such person, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.



    In addition, existing holders with an aggregate of 8,666,019 shares of common stock have the right to require registration of their shares under certain circumstances. However, these stockholders have entered into lock-up agreements with respect to all shares owned by them, which provide that they will not sell or otherwise dispose of any shares of common stock without the prior written consent of SG Cowen Securities Corporation for a period of 180 days from the date of this prospectus. SG Cowen Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Registration Rights" and "Underwriting."


OPTIONS


    As of May 10, 1999, options to purchase an aggregate of 1,132,761 shares of common stock were fully vested. Of the total shares issuable pursuant to these
vested options,             are subject to 180-day lock-up agreements. As of May
10, 1999, options to purchase an additional 1,262,735 shares of common stock were outstanding but subject to future vesting, and an additional 816,123 shares of common stock were available for future grants under our 1994 Stock Option Plan. See "Management-- Employee Benefit Plans."



    In general, under Rule 701 of the Securities Act, any employee, officer or director of, or consultant or advisor to HealthGate who purchases shares from HealthGate pursuant to a written compensatory stock option or other benefit plan or written contract relating to compensation is eligible to resell such shares, in each case commencing 90 days after the date of this prospectus, in reliance on Rule 144, but without compliance with certain restrictions contained in Rule
144. Shares acquired
pursuant to Rule 701 may be sold by nonaffiliates without regard to the holding period, volume limitations, information or notice requirements of Rule 144, and by affiliates without regard to the holding period requirement.


    We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issuable pursuant to our 1994 Stock Option Plan. We expect to file these registration statements following the expiration of the 180-day lockup period described below, and these registration statements are expected to become effective upon filing. Shares covered by these registration statements will be eligible for sale in the public markets.


LOCK-UP AGREEMENTS


    HealthGate, all of our executive officers and directors and existing stockholders who, upon the closing of this offering, will beneficially own an
aggregate of             shares of common stock, options to purchase
            shares of common stock and warrants to purchase             shares
of common stock, have agreed that for a period 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, they will not



    - directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock which may be deemed to be beneficially owned in accordance with the rules and regulations promulgated under the Securities
      Act); or



    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.


REGISTRATION RIGHTS


    We have granted registration rights to most of our existing stockholders covering:



    - 5,376,506 shares of common stock issuable upon conversion of the Series Stock and



    - 524,632 shares of common stock issuable upon exercise of outstanding warrants.



    These shares are referred to as "Registrable Securities". In addition, under a Registration Agreement with GE Capital Equity Investments, Inc., Blackwell Science and Blackwell Wissenschafts-Verlag GmbH, we have granted registration rights with respect to 3,289,534 shares of common stock issuable upon conversion of the Series E Stock (the "GE-Blackwell Securities").



    DEMAND REGISTRATION RIGHTS. Subject to certain limitations in the registration agreements, the holders of at least 40% of the Registrable Securities may require, on two occasions at any time after six months from the closing of this offering, that we use our best efforts to register all or part of the Registrable Securities on Form S-1 or any similar long-form registration statement. In addition, subject to certain limitations in the registration agreements, the holders of at least 25% of the Registrable Securities may also require, on four occasions at any time six months from the closing of this offering, that we use our best efforts to register all or a portion of the Registrable Securities on Form S-3 or any similar short-form registration statement when use of one or more of these forms becomes available to us.


    Subject to certain limitations in the registration agreement between us and GE Capital Equity Investments, Blackwell Science and a Blackwell affiliate, the holders of the GE-Blackwell Securities may require, on two occasions at any time six months from the closing of this offering, that we use our best efforts to register all or part of the GE-Blackwell Securities for public resale on Form S-1 or any similar long-form registration, provided that the aggregate offering value of each such long-form registration includes the lesser of:



    - at least 30% of the common stock issuable upon conversion of the initial 87,364 shares of Series E Stock issued to GE Capital Equity Investments, and



    - the GE-Blackwell Securities requested to be registered having a minimum anticipated offering price of at least $5 million. In addition, subject to limitations in the registration agreements currently, the holders of the GE-Blackwell Securities may also require, on four occasions at any time six months from the closing of this offering, that we use our best efforts to register all or a portion of the Registrable Securities on Form S-3 or any similar short-form registration when use of one or more of these forms becomes available to us.



    PIGGYBACK REGISTRATION RIGHTS. If we register any of our common stock, either for our own account or for the account of other security holders, and the registration form to be used may be used for the registration of the Registrable Securities or the GE-Blackwell Securities, the holders of the Registrable Securities and the GE-Blackwell Securities are entitled to include their shares of common stock in the registration. A majority of the holders of Registrable Securities and GE-Blackwell Securities have waived their rights to register securities in connection with this offering.


    In all cases, a holder's right to include shares in a demand or piggyback registration is subject:


    - to the registration priority arrangement reached among HealthGate and the holders of the Registrable Securities or GE-Blackwell Securities; and



    - in an underwritten registration, to the ability of the underwriters to limit the number of shares included in the offering.


    All fees, costs and expenses of all of the registrations will be paid by us, and all selling expenses (e.g. underwriting discounts, selling commissions and stock transfer taxes) relating to the Registrable Securities or GE-Blackwell Securities will be paid by the holders of the securities being registered.

                                  UNDERWRITING


    HealthGate and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. SG Cowen Securities Corporation, Banc of America Securities LLC and Volpe Brown Whelan & Company, LLC are the representatives of the underwriters.



                                                                                     NUMBER
                                      NAME                                         OF SHARES
---------------------------------------------------------------------------------  ----------
SG Cowen Securities Corporation..................................................
Banc of America Securities LLC...................................................
Volpe Brown Whelan & Company, LLC................................................
                                                                                   ----------
    Total........................................................................   4,600,000
                                                                                   ----------
                                                                                   ----------



    The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common stock being offered by us if any shares are purchased, other than those covered by the over-allotment option described below.



    The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to securities dealers at that price less
a concession not in excess of $   per share. Securities dealers may reallow a
concession not in excess of $   per share to other dealers. After the shares of
the common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.



    We have granted to the underwriters an option to purchase up to 690,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. The option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed to purchase shares in approximately the same proportion as shown in the table above.



    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.



    HealthGate, our directors and officers and existing stockholders who hold an
aggregate of             shares, together with the holders of options to
purchase       shares of common stock and holders of warrants to purchase shares of common stock, have agreed with the underwriters that for a period 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, they will not dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for common stock. See "Shares Eligible for Future Sales--Lock-up Agreements."



    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the common stock offered hereby to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price was determined by negotiations between us and the underwriters. Among the factors considered in these negotiations were prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operation in recent periods, the present state of our development and other factors deemed relevant.


    We estimate that our out of pocket expenses for this offering will be approximately $1,605,000.


                                 LEGAL MATTERS

    The validity of the authorization and issuance of the securities offered hereby will be passed upon for HealthGate by Rich, May, Bilodeau & Flaherty, P.C., Boston, Massachusetts. Stephen M. Kane, a member of Rich, May, Bilodeau & Flaherty, P.C., is an Assistant Secretary of HealthGate. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements of HealthGate Data Corp. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, which are included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

    You may read and copy all or any portion of the registration statement and the exhibits at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy and information statements and other information will be available for inspection and copying at the public reference facilities, regional offices and SEC's Web site referred to above.

                             HEALTHGATE DATA CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2
Consolidated Balance Sheet as of December 31, 1997 and 1998 and as of March 31, 1999 (unaudited)...........        F-3
Consolidated Statement of Operations for the years ended December 31, 1996, 1997 and 1998 and the three
  months ended March 31, 1998 and March 31, 1999 (unaudited)...............................................        F-4
Consolidated Statement of Changes in Common Stock and Other Stockholders' Deficit for the years ended
  December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999 (unaudited)...................        F-5
Consolidated Statement of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the three
  months ended March 31, 1998 and March 31, 1999 (unaudited)...............................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of HealthGate Data Corp.


The common stock split described in Note 1 to the financial statements has not been consummated at May 21, 1999. When it has been consummated, we will be in a position to furnish the following report:



"In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in common stock and other stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of HealthGate Data Corp. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."



PricewaterhouseCoopers LLP
Boston, Massachusetts
April 23, 1999

                             HEALTHGATE DATA CORP.

                           CONSOLIDATED BALANCE SHEET


                                                                                                              PRO FORMA
                                                                      DECEMBER 31,            MARCH 31,       MARCH 31,
                                                              ----------------------------  --------------  --------------
                                                                  1997           1998            1999            1999
                                                              ------------  --------------  --------------  --------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $     29,045  $      960,831  $      101,724  $      101,724
  Accounts receivable, including receivables from related
    parties of $0 and $160,000 at December 31, 1997 and 1998
    and $185,000 at March 31, 1999 (unaudited),
    respectively, and net of allowance for doubtful accounts
    of $3,500 and $20,000 and $26,170 at March 31, 1999
    (unaudited), respectively...............................       291,828         362,189         615,637         615,637
  Unbilled accounts receivable..............................            --          12,386          18,427          18,427
  Prepaid expenses and other current assets.................       101,966         225,482         317,975         317,975
                                                              ------------  --------------  --------------  --------------
    Total current assets....................................       422,839       1,560,888       1,053,763       1,053,763
Fixed assets, net...........................................       324,689         806,793       1,033,816       1,033,816
Other assets................................................        33,015           3,298         131,836         131,836
                                                              ------------  --------------  --------------  --------------
    Total assets............................................  $    780,543  $    2,370,979  $    2,219,415  $    2,219,415
                                                              ------------  --------------  --------------  --------------
                                                              ------------  --------------  --------------  --------------
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  COMMON STOCK AND OTHER STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of capital lease obligation...............  $     85,541  $      213,713  $      266,069  $      266,069
  Accounts payable..........................................       610,495         572,687       1,190,050       1,190,050
  Accrued payroll...........................................        50,107         201,254         285,560         285,560
  Other accrued expenses....................................        81,349         228,880         284,414         284,414
  Deferred revenue..........................................       462,029         344,820         838,166         838,166
                                                              ------------  --------------  --------------  --------------
    Total current liabilities...............................     1,289,521       1,561,354       2,864,259       2,864,259
Long-term portion of capital lease obligation...............        16,927         226,401         244,803         244,803
Note payable to related party...............................            --       2,000,000       2,000,000       2,000,000
Long-term note payable......................................            --       1,429,087       1,453,395       1,453,395
                                                              ------------  --------------  --------------  --------------
    Total liabilities.......................................     1,306,448       5,216,842       6,562,457       6,562,457
                                                              ------------  --------------  --------------  --------------
Redeemable convertible preferred stock (Note 4).............     6,294,602       6,889,431       7,038,138              --
                                                              ------------  --------------  --------------  --------------
Common stock and other stockholders' deficit:
  Common stock, $.01 par value;
    Authorized: 20,000,000 shares
    Issued and outstanding: 5,228,515 and 5,234,334 shares
      at December 31, 1997 and 1998, respectively and
      5,234,425 shares at March 31, 1999 (unaudited) and
      10,610,910 shares at March 31, 1999 pro forma
      (unaudited)...........................................        52,285          52,343          52,344         106,109
Additional paid-in capital..................................       116,354         673,867       2,653,930       9,638,303
Accumulated deficit.........................................    (6,989,146)    (10,461,504)    (12,230,404)    (12,230,404)
Deferred compensation.......................................            --              --      (1,857,050)     (1,857,050)
                                                              ------------  --------------  --------------  --------------
    Total common stock and other stockholders' deficit......    (6,820,507)     (9,735,294)    (11,381,180)     (4,343,042)
                                                              ------------  --------------  --------------  --------------
Commitments and contingencies (Note 9)......................
                                                              ------------  --------------  --------------  --------------
    Total liabilities, redeemable convertible preferred
      stock and common stock and other stockholders'
      deficit...............................................  $    780,543  $    2,370,979  $    2,219,415  $    2,219,415
                                                              ------------  --------------  --------------  --------------
                                                              ------------  --------------  --------------  --------------


   The accompanying notes are an integral part of these financial statements.

                             HEALTHGATE DATA CORP.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                          THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     MARCH 31,
                                        -------------------------------------------  ----------------------------
                                            1996           1997           1998           1998           1999
                                        -------------  -------------  -------------  -------------  -------------

                                                                                             (UNAUDITED)
Revenue, including revenue from
  related parties of $0, $240,400, and
  $1,070,500, in 1996, 1997 and 1998,
  and $250,300 and $218,500 for the
  three months ended March 31, 1998
  and 1999, respectively..............  $     408,244  $   1,284,636  $   2,434,124  $     625,865  $     614,805
                                        -------------  -------------  -------------  -------------  -------------
Cost and expenses:
  Cost of revenue.....................        491,550        911,765      1,181,012        254,662        362,844
  Research and development............        980,373        890,577      1,450,106        230,870        752,460
  Sales and marketing.................      1,080,187      1,496,356      1,414,179        300,659        552,416
  General and administrative..........        567,822        521,323        929,479        157,580        409,232
                                        -------------  -------------  -------------  -------------  -------------
    Total costs and expenses..........      3,119,932      3,820,021      4,974,776        943,771      2,076,952
                                        -------------  -------------  -------------  -------------  -------------
  Loss from operations................     (2,711,688)    (2,535,385)    (2,540,652)      (317,906)    (1,462,147)
                                        -------------  -------------  -------------  -------------  -------------

Interest expense, net.................        (14,497)        (5,773)      (327,100)       (17,420)      (158,046)
Other expense.........................             --             --         (9,777)            --             --
                                        -------------  -------------  -------------  -------------  -------------
    Net loss..........................     (2,726,185)    (2,541,158)    (2,877,529)      (335,326)    (1,620,193)
Preferred stock dividends and
  accretion of preferred stock to
  redemption value....................        263,641        539,644        594,829        148,707        148,707
                                        -------------  -------------  -------------  -------------  -------------
    Net loss attributable to common
      stockholders....................  $  (2,989,826) $  (3,080,802) $  (3,472,358) $    (484,033) $  (1,768,900)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

Basic and diluted net loss per share
  attributable to common
  stockholders........................  $        (.57) $        (.59) $        (.66) $        (.09) $        (.34)

Shares used in computing basic and
  diluted net loss per share
  attributable to common
  stockholders........................      5,228,460      5,228,515      5,233,247      5,228,515      5,234,368

Unaudited pro forma basic and diluted
  net loss per share..................                                $        (.27)                $        (.15)

Shares used in computing unaudited pro
  forma basic and diluted net loss per
  share...............................                                   10,609,732                    10,610,853


   The accompanying notes are an integral part of these financial statements.

                             HEALTHGATE DATA CORP.

             CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCK AND
                          OTHER STOCKHOLDERS' DEFICIT


                                                                                                              TOTAL COMMON
                                              COMMON STOCK        ADDITIONAL                                 STOCK AND OTHER
                                         -----------------------    PAID-IN     ACCUMULATED     DEFERRED      STOCKHOLDERS'
                                           SHARES     PAR VALUE     CAPITAL       DEFICIT     COMPENSATION       DEFICIT
                                         ----------  -----------  -----------  -------------  ------------  -----------------
Balance, December 31, 1995.............   5,228,287   $  52,283   $   116,204  $    (918,518)  $   (6,524)   $      (756,555)
  Compensation relating to grants of
    stock options......................                                                             6,524              6,524
  Exercise of common stock options.....         228           2           150                                            152
  Accrual of cumulative dividends on
    redeemable convertible preferred
    stock and accretion to redemption
    value..............................                                             (263,641)                       (263,641)
  Net loss.............................                                           (2,726,185)                     (2,726,185)
                                         ----------  -----------  -----------  -------------  ------------  -----------------
Balance, December 31, 1996.............   5,228,515      52,285       116,354     (3,908,344)          --         (3,739,705)
  Accrual of cumulative dividends on
    redeemable convertible preferred
    stock and accretion to redemption
    value..............................                                             (539,644)                       (539,644)
  Net loss.............................                                           (2,541,158)                     (2,541,158)
                                         ----------  -----------  -----------  -------------  ------------  -----------------
Balance, December 31, 1997.............   5,228,515      52,285       116,354     (6,989,146)          --         (6,820,507)
  Exercise of common stock options.....       5,819          58         3,513                                          3,571
  Issuance of common stock warrants....                               554,000                                        554,000
  Accrual of cumulative dividends on
    redeemable convertible preferred
    stock and accretion to redemption
    value..............................                                             (594,829)                       (594,829)
  Net loss.............................                                           (2,877,529)                     (2,877,529)
                                         ----------  -----------  -----------  -------------  ------------  -----------------
Balance, December 31, 1998.............   5,234,334      52,343       673,867    (10,461,504)          --         (9,735,294)
  Deferred compensation relating to
    grants of stock options
    (unaudited)........................                             1,980,009                  (1,980,009)                --
  Compensation relating to grants of
    stock options (unaudited)..........                                                           122,959            122,959
  Exercise of common stock options
    (unaudited)........................          91           1            54                                             55
  Accrual of cumulative dividends on
    redeemable convertible preferred
    stock and accretion to redemption
    value (unaudited)..................                                             (148,707)                       (148,707)
  Net loss (unaudited).................                                           (1,620,193)                     (1,620,193)
                                         ----------  -----------  -----------  -------------  ------------  -----------------
Balance, March 31, 1999 (unaudited)....   5,234,425   $  52,344   $ 2,653,930  $ (12,230,404)  $(1,857,050)  $   (11,381,180)
                                         ----------  -----------  -----------  -------------  ------------  -----------------
                                         ----------  -----------  -----------  -------------  ------------  -----------------


   The accompanying notes are an integral part of these financial statements.

                             HEALTHGATE DATA CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                                     THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                   -------------------------------------------  ----------------------------
                                                       1996           1997           1998           1998           1999
                                                   -------------  -------------  -------------  -------------  -------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................  $  (2,726,185) $  (2,541,158) $  (2,877,529) $    (335,326) $  (1,620,193)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................        197,900        356,791        416,897         81,361        129,193
    Loss on disposal of fixed assets.............             --             --          9,777             --
    Compensation expense related to stock
      options....................................          6,524             --             --             --        122,959
    Changes in assets and liabilities:
      Accounts receivable........................        (63,144)      (228,010)       (70,361)       203,257       (253,448)
      Unbilled accounts receivable...............             --             --        (12,386)       (16,622)        (6,041)
      Prepaid expenses and other current
        assets...................................        (24,684)       (47,349)      (123,516)       (76,294)       (92,493)
      Other assets...............................          1,870         (1,357)        29,717          3,964       (128,538)
      Accounts payable...........................        321,066        186,801        (37,808)       119,690        617,363
      Accrued payroll............................        (12,895)        35,091        151,147        (12,591)        84,306
      Other accrued expenses.....................         (1,433)        36,722        147,531         53,304         55,534
      Deferred revenue...........................         16,603        445,426       (117,209)        90,453        493,346
                                                   -------------  -------------  -------------  -------------  -------------
        Net cash provided by (used in) operating
          activities.............................     (2,284,378)    (1,757,043)    (2,483,740)       111,196       (598,012)
                                                   -------------  -------------  -------------  -------------  -------------

Cash flows from investing activities:
  Purchases of fixed assets......................       (152,824)      (124,801)      (277,538)       (74,241)      (197,358)
                                                   -------------  -------------  -------------  -------------  -------------

Cash flows from financing activities:
  Payments of capital lease obligations..........       (165,793)      (237,190)      (239,785)       (38,779)       (63,792)
  Proceeds from issuance of preferred and common
    stock, net of issuance costs.................      3,653,901        992,353          3,571             --             55
  Proceeds from notes payable and warrants (Note
    3)...........................................             --             --      3,929,278      1,929,278             --
                                                   -------------  -------------  -------------  -------------  -------------
        Net cash provided by financing
          activities.............................      3,488,108        755,163      3,693,064      1,890,499        (63,737)
                                                   -------------  -------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents....................................      1,050,906     (1,126,681)       931,786      1,927,454       (859,107)
Cash and cash equivalents, beginning of year.....        104,820      1,155,726         29,045         29,045        960,831
                                                   -------------  -------------  -------------  -------------  -------------
Cash and cash equivalents, end of year...........  $   1,155,726  $      29,045  $     960,831  $   1,956,499  $     101,724
                                                   -------------  -------------  -------------  -------------  -------------
                                                   -------------  -------------  -------------  -------------  -------------



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
During the years ended December 31, 1996, 1997 and 1998, HealthGate paid approximately $24,000, $28,000 and $242,000 and for the three months ended March 31, 1998 and 1999, $17,000 and $99,000, respectively, for interest.



SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
During the years ended December 31, 1996, 1997 and 1998, HealthGate entered into capital leases totaling approximately $87,000, $71,000 and $577,000 and for the three months ended March 31, 1998 and 1999, $49,000 and $135,000, respectively, for certain computer equipment.


   The accompanying notes are an integral part of these financial statements.

                             HEALTHGATE DATA CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    HealthGate Data Corp. ("HealthGate") is an Internet provider of healthcare information designed to help physicians and other healthcare professionals, patients and health-conscious consumers make better-informed healthcare decisions. HealthGate was incorporated in the State of Delaware on February 8, 1994.

    HealthGate is subject to risks and uncertainties common to growing technology-based companies, including rapid technological developments, reliance on continued development and acceptance of the Internet, intense competition and a limited operating history.


    The Company intends to declare a 4.564 for 1 stock split in the form of a stock dividend, subject to shareholder approval. All share and per share amounts presented have been restated to reflect the stock split.


    Significant accounting polices followed in the preparation of the financial statements are as follows:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of HealthGate and its wholly-owned subsidiary, HealthGate Europe Limited. All material intercompany balances and transactions have been eliminated.

TRANSLATION OF FOREIGN CURRENCIES

    The functional currency of HealthGate's foreign subsidiary is the local currency. Adjustments resulting from the translation of the financial statements of HealthGate's subsidiary into U.S. dollars, and foreign currency transaction gains and losses included in the results of operations, have not been significant.

CASH AND CASH EQUIVALENTS

    HealthGate considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. HealthGate invests its excess cash in money market funds backed by U.S. Government securities and U.S. Treasury securities which are subject to minimal credit and market risk. HealthGate's cash equivalents are classified as available for sale and recorded at amortized cost, which approximates fair value.

REVENUE RECOGNITION

    HealthGate derives revenue primarily from user subscriptions and transaction based fees, Web site development and hosting arrangements, content syndication arrangements and the sale of advertising and sponsorships under short-term contracts. Revenue from user subscriptions is recognized ratably over the subscription period, and revenue from usage fees is recognized when the service is provided. Revenue from Web site development and hosting arrangements and content syndication arrangements is recognized ratably over the terms of the underlying agreements, which generally range from one to two years.

    Advertising revenue is derived principally from short-term advertising contracts, in which HealthGate typically guarantees a minimum number of impressions to be delivered to users over a

                             HEALTHGATE DATA CORP.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) specified period of time for a fixed fee. Advertising revenue is recognized in the period in which the advertisement is displayed, at the lesser of the ratio of impressions delivered over total guaranteed impressions or a straight line basis over the term of the contract, provided that no significant HealthGate obligations remain. To the extent that minimum guaranteed impressions are not met, HealthGate defers recognition of the corresponding revenue until the guaranteed impressions are delivered. Sponsorship revenue is recognized ratably over the terms of the applicable agreements, which generally range from one to six months.

    Advertising and sponsorship revenue also includes barter revenue, which represents an exchange by HealthGate of advertising space on HealthGate's Web sites for reciprocal advertising space on other Web sites. Revenue from advertising barter transactions is recognized during the period in which the advertisements are displayed by HealthGate. Barter transactions are recorded at the estimated fair value of the advertisements provided, unless the fair value of the advertisments received is more evident. Barter expenses are recognized when HealthGate's advertisements are run on the reciprocal Web sites, which is typically in the same period as when the advertisements are run on HealthGate's Web sites. Barter expenses are included in sales and marketing expenses. During the years ended December 31, 1996, 1997 and 1998, revenue from barter transactions was $125,000, $607,196 and $435,889, respectively.

    Revenue from a research arrangement was recognized pursuant to the agreement as the related work was performed. During the year ended December 31, 1996, total revenue recognized and costs incurred under this arrangement were $87,171 and $81,442, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of HealthGate's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable, approximate their fair values at December 31, 1997 and 1998.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially expose HealthGate to concentrations of credit risk consist primarily of trade accounts receivable. To minimize risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. At December 31, 1997, one customer accounted for 63% of gross accounts receivable. At December 31, 1998, two customers accounted for 20% and 11% of gross accounts receivable, and a related party accounted for 42% of gross accounts receivable. For the year ended December 31, 1996, two customers accounted for 15% and 11% of total revenue, and revenue from a research arrangement accounted for 21% of total revenue. For the year ended December 31, 1997, one customer accounted for 19% of total revenue, and a related party accounted for 18% of total revenue. For the year ended December 31, 1998, one customer accounted for 18% of total revenue and a related party accounted for 44% of total revenue.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of HealthGate's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer

                             HEALTHGATE DATA CORP.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to HealthGate's financial position or results of operations. Costs eligible for capitalization have been insignificant to date.

FIXED ASSETS

    Fixed assets are recorded at cost and depreciated over their estimated useful lives, generally one to three years, using the straight-line method. Fixed assets held under capital leases which involve a transfer of ownership are amortized over the estimated useful life of the asset. Other fixed assets held under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset. Repairs and maintenance costs are expensed as incurred.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    HealthGate accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of HealthGate's common stock at the date of grant. HealthGate has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes only (Note 5). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related interpretations.

ADVERTISING COSTS

    Advertising costs are charged to operations as incurred. Advertising costs were approximately $410,000, $790,000 and $456,000 in the years ended December 31, 1996, 1997 and 1998, respectively, of which approximately $115,000, $617,000 and $418,000, respectively, related to barter transactions.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


UNAUDITED PRO FORMA BALANCE SHEET



    Upon the closing of HealthGate's anticipated initial public offering, all outstanding shares of redeemable convertible preferred stock (Note 4) will automatically convert into 5,376,485 shares of common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of March 31, 1999.



UNAUDITED INTERIM FINANCIAL DATA



    The interim financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from unaudited financial statements of HealthGate. Management believes

                             HEALTHGATE DATA CORP.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

HealthGate's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in such periods. Results for the three months ended March 31, 1998 and March 31, 1999 have not been audited and are not necessarily indicative of results to be expected for the full fiscal year.


ACTUAL AND UNAUDITED PRO FORMA NET LOSS PER SHARE


    Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and exercise of stock options and warrants are anti-dilutive for all periods presented. Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance.


COMPREHENSIVE INCOME

    HealthGate adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. This statement requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. During the years ended December 31, 1996, 1997 and 1998, HealthGate had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on HealthGate's financial statements.

SEGMENT REPORTING

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected segment information in interim and annual financial statements. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for HealthGate's fiscal year ended December 31, 1998 and had no effect on HealthGate's financial position or results of operations. HealthGate operates in one segment, which is providing healthcare and related information to institutions and individuals through the Internet.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. HealthGate does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

                             HEALTHGATE DATA CORP.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) In February 1998, the Accounting Standards Executive Committee ("AcSEC")
issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for HealthGate beginning in fiscal 1999, and HealthGate does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

    In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for HealthGate beginning in fiscal 1999, and HealthGate does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

2. FIXED ASSETS

    Fixed assets consist of the following:


                                                                DECEMBER 31,           MARCH 31,
                                         USEFUL LIVES    --------------------------  -------------
                                           IN YEARS          1997          1998          1999
                                        ---------------  ------------  ------------  -------------
                                                                                      (UNAUDITED)
Computer equipment and software.......             3     $    295,384  $    473,842  $     542,353
Office equipment and fixtures.........             3           80,592       127,349        256,196
Computer equipment under capital
  lease...............................           1-3          549,228     1,126,659      1,261,209
                                                         ------------  ------------  -------------
                                                              925,204     1,727,850      2,059,758
                                                         ------------  ------------  -------------
Less--Accumulated depreciation and
  amortization........................                       (600,515)     (921,057)    (1,025,942)
                                                         ------------  ------------  -------------
                                                         $    324,689  $    806,793  $   1,033,816
                                                         ------------  ------------  -------------
                                                         ------------  ------------  -------------



    Depreciation and amortization expense on fixed assets was $197,900, $356,791 and $363,088 in 1996, 1997 and 1998, and $81,361 and $104,885 for the three months ended March 31, 1998 and 1999, respectively, of which $132,055, $248,217 and $186,475 and $48,004 and $52,543 for the three months ended March 31, 1998 and 1999, respectively, related to amortization of assets held under capital lease. Accumulated amortization on assets under capital lease was $417,961 and $604,436, at December 31, 1997 and 1998, and $656,979 at March 31, 1999,
respectively.


3. NOTES PAYABLE

    On March 26, 1998, HealthGate issued a $2,000,000 subordinated note payable (the "Note") with detachable warrants, for net cash proceeds of approximately $1,929,000. The Note bears interest at an annual rate of 13.0%, payable monthly. The principal amount is due on March 26, 2003, but may be prepaid without penalty. The Note is secured by substantially all of HealthGate's tangible and intangible assets, and limits HealthGate's ability to issue additional debt.

                             HEALTHGATE DATA CORP.

3. NOTES PAYABLE (CONTINUED)

    In connection with the Note, HealthGate issued warrants to purchase 392,504 shares of its common stock at an exercise price per share of $0.00004. Further, on December 31, 1998, HealthGate issued warrants to purchase an additional 132,128 shares at an exercise price of $0.00004 per share, as HealthGate did not achieve a minimum 1998 revenue target defined in the agreement. Under the terms of the Note agreement, HealthGate will be required to issue warrants to purchase an additional 205,380 shares, 211,998 shares and 218,844 shares at an exercise price of $0.00004 per share if the Note is outstanding on March 26, 2000, 2001 and 2002, respectively. The number of shares and exercise price of the issued and contingently issuable warrants are to be adjusted for certain dilutive and anti-dilutive events. The warrants are exercisable for a period of ten years from March 26, 1998. The terms of the warrant agreement place certain restrictions on the number of options, warrants and other convertible securities which HealthGate may issue. These restrictions will expire upon an initial public offering of HealthGate's common stock. HealthGate ascribed a value of $261,000 to the warrants issued in March 1998 and $293,000 to the warrants issued in December 1998, based on the fair value at the time of issuance. The amount which was ascribed to the warrants was recorded as additional paid-in capital and a discount from the face value of the Note. The discount is being amortized to interest expense over the life of the note using the effective interest method.



    On September 29, 1998, the Company issued a convertible note (the "Convertible Note") in the principal amount of $2,000,000 to an existing preferred stockholder. The Convertible Note bore interest at an annual rate of 12%, and was due on March 31, 1999. In April 1999, the Convertible Note was converted into 797,463 shares of the HealthGate's Series E redeemable convertible preferred stock (Note 4). Since the Convertible Note was converted into preferred stock in April 1999, it has been classified as long-term in HealthGate's balance sheet at December 31, 1998.

                             HEALTHGATE DATA CORP.

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK


    A summary of redeemable convertible preferred stock activity for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999 is as follows:



                                         SERIES A            SERIES B             SERIES C             SERIES D
                                     -----------------  -------------------  -------------------  -------------------    TOTAL
                                              CARRYING            CARRYING             CARRYING             CARRYING    CARRYING
                                     SHARES    VALUE    SHARES     VALUE     SHARES     VALUE     SHARES     VALUE       VALUE
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
Balance, December 31, 1995.........  1,000    $454,310    250    $  390,905     --    $       --     --    $       --  $  845,215
  Issuance of Series B.............                       750     1,200,000                                             1,200,000
  Issuance of Series C, net of
    issuance costs of $22,009......                                          1,000       977,991                          977,991
  Issuance of Series D, net of
    issuance costs of $24,242......                                                               1,000     1,475,758   1,475,758
  Accrual of cumulative dividends
    and accretion to redemption
    value..........................            70,265               136,971               43,501               12,904     263,641
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
Balance, December 31, 1996.........  1,000    524,575   1,000     1,727,876  1,000     1,021,492  1,000     1,488,662   4,762,605
  Issuance of Series D, net of
    issuance costs of $8,147.......                                                                 667       992,353     992,353
  Accrual of cumulative dividends
    and accretion to redemption
    value..........................            70,262               163,637              104,402              201,343     539,644
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
Balance, December 31, 1997.........  1,000    594,837   1,000     1,891,513  1,000     1,125,894  1,667     2,682,358   6,294,602
  Accrual of cumulative dividends
    and accretion to redemption
    value..........................            70,262               163,637              104,402              256,528     594,829
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
Balance, December 31, 1998.........  1,000    665,099   1,000     2,055,150  1,000     1,230,296  1,667     2,938,886   6,889,431
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
  Accrual of cumulative dividends
    and accretion to redemption
    value (unaudited)..............            17,566                40,909               26,100               64,132     148,707
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
  Balance at March 31, 1999
    (unaudited)....................  1,000    $682,665  1,000    $2,096,059  1,000    $1,256,396  1,667    $3,003,018  $7,038,138
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------
                                     ------   --------  ------   ----------  ------   ----------  ------   ----------  ----------


CONVERSION


    Each preferred share is convertible into common stock at the option of the preferred stockholder or automatically upon the closing of an initial public offering of HealthGate's common stock in which proceeds from the public equal or exceed $10,000,000. The number of common shares to which a holder of the preferred stock is entitled upon conversion is based upon the conversion rates defined by HealthGate's Amended and Restated Certificate of Incorporation, (approximately 1,086.59 for 1, 1,822.87 for 1, 632.80 for 1 and 917.45 for 1 for
holders of Series A, B, C and D preferred stock, respectively, at December 31,
1998). At December 31, 1998, the outstanding preferred stock is convertible into a total of 5,376,485 common shares. The conversion rates are to be adjusted for certain dilutive and anti-dilutive events. HealthGate has reserved 1,391,400, 1,822,900, 632,800 and 1,529,400 shares of common stock for the conversion of Series A, B, C and D preferred stock, respectively.

                             HEALTHGATE DATA CORP.

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
LIQUIDATION, DISSOLUTION OR WINDING UP OF HEALTHGATE

    In the event of any liquidation, dissolution or winding up of HealthGate, the holders of Series A, B, C and D preferred stock are entitled to receive, on a pro-rata basis, $500, $1,600, $1,000 and $1,500 per share, respectively, plus all accrued and unpaid dividends.

VOTING, REGISTRATION AND OTHER RIGHTS

    The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each Series A, B, C and D share is convertible at the time of such vote.

DIVIDENDS

    The holders of the Series A, B, C and D preferred stock are entitled to receive cumulative annual dividends in the amount of $50, $160, $100 and $150 per share, respectively, whether or not declared by the Board of Directors. These dividends are payable upon liquidation, dissolution or winding-up of HealthGate, or upon redemption of the respective preferred stock.

REDEMPTION

    On each of the fifth, sixth and seventh anniversaries of the applicable series closing date, HealthGate is required to redeem 33-1/3 percent of the Series A, B, C and D preferred stock at a redemption price equal to $500, $1,600, $1,000 and $1,500 per share, respectively, plus accrued and unpaid dividends through the redemption date.

    Required redemption amounts for each of the five years following December 31, 1998, for the preferred stock, excluding any cumulative and unpaid dividends, are as follows:

                                                                                   REDEMPTION
                                                                                     AMOUNT
                                                                                  ------------
1999............................................................................  $         --
2000............................................................................       700,000
2001............................................................................     1,866,833
2002............................................................................     1,866,834
2003............................................................................     1,166,833
                                                                                  ------------
                                                                                  $  5,600,500
                                                                                  ------------
                                                                                  ------------


SUBSEQUENT ISSUANCE OF PREFERRED STOCK



    In April 1999, HealthGate issued 546,028 shares of newly authorized Series E redeemable convertible preferred stock for gross proceeds of $6,250,000. In connection with the issuance of the Series E preferred stock, HealthGate paid $300,000 of fees to a placement agent, and will issue the placement agent warrants to purchase 24,919 shares of HealthGate common stock at an exercise price of $2.51 per share. The Company has ascribed a value to the warrants of $200,000. The placement fee and warrant value will be reflected as a reduction of the proceeds from the Series E preferred stock

                             HEALTHGATE DATA CORP.

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

issuance. An additional 174,729 shares of Series E preferred stock were issued upon conversion of a convertible note (Note 3). The Series E preferred stock ranks senior in liquidation to other classes of preferred stock, and has certain veto rights. The Series E preferred stock accrues cumulative annual dividends at 7% of its liquidation value (initially $8,250,000). The dividends are compounded annually and, unless paid, are added to the Series E preferred stock liquidation value. The Series E preferred stock is convertible into a number of shares of common stock determined by dividing the liquidation value by a conversion price per share of $2.51. The conversion price is to be adjusted for certain dilutive events.



    Each share of Series E preferred stock is convertible into 4.564 shares of common stock, which represents a discount from the fair value of common stock on the date of the Series E issuance. The value attributable to this conversion right represents an incremental yield, or a beneficial conversion feature, which will be recognized as a return to the preferred stockholders. This amount, equal to the net proceeds from the Series E offering of $7,750,000, which includes conversion of the convertible note, will be recorded as accretion of preferred stock to redemption value in the consolidated statement of operations in the period the Series E preferred stock was issued, and represents a non-cash charge in the determination of net loss attributable to common stockholders.


5. COMMON STOCK AND OTHER STOCKHOLDERS' DEFICIT

COMMON STOCK

    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of HealthGate's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

    A 50-for-1 split of HealthGate's common stock became effective on January 23, 1998. All shares of common stock, options, and warrants and per share amounts included in the accompanying financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.

STOCK OPTION PLANS


    In June 1994, HealthGate adopted the HealthGate Data Corp. 1994 Stock Option Plan (the "1994 Plan") which provides for the granting of both incentive stock options and nonqualified options to employees, directors and consultants. The 1994 Plan, as amended, allows for a maximum of 2,966,600 options to purchase shares of common stock to be issued prior to December 2004. The exercise price of any incentive stock option granted under the 1994 Plan shall not be less than the fair market value of the stock on the date of grant, as determined in good faith by the Board of Directors, or less than 110% of the fair value in the case of optionees holding more than 10% of the total combined voting power of all classes of HealthGate's stock. Options granted under the 1994 Plan are exercisable for a period of not longer than ten years from the date of grant, or five years in the case of optionees holding more than 10% of the combined voting power of all classes of HealthGate's stock.



    HealthGate applies APB 25 and related interpretations in accounting for employee and director options granted under the 1994 Plan. Since inception (February 8, 1994) through December 31, 1998, no compensation expense has been recognized for options granted to employees under this plan. During 1996 and 1997, HealthGate granted options to purchase 34,230 and 11,410 shares of common

                             HEALTHGATE DATA CORP.

5. COMMON STOCK AND OTHER STOCKHOLDERS' DEFICIT (CONTINUED) stock, respectively, to a member of its Board of Directors for consulting services rendered. The options vested during 1997 and 1998 as the consulting services were provided. The compensation expense related to these options was not significant. Had compensation cost attributable to the 1994 Plan and other options been determined based on the fair value of the options at the grant date, consistent with the provisions of FAS 123, HealthGate's net loss and net loss per share would have been increased to the pro forma amounts indicated below:


                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1996        1997        1998
                                                         ----------  ----------  ----------
Net loss
  As reported..........................................  $(2,726,185) $(2,541,158) $(2,877,529)
  Pro forma............................................  (2,749,727) (2,580,033) (2,904,547)
Basic and diluted net loss per share attributable
  to common stockholders
  As reported..........................................  $     (.57) $     (.59) $     (.66)
  Pro forma............................................        (.58)       (.60)       (.67)


    Because the determination of the fair value of all options granted after HealthGate becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1998, and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

    Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1996, 1997 and 1998:

                                                                                  1996       1997       1998
                                                                                ---------  ---------  ---------
Expected option term (years)..................................................          4          4          4
Risk-free interest rate.......................................................      5.70%      6.16%      5.29%
Expected volatility...........................................................       0.0%       0.0%       0.0%
Dividend yield................................................................       0.0%       0.0%       0.0%

                             HEALTHGATE DATA CORP.

5. COMMON STOCK AND OTHER STOCKHOLDERS' DEFICIT (CONTINUED)
    A summary of the status of HealthGate's options as of December 31, 1996, 1997 and 1998 and changes during the years then ended are presented below:


                                                           YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------
                                           1996                     1997                      1998
                                  ----------------------  ------------------------  ------------------------
                                              WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                               AVERAGE                  AVERAGE                   AVERAGE
                                              EXERCISE                 EXERCISE                  EXERCISE
                                   SHARES       PRICE      SHARES        PRICE       SHARES        PRICE
                                  ---------  -----------  ---------  -------------  ---------  -------------
Outstanding at beginning of
  year..........................    682,774   $     .20   1,060,445    $     .50    1,508,173    $     .39
Granted.........................    604,730        1.01     703,997          .41      951,594         1.27
Exercised.......................       (228)        .61          --           --       (5,819)         .61
Canceled........................   (226,831)        .94    (256,269)         .89     (481,388)         .27
                                  ---------  -----------  ---------        -----    ---------        -----
Outstanding at end of year......  1,060,445   $     .50   1,508,173    $     .39    1,972,560    $     .84
                                  ---------  -----------  ---------        -----    ---------        -----
                                  ---------  -----------  ---------        -----    ---------        -----
Options available for grant at
  end of year...................    562,285                 312,862                   100,979
                                  ---------               ---------                 ---------
                                  ---------               ---------                 ---------
Weighted-average fair value of
  options granted during the
  year..........................  $     .20               $     .09                 $     .04
                                  ---------               ---------                 ---------
                                  ---------               ---------                 ---------


    The following table summarizes information about stock options outstanding at December 31, 1998:


                                                           OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                                 ----------------------------------------  -------------------------------
                                                  WEIGHTED-AVERAGE
             RANGE OF                 NUMBER          REMAINING        WEIGHTED-AVERAGE      NUMBER     WEIGHTED-AVERAGE
          EXERCISE PRICE            OUTSTANDING   CONTRACTUAL LIFE      EXERCISE PRICE     EXERCISABLE   EXERCISE PRICE
----------------------------------  -----------  -------------------  -------------------  ----------  -------------------
under $.22........................     258,322             3.58            $     .02          255,470       $     .02
$.22--$.44........................     602,448             4.01                  .41          372,760             .41
$.44--$.66........................     306,244             4.10                  .65          107,966             .63
$.66--$.88........................          --               --                   --               --              --
$.88--$1.10.......................     189,406             3.99                 1.01          179,119            1.01
$1.63.............................     616,140             4.06                 1.63          188,265            1.63
                                    -----------                                            ----------
                                     1,972,560                                              1,103,580
                                    -----------                                            ----------
                                    -----------                                            ----------



DEFERRED COMPENSATION



    During the three months ended March 31, 1999, HealthGate granted stock options to purchase 237,328 shares of its common stock with an exercise price of $.77 per share. HealthGate recorded compensation expense and deferred compensation relating to these options totaling approximately $123,000 and $1,980,000, respectively, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation related to options which vest over three years was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

                             HEALTHGATE DATA CORP.

6. INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
Deferred tax assets:
  Net operating loss carryforwards....................................................  $  2,303,707  $  3,506,205
  Other...............................................................................       247,946       259,980
                                                                                        ------------  ------------
Deferred tax assets...................................................................     2,551,653     3,766,185
                                                                                        ------------  ------------

Deferred tax asset valuation allowance................................................    (2,551,653)   (3,766,185)
                                                                                        ------------  ------------
                                                                                        $         --  $         --
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Realization of total deferred tax assets is dependent upon the generation of future taxable income. HealthGate has provided a valuation allowance for the full amount of its deferred tax assets, since realization of these future benefits is not sufficiently assured.

    Income taxes computed using the federal statutory income tax rate differs from HealthGate's effective tax primarily due to the following:

                                                                                        DECEMBER 31,
                                                                           ---------------------------------------
                                                                              1996         1997          1998
                                                                           -----------  -----------  -------------
Income tax benefit at U.S. federal statutory tax rate....................  $  (954,165) $  (889,405) $  (1,007,135)
State taxes, net of federal tax impact...................................     (166,591)    (152,211)      (170,165)
Other....................................................................       (5,688)     (32,083)       (37,232)
Change in valuation allowance............................................    1,126,444    1,073,699      1,214,532
                                                                           -----------  -----------  -------------
  Provision for income taxes.............................................  $        --  $        --  $          --
                                                                           -----------  -----------  -------------
                                                                           -----------  -----------  -------------


    At December 31, 1998, HealthGate has net operating loss carryforwards and research and development tax credit carryforwards of approximately $8,492,000 and $82,000, respectively, available for federal and foreign purposes to reduce future taxable income and future tax liabilities, respectively. If not utilized, these carryforwards will expire at various dates ranging from 2010 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in HealthGate's ownership may have limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be used annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon HealthGate's value prior to an ownership change.


7. 401(K) PLAN

    During 1996, HealthGate established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by HealthGate during the years ended December 31, 1996, 1997 or 1998.

                             HEALTHGATE DATA CORP.

8. RELATED PARTY TRANSACTIONS

    Through December 1998, a stockholder of HealthGate was a partial owner of the building in which HealthGate leases office space. HealthGate incurred rental costs of approximately $58,000, $84,000 and $89,000 under this lease agreement during the years ended December 31, 1996, 1997 and 1998, respectively.

    In connection with the Series B preferred stock purchase agreement, HealthGate was required to use the services of the sole Series B investor for certain consulting work. During 1996, HealthGate incurred consulting costs with this investor totaling approximately $203,000. HealthGate also leases certain computer equipment from this investor under a noncancelable capital lease arrangement. Payments under this lease during the years ended December 31, 1996, 1997 and 1998 totaled approximately $90,900, $1,500 and $7,500, respectively.

    In May 1998, HealthGate purchased certain fixed assets from an employee for total consideration of $70,000.

9. COMMITMENTS

    HealthGate leases all facilities under operating lease agreements and certain equipment under noncancelable capital lease agreements. Total rent expense under noncancelable operating leases was approximately $58,800, $84,100 and $89,900 for the years ended December 31, 1996, 1997 and 1998, respectively. The future minimum lease commitments under all noncancelable leases at December 31, 1998 are as follows:


                                                                        OPERATING    CAPITAL
                                                                          LEASES      LEASES
                                                                        ----------  ----------
1999..................................................................  $  390,112  $  257,106
2000..................................................................     265,083     214,298
2001..................................................................          --      29,880
                                                                        ----------  ----------
Total future payments.................................................  $  655,195     501,284
                                                                        ----------
                                                                        ----------
Less--amount representing interest....................................                 (61,170)
                                                                                    ----------
Present value of minimum lease payments...............................              $  440,114
                                                                                    ----------
                                                                                    ----------


    HealthGate has entered into agreements to license content for its services from various unrelated third parties. Future minimum license payments under these agreements as of December 31, 1998 totaled approximately $445,617.

                             HEALTHGATE DATA CORP.

10. GEOGRAPHIC AND SEGMENT INFORMATION

    HealthGate operates in one segment, which is providing healthcare and related information to institutions and individuals through the Internet. HealthGate's revenue from external customers was derived from the following:

                                                           1996         1997          1998
                                                        ----------  ------------  ------------
United States.........................................  $  408,244  $  1,259,886  $  1,665,717
Europe................................................          --        24,750       768,406
                                                        ----------  ------------  ------------
Total.................................................  $  408,244  $  1,284,636  $  2,434,123
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

    Substantially all of HealthGate's long-lived assets were located in the United States for all periods presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,600,000 Shares


                                     [LOGO]

                                  Common Stock

                            ------------------------

                                   PROSPECTUS
                               ------------------


                                    SG COWEN
                         BANC OF AMERICA SECURITIES LLC
                          VOLPE BROWN WHELAN & COMPANY


                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by HealthGate in connection with the sale of the common stock being registered hereby. All the amounts shown are estimates, except the SEC registration fee and the NASD filing fee.


SEC registration fee....................................................  $17,648.00
NASD filing fee.........................................................   5,675.00
Nasdaq listing fee......................................................      *
Blue Sky fee and expenses...............................................      *
Printing and engraving expenses.........................................      *
Legal fees and expenses.................................................      *
Auditors' accounting fees and expenses..................................      *
Transfer Agent and Registrar fees.......................................      *
Miscellaneous expenses..................................................      *
                                                                          ---------
    Total...............................................................  $   *


------------------------

*   To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article IX of HealthGate's Restated Charter provides as follows:

    To the maximum extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

    Section 10 of HealthGate's Restated Bylaws provides as follows:

    Section 10. INDEMNIFICATION

    10.1 Officers, Directors and Others. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 10.2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors. The right to indemnification conferred in this Section 10 shall be a contract right and, subject to Sections 10.2 and 10.5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    10.2 Procedure; Timing. Any indemnification of a director or officer of the corporation under Section 10.1 or advance of expenses under Section 10.5 shall be made promptly, and in any event within thirty days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Section 10 is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Section 10 shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    10.3 Rights Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    10.4 Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Section 10.

    10.5 Expenses. Expenses incurred by any person described in Section 10.1 in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board deems appropriate.

    10.6 Other Persons. Persons who are not covered by the foregoing provisions of this Section 10 and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board.

    10.7 Contract Right. The provisions of this Section 10 shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Section 10 and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Section 10 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

    10.8 Use of "corporation". For purposes of this Section 10, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, member, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this
Section 10 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                        OTHER INDEMNIFICATION PROVISIONS

    Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonably cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 6(b) of the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1.1 hereto.

    The Registrant intends to obtain insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

    The Registrant has entered into indemnification agreements with each of its directors and officers, pursuant to which the Registrant has agreed to indemnify such directors to the fullest extent permitted by law for amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this Registration Statement, we have sold the following securities in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or Rule 701 promulgated under Section 3(b) thereof:

    On June 14, 1996, we issued and sold 250 shares of our Series B Convertible Preferred Stock to Nichols Research Corporation for an aggregate consideration of $400,000 in cash.

    Between August 21, 1996 and September 3, 1996, we issued and sold an aggregate of 1,000 shares of our Series C Convertible Preferred Stock to 5 existing stockholders and 17 new investors for an aggregate consideration of $1,000,000 in cash.

    On October 4, 1996, we issued and sold 50 shares of our common stock for an aggregate consideration of $140 in cash to a former employee who exercised an outstanding stock option.

    On December 20, 1996, we issued and sold 1,000 shares of our Series D Convertible Preferred Stock to Blackwell Science, Ltd. for an aggregate consideration of $1,500,000 in cash.

    On April 29, 1997, we issued and sold 333 shares of our Series D Convertible Preferred Stock to Blackwell Science, Ltd. for an aggregate consideration of $499,500 in cash.

    On September 19, 1997, we issued and sold 334 shares of our Series D Convertible Preferred Stock to Blackwell Wissenschafts-Verlag GmbH for an aggregate consideration of $501,000 in cash.

    On March 26, 1998, we issued a warrant to purchase 114,950 shares of our common stock to Petra Capital, LLC as additional consideration for Petra's $2,000,000 loan to us.

    On July 14, 1998, we issued and sold 50 shares of our common stock for an aggregate consideration of $140 in cash to a former employee who exercised an outstanding stock option.

    On October 20, 1998, we issued and sold 1,225 shares of our common stock for an aggregate consideration of $3,430 in cash to a former employee who exercised an outstanding stock option.

    On February 3, 1999, we issued and sold 20 shares of our common stock for an aggregate consideration of $56.80 in cash to a former employee who exercised an outstanding stock option.

    On April 7, 1999, we issued and sold 87,364 shares of our Series E Convertible Preferred Stock to GE Capital Equity Investments, Inc. for an aggregate consideration of $999,994.55 in cash and 174,729 shares of our Series E Convertible Preferred Stock to Blackwell Science, Ltd. for an aggregate consideration of $2,000,000, paid by means of Blackwell's conversion of the principal amount due under a convertible promissory note issued by us to Blackwell on September 29, 1998 in the principal amount of $2,000,000. In connection with our sale of our Series E Convertible Preferred Stock to GE Capital Equity Investments, we paid Dain Rauscher Wessels a placement agent commission of $40,000 in cash.


    On April 21, 1999, we issued and sold 458,664 shares of our Series E Convertible Preferred Stock to GE Capital Equity Investments for an aggregate consideration of $5,250,005.74 in cash. In connection with this sale, we paid Dain Rauscher Wessels a placement agent commission of $210,000 in cash. In addition, in connection with this sale and the April 7, 1999 sale of Series E Convertible Preferred Stock to GE Capital Equity Investments, we issued Dain Rauscher Wessels a warrant to purchase 5,460 shares of our common stock for $11.45 per share and reimbursed them $50,000 in cash for their out of pocket expenses.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   1.1**   Form of Underwriting Agreement.
   3.1*    Amended and Restated Certificate of Incorporation of the Registrant, dated March 14, 1995, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May
           23, 1995, as further amended by a Certificate of Amendment of Amended and Restated Certificate of
           Incorporation, dated October 17, 1995, as further amended by a Certificate of Amendment of Amended and
           Restated Certificate of Incorporation, dated August 19, 1996, as further amended by a Certificate of
           Amendment of Amended and Restated Certificate of Incorporation, dated December 19, 1996, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June
           20, 1997, as further amended by a Certificate of Amendment of Amended and Restated Certificate of
           Incorporation, dated March 26, 1998, as further amended by a Certificate of Amendment of Amended and
           Restated Certificate of Incorporation, dated May 22, 1998, as further amended by a Certificate of
           Amendment of Amended and Restated Certificate of Incorporation, dated April 2, 1999.
   3.2**   Certificate of Amendment of Amended and Restated Certificate of Incorporation, in the form to be filed prior to the offering.
   3.3**   Amended and Restated Certificate of Incorporation of the Registrant, in the form to be filed immediately prior to the offering.
   3.4*    Amended and Restated Bylaws of the Registrant.
   3.5**   Second Amended and Restated Bylaws of the Registrant, in the form to be effective upon the consummation of the offering.
   4.1**   Specimen Common Stock certificate.
   4.2*    Registration Agreement dated March 16, 1995 by and between the Registrant, David Friend and William
           Nelson.
   4.3*    Registration Agreement dated October 18, 1995 by and between the Registrant and Nichols Research
           Corporation.
   4.4*    Registration Agreement dated August 21, 1996 by and between the Registrant and certain investor signatories thereto.
   4.5*    Registration Agreement dated December 20, 1996 by and between the Registrant and Blackwell Science,
           Ltd.
   4.6*    Registration Agreement dated March 26, 1998 by and between the Registrant and Petra Capital, LLC.
   4.7*    Registration Agreement dated April 7, 1999 by and between the Registrant, GE Capital Equity
           Investments, Inc., Blackwell Science, Ltd. and Blackwell Wissenschafts-Verlag GmbH.
   4.8*    Amendment to Purchase Agreements and Registrations Agreements dated as of March 23, 1998 by and among the Registrant and certain stockholder signatories thereto.
   4.9*    Amended and Restated Stockholders Agreement dated April 7, 1999 by and among the Registrant and certain stockholder signatories thereto.
   5.1**   Opinion of Rich, May, Bilodeau & Flaherty, P.C., as to the legality of the shares being registered.
  10.1*    Electronic Journal Software Development, Hosting and Management Agreement dated as of March 20, 1998 by and between Blackwell Science Limited, Munksgaard International Publishers Ltd. and the Registrant
           (excluding Schedules).

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.2*    activePress Journal Hosting and Delivery Agreement dated April 20, 1999 by and between Massachusetts
           Medical Society and the Registrant.
  10.3*    Content License Agreement dated as of October 1, 1998 by and between Clinical Reference Systems, a division of Access Health, Inc. and the Registrant (excluding Exhibit B).
  10.4*    Electronic Media License Agreement dated as of June 16, 1998 by and between Western Adventist Health
           Services, d/b/a Cinahl Information Systems, and the Registrant.
  10.5*    Agreement dated as of January 1997 by and between Physicians World Communications Group and the
           Registrant.
  10.6*    Agreement dated as of June 18, 1998 by and between Data General Corporation and the Registrant
           (excluding Schedules).
  10.7*    Sub-Lease Agreement dated March 1, 1999 by and between Synopsys, Inc. and the Registrant (excluding
           Exhibits).
  10.8*    Internet Data Center Services Agreement dated as of December 30, 1998 by and between Exodus
           Communications, Inc. and the Registrant.
  10.9*    1994 Stock Option Plan of the Registrant, as amended.
  10.10*   Form of Incentive Stock Option Agreement granted under 1994 Stock Option Plan of the Registrant.
  10.11*   Form of Non-Employee Director Option Agreement granted under 1994 Stock Option Plan of the Registrant.
  10.12*   Stock Option Agreement dated as of December 9, 1996 by and between the Registrant and Edson D. de
           Castro.
  10.13*   Stock Option Agreement dated as of November 12, 1997 by and between the Registrant and Edson D. de
           Castro.
  10.14*   Employment Agreement dated as of October 1, 1995 by and between the Registrant and William S. Reece.
  10.15*   Loan and Security Agreement dated as of March 26, 1998 by and between the Registrant and Petra Capital,
           LLC.
  10.16*   First Amendment to Loan and Security Agreement and Stock Purchase Warrant dated as of April 7, 1999 by and between the Registrant and Petra Capital, LLC.
  10.17*   $2,000,000 Secured Promissory Note of the Registrant dated March 26, 1998 and payable to the order of
           Petra Capital, LLC.
  10.18*   Stock Purchase Warrant dated as of March 26, 1998 issued by the Registrant in favor of Petra Capital,
           LLC.
  10.19*   Stock Purchase Agreement dated as of April 5, 1999 by and between the Registrant, GE Capital Equity
           Investments, Inc. and Blackwell Science, Ltd., without exhibits or schedules.
  10.20    Stock Purchase Warrant dated as of April 21, 1999 issued by the Registrant in favor of Dain Rauscher
           Wessels.
  10.21*   Standard Distribution Agreement dated as of July 28, 1998 by and between the Registrant and
           Inteli-Health, Inc.
  10.22*   Standard Distribution Agreement dated July 15, 1998 by and between the Registrant and AHN Partners,
           L.P. d/b/a America's Health Network.
  10.23*   Hyperlink Agreement dated May 29, 1996 by and between the Registrant and the American Medical
           Association.
  10.24*   Standard Distribution Agreement dated June 3, 1998 by and between the Registrant and Greenberg News
           Networks, Inc.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.25*   Web Site Hosting Agreement dated October 30, 1998 by and between the Registrant and Endeavor
           Technologies, Inc.
  10.26*   Continuing Medical Education Programs License Agreement dated as of April 1, 1996 between the
           Registrant and the Trustees of Boston University.
  21.1*    List of Subsidiaries
  23.1     Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.2**   Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in Exhibit 5.1)
  24.1*    Power of Attorney contained on signature page of Registration Statement on Form S-1 filed on April 23,
           1999.
  27.1     Financial Data Schedule.
  99.1     Schedule II--Valuation and Qualifying Accounts.


------------------------


* Previously filed with the Registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 23, 1999.



**  To be filed by amendment


(B) FINANCIAL STATEMENT SCHEDULES

    Schedule II--Valuation and Qualifying Accounts (See Exhibit 99.1)

    All other schedules have been intentionally omitted because they are either not required or the information has been included in the Notes to the Consolidated Financial Statements included as part of this Registration Statement.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Massachusetts, on this 21(st) day of May, 1999.


                                HEALTHGATE DATA CORP.

                                By:  /s/ WILLIAM S. REECE
                                     -----------------------------------------
                                     William S. Reece
                                     CHAIRMAN OF THE BOARD OF DIRECTORS
                                     AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
     /s/ WILLIAM S. REECE         Directors, Chief
------------------------------    Executive Officer and         May 21, 1999
       William S. Reece           President (Principal
                                  executive officer)

                                Chief Financial Officer and
      /s/ MARY B. MILLER          Treasurer (Principal
------------------------------    financial and accounting      May 21, 1999
        Mary B. Miller            officer)

    * /s/ TINA M. H. BLAIR      Director
------------------------------                                  May 21, 1999
    Tina M. H. Blair, M.D.

     * /s/ JONATHAN J. G.       Director
           CONIBEAR
------------------------------                                   May 21,1999
   Jonathan J. G. Conibear

   * /s/ EDSON D. DE CASTRO     Director
------------------------------                                  May 21, 1999
      Edson D. de Castro

      * /s/ DAVID FRIEND        Director
------------------------------                                  May 21, 1999
         David Friend

    * /s/ CHRIS H. HORGEN       Director
------------------------------                                  May 21, 1999
       Chris H. Horgen




                  /s/ WILLIAM S. REECE
        ----------------------------------------
                    William S. Reece
  *By               ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER    DESCRIPTION
   1.1**   Form of Underwriting Agreement.
   3.1*    Amended and Restated Certificate of Incorporation of the Registrant, dated March 14, 1995, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May
           23, 1995, as further amended by a Certificate of Amendment of Amended and Restated Certificate of
           Incorporation, dated October 17, 1995, as further amended by a Certificate of Amendment of Amended and
           Restated Certificate of Incorporation, dated August 19, 1996, as further amended by a Certificate of
           Amendment of Amended and Restated Certificate of Incorporation, dated December 19, 1996, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June
           20, 1997, as further amended by a Certificate of Amendment of Amended and Restated Certificate of
           Incorporation, dated March 26, 1998, as further amended by a Certificate of Amendment of Amended and
           Restated Certificate of Incorporation, dated May 22, 1998, as further amended by a Certificate of
           Amendment of Amended and Restated Certificate of Incorporation, dated April 2, 1999.
   3.2**   Certificate of Amendment of Amended and Restated Certificate of Incorporation, in the form to be filed prior to the offering.
   3.3**   Amended and Restated Certificate of Incorporation of the Registrant, in the form to be filed immediately prior to the offering.
   3.4*    Amended and Restated Bylaws of the Registrant.
   3.5**   Second Amended and Restated Bylaws of the Registrant, in the form to be effective upon the consummation of the offering.
   4.1**   Specimen Common Stock certificate.
   4.2*    Registration Agreement dated March 16, 1995 by and between the Registrant, David Friend and William
           Nelson.
   4.3*    Registration Agreement dated October 18, 1995 by and between the Registrant and Nichols Research
           Corporation.
   4.4*    Registration Agreement dated August 21, 1996 by and between the Registrant and certain investor signatories thereto.
   4.5*    Registration Agreement dated December 20, 1996 by and between the Registrant and Blackwell Science,
           Ltd.
   4.6*    Registration Agreement dated March 26, 1998 by and between the Registrant and Petra Capital, LLC.
   4.7*    Registration Agreement dated April 7, 1999 by and between the Registrant, GE Capital Equity
           Investments, Inc., Blackwell Science, Ltd. and Blackwell Wissenschafts-Verlag GmbH.
   4.8*    Amendment to Purchase Agreements and Registrations Agreements dated as of March 23, 1998 by and among the Registrant and certain stockholder signatories thereto.
   4.9*    Amended and Restated Stockholders Agreement dated April 7, 1999 by and among the Registrant and certain stockholder signatories thereto.
   5.1**   Opinion of Rich, May, Bilodeau & Flaherty, P.C., as to the legality of the shares being registered.
  10.1*    Electronic Journal Software Development, Hosting and Management Agreement dated as of March 20, 1998 by and between Blackwell Science Limited, Munksgaard International Publishers Ltd. and the Registrant
           (excluding Schedules).
  10.2*    activePress Journal Hosting and Delivery Agreement dated April 20, 1999 by and between Massachusetts
           Medical Society and the Registrant.
  10.3*    Content License Agreement dated as of October 1, 1998 by and between Clinical Reference Systems, a division of Access Health, Inc. and the Registrant (excluding Exhibit B).

  10.4*    Electronic Media License Agreement dated as of June 16, 1998 by and between Western Adventist Health
           Services, d/b/a Cinahl Information Systems, and the Registrant.
  10.5*    Agreement dated as of January 1997 by and between Physicians World Communications Group and the
           Registrant.
  10.6*    Agreement dated as of June 18, 1998 by and between Data General Corporation and the Registrant
           (excluding Schedules).
  10.7*    Sub-Lease Agreement dated March 1, 1999 by and between Synopsys, Inc. and the Registrant (excluding
           Exhibits).
  10.8*    Internet Data Center Services Agreement dated as of December 30, 1998 by and between Exodus
           Communications, Inc. and the Registrant.
  10.9*    1994 Stock Option Plan of the Registrant, as amended.
  10.10*   Form of Incentive Stock Option Agreement granted under 1994 Stock Option Plan of the Registrant.
  10.11*   Form of Non-Employee Director Option Agreement granted under 1994 Stock Option Plan of the Registrant.
  10.12*   Stock Option Agreement dated as of December 9, 1996 by and between the Registrant and Edson D. de
           Castro.
  10.13*   Stock Option Agreement dated as of November 12, 1997 by and between the Registrant and Edson D. de
           Castro.
  10.14*   Employment Agreement dated as of October 1, 1995 by and between the Registrant and William S. Reece.
  10.15*   Loan and Security Agreement dated as of March 26, 1998 by and between the Registrant and Petra Capital,
           LLC.
  10.16*   First Amendment to Loan and Security Agreement and Stock Purchase Warrant dated as of April 7, 1999 by and between the Registrant and Petra Capital, LLC.
  10.17*   $2,000,000 Secured Promissory Note of the Registrant dated March 26, 1998 and payable to the order of
           Petra Capital, LLC.
  10.18*   Stock Purchase Warrant dated as of March 26, 1998 issued by the Registrant in favor of Petra Capital,
           LLC.
  10.19*   Stock Purchase Agreement dated as of April 5, 1999 by and between the Registrant, GE Capital Equity
           Investments, Inc. and Blackwell Science, Ltd., without exhibits or schedules.
  10.20    Stock Purchase Warrant dated as of April 21, 1999 issued by the Registrant in favor of Dain Rauscher
           Wessels.
  10.21*   Standard Distribution Agreement dated as of July 28, 1998 by and between the Registrant and
           Inteli-Health, Inc.
  10.22*   Standard Distribution Agreement dated July 15, 1998 by and between the Registrant and AHN Partners,
           L.P. d/b/a America's Health Network.
  10.23*   Hyperlink Agreement dated May 29, 1996 by and between the Registrant and the American Medical
           Association.
  10.24*   Standard Distribution Agreement dated June 3, 1998 by and between the Registrant and Greenberg News
           Networks, Inc.
  10.25*   Web Site Hosting Agreement dated October 30, 1998 by and between the Registrant and Endeavor
           Technologies, Inc.
  10.26*   Continuing Medical Education Programs License Agreement dated as of April 1, 1996 between the
           Registrant and the Trustees of Boston University.
  21.1*    List of Subsidiaries
  23.1     Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.2**   Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in Exhibit 5.1)
  24.1*    Power of Attorney (contained on signature page of the Registration Statement on Form S-1 filed on April
           23, 1999.).

  27.1     Financial Data Schedule.
  99.1     Schedule II--Valuation and Qualifying Accounts.


------------------------


* Previously filed with Registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 23, 1999.



**  To be filed by amendment

                                                                    EXHIBIT 99.1

                             HEALTHGATE DATA CORP.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                     AND THREE MONTHS ENDED MARCH 31, 1999

                                                          BALANCE AT   CHARGES TO
                                                           BEGINNING    COSTS AND                 BALANCE AT
DESCRIPTION                                                OF PERIOD    EXPENSES    DEDUCTIONS   END OF PERIOD
--------------------------------------------------------  -----------  -----------  -----------  -------------
Allowance for doubtful accounts
  December 31, 1996.....................................          --           --           --            --
  December 31, 1997.....................................          --    $   3,500           --     $   3,500
  December 31, 1998.....................................   $   3,500    $  20,000    $  (3,500)(1)   $  20,000
  March 31, 1999........................................   $  20,000    $   6,170           --     $  26,170

------------------------

(1) Writeoff of uncollectable accounts and other reductions, net of recoveries.

                                     SCH-1